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2026 PROXY STATEMENT

HECLA MINING COMPANY ANNUAL MEETING OF SHAREHOLDERS, THURSDAY, MAY 21, 2026

Hecla®
MINING COMPANY

 A Message from Your President and CEO

“Our core values of commitment, collaboration, communication, courage, and character serve as a foundation of how we work together to succeed. This defining behavior is reflected in our culture of being RESPONSIVE. SAFE. INNOVATIVE.”

ROB KRCMAROV

President, CEO and Director

April 10, 2026

To My Fellow Hecla Shareholders:

I am pleased to invite you to attend the 2026 Annual Meeting of Shareholders (together with any adjournments or postponements thereof, the “Annual Meeting”) of Hecla Mining Company (“Hecla,” “we,” “our,” “Company”) on May 21, 2026 at 10:00 a.m. (Pacific Time). The Annual Meeting will again be held in a virtual-only format, which we believe provides the broadest and most convenient access for all shareholders. You can participate via live webcast at www.virtualshareholdermeeting.com/HL2026, where you will be able to listen, vote, and submit questions from any location with internet access.

I have now been the Chief Executive Officer of Hecla for a year and a half, and I want to begin by saying something I feel strongly about: the results we are reporting this year belong first and foremost to the roughly 1,377 men and women who work at Greens Creek, Lucky Friday, Keno Hill, and across our corporate offices. Mining is not a business that rewards shortcuts, and the records we set in 2025—in production, revenue, and financial strength—reflect thousands of individual decisions made well, in difficult conditions, by people who take genuine pride in their work. I am grateful to be leading this team. With that context, let me describe what 2025 meant for Hecla. Last year was a turning point for Hecla. Our most important task in 2025 was recommitting to financial discipline, and I am proud to report that we delivered record revenue, operating cash flow, and earnings. These results, along with other disciplined actions, allowed us to reduce our debt by approximately 50%—fundamentally strengthening our balance sheet and positioning Hecla for the next phase of growth. As of the date of this letter, we have repaid our senior notes and no amounts are withdrawn on our revolving credit facility.

I also want to acknowledge our safety performance. Our Total Recordable Injury Frequency Rate (“TRIFR”) improved 13% year-over-year to 1.69, but we are never satisfied—safety is not a metric to us, it is a value. And we will keep pushing until every person goes home safe, the same way they arrived. I am committed to that, and so is our team.

2026 Proxy Statement | 1

SHAREHOLDER LETTER

Hecla has a remarkable legacy of operational excellence,

innovation, and a strong commitment to responsible mining

and sustainable practices.

What really excites me is the renewed emphasis on exploration. We aim to nearly double our exploration and pre-development spending to $55 million in 2026, with efforts centered on Greens Creek, Keno Hill, Lucky Friday, and Nevada (Midas, Hollister, and Aurora). In particular, Midas has identified compelling high-grade discovery targets with significant upside. With the existing infrastructure and permits there—and the additional resources we are deploying in 2026—we are positioned to move closer to near-term production growth.

The Hecla transformation is not just a financial story. It is a story about a team that chose to do things the right way; reducing debt instead of spending freely when metals prices rose, investing in exploration with discipline rather than speculation, and building a culture where safety, innovation, and accountability are genuinely lived rather than simply stated. I am proud of what we have built together in a short period of time, and I am confident the best is ahead of us.

Thank you for your continued confidence in Hecla.

ROB KRCMAROV

President, CEO and Director

231 Million Ounces SILVER RESERVES

17 Million Ounces OF SILVER PRODUCED

151 Thousand Ounces OF GOLD PRODUCED

GENERATED RECORD ADJUSTED EBITDA(1) OF $670 Million NEARLY DOUBLE COMPARED TO 2024

CASH FLOW FROM OPERATING ACTIVITIES OF $563 million

GROSS PROFIT OF $622 Million THREE-FOLD INCREASE COMPARED TO 2024

$1.4 Billion Record Revenue 53% INCREASE COMPARED TO 2024

NET INCOME APPLICABLE TO COMMON SHAREHOLDERS $321 Million OR $0.49 PER SHARE

ADDED TO THE S&P MIDCAP 400 INDEX

(1)	Adjusted EBITDA is a non-GAAP measurement. See Appendix B for a reconciliation to GAAP.

2 | Hecla Mining Company

2026 Proxy Statement | 1

2 | Hecla Mining Company

 Notice of 2026 Annual Meeting

 of Shareholders

To the Shareholders of Hecla Mining Company:

NOTICE IS HEREBY GIVEN that this year’s Annual Meeting of Shareholders (together with any adjournment or postponement thereof, the “Annual Meeting”) of Hecla Mining Company (“we,” “our,” “us,” “Hecla,” or the “Company”) will be held virtually at www.virtualshareholdermeeting.com/HL2026 on Thursday, May 21, 2026, beginning at 10:00 a.m. (PDT) for the following purposes:

Proposal 1 –	Elect two Class I Directors

Proposal 2 –	Ratify the appointment of BDO USA, P.C. as our independent registered public accounting firm for 2026

Proposal 3 –	Approve, on an advisory basis, named executive officer compensation for 2025

Proposal 4 –	Approve an amendment to the Amended and Restated Hecla Mining Company Stock Plan for Nonemployee Directors

Shareholders will also transact with such other business as may be brought properly before the Annual Meeting.

Given Hecla’s desire to maximize the accessibility of the Annual Meeting for its shareholders, Hecla will be conducting the Annual Meeting virtually. A virtual Annual Meeting offers all shareholders the equal ability to attend and participate in the Annual Meeting, regardless of geographic location. At the virtual Annual Meeting, registered shareholders, non-registered (or beneficial) shareholders and their duly appointed proxyholders will be able to participate, ask questions and vote in “real time” through an online portal. Non-registered (or beneficial) shareholders must carefully follow the procedures set out in the Proxy Statement that accompanies this Notice of 2026 Annual Meeting of Shareholders (this “Notice”) if they wish to have the registered shareholder of the shares they own beneficially appoint them as a proxyholder in order to be able to vote at the virtual Annual Meeting and ask questions through the live webcast. Non-registered (or beneficial) shareholders who do not follow the procedures set out in the Proxy Statement that accompanies this Notice, along with other stakeholders who do not own common shares, will nonetheless be able to view a live webcast of the Annual Meeting but will not be able to ask questions or vote. Hecla believes that a virtual Annual Meeting gives all registered shareholders and their proxies an equal opportunity to participate. Hecla hopes that hosting a virtual Annual Meeting will increase participation by its shareholders and their proxies as it will enable shareholders and their proxies to attend the Annual Meeting more easily regardless of their geographic location or the particular constraints or circumstances they may be facing.

It should be noted that the vast majority of our shareholders vote in advance of the Annual Meeting by proxy and are encouraged to continue to do so via the various channels outlined in this Proxy Statement. The virtual Annual Meeting does not change registered shareholders’ ability to vote by proxy. However, those shareholders that wish to participate in the virtual Annual Meeting or to appoint a proxy to participate in the virtual Annual Meeting, are encouraged to carefully read the instructions in this Proxy Statement and in particular the procedure for appointing a proxy. To participate and vote your shares, please see How can I attend the Annual Meeting on page 94 for additional information.

The Board of Directors has fixed the close of business on March 25, 2026 as the record date (“Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. A list of the shareholders of record entitled to vote at the Annual Meeting will be available for review by any shareholder, for any purpose related to the Annual Meeting, between 7:00 a.m. and 4:30 p.m. PDT at Hecla Mining Company, 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, Idaho 83815, for a period of 10 days ending on the day before the date of Annual Meeting. The list will also be available to shareholders at www.virtualshareholdermeeting.com/HL2026.

PLEASE REVIEW THIS PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

VIA THE INTERNET Visit www.proxyvote.com Follow instructions provided on your proxy card or voting instruction form	BY MAIL Sign, date, and return your proxy card or voting instruction form

BY TELEPHONE Call the telephone number on your proxy card, voting instruction form or notice (1-800-690-6903), and follow the recorded instructions	VIRTUALLY Vote online during the virtual meeting at www.virtualshareholdermeeting.com/HL2026

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 21, 2026. This Notice, the Proxy Statement that accompanies this Notice and our 2025 Annual Report on Form 10-K are available at (i) our website at https://www.hecla.com under “Investors” and then selecting “Shareholder Information” and (ii) the Securities and Exchange Commission website at www.sec.gov/edgar, or www.proxyvote.com.

We are mailing our “Notice of Internet Availability of Proxy Materials” to shareholders on or about April 10, 2026, which contains instructions on how to access our Proxy Statement and 2025 Annual Report on Form 10-K (“Proxy Materials”) online. We are also mailing a full set of our Proxy Materials to shareholders who previously requested paper copies of the materials.

By Order of the Board of Directors

Tami D. Whitman, CCGP

Assistant Secretary

April 10, 2026

2026 Proxy Statement | 1

 Proxy Statement Summary

Items of Business

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all the information you should consider. You should read this entire Proxy Statement carefully before voting. For more complete information regarding the Company’s 2025 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2025.

The Board is asking you to vote on the following actions at the Annual Meeting:

Proposal 1:	Proposal 2:

ELECT TWO CLASS I DIRECTORS NAMED IN THIS PROXY STATEMENT

Board Vote Recommendation

FOR each Class I Director nominee

The Board believes that each Class I Director nominee possesses qualifications and attributes that are critical for effective oversight of the Company and are directly relevant to Hecla’s business, strategy, and operations.

RATIFY THE APPOINTMENT OF BDO USA, P.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026

Board Vote Recommendation

FOR

The Board believes that it is in the best interests of Hecla and its shareholders to retain BDO as Hecla’s independent registered public accounting firm for 2026.

Proposal 3:	Proposal 4:

APPROVE, ON AN ADVISORY BASIS, NAMED EXECUTIVE OFFICER COMPENSATION FOR 2025

Board Vote Recommendation

FOR

The Board believes that our compensation programs support our business model, objectives, and values described in detail in our “Compensation Discussion and Analysis” in this Proxy Statement.

APPROVE AN AMENDMENT TO THE AMENDED AND RESTATED HECLA MINING COMPANY STOCK PLAN FOR NONEMPLOYEE DIRECTORS

Board Vote Recommendation

FOR

The Board believes that it is advisable and in the best interests of the Company and its shareholders to extend the termination date of the Amended and Restated Hecla Mining Company Stock Plan for Nonemployee Directors from May 15, 2027 to May 15, 2036.

2 | Hecla Mining Company

PROXY STATEMENT SUMMARY

BOARD HIGHLIGHTS

Gender Diversity 43% 3 Women Directors — 2 chair a standing committee; 1 is Board Chair	Racial/Ethnic Diversity 14% 1 Racial/Ethnic Minority Director	Independence 6 of 7 Directors Are Independent

New Directors Since 2021 5 or 71% Board Refreshment — 71% of independent directors refreshed	Average Board Tenure 5.7 yrs. Average tenure across all directors	Average Director Age 63 Average age across the full Board

Left to right (front): Dean R. Gehring, Alice Wong, Rob Krcmarov, Jill Satre, and Mark P. Board.

Left to right (back): Charles B. Stanley, and Catherine J. Boggs (Chair)

2026 Proxy Statement | 3

PROXY STATEMENT SUMMARY

2025 Performance and Highlights

OPERATIONAL / FINANCIAL PERFORMANCE		ENVIRONMENTAL

•

Produced 17 million ounces of silver, which was an improvement of 5% higher over 2024.

•

Produced 151 thousand ounces of gold, which was over 6% higher than 2024, with both Casa Berardi and Greens Creek delivering higher gold production than 2024.

•

Greens Creek produced over 8.7 million ounces of silver and over 59 thousand ounces of gold.

•

Lucky Friday had record silver production of 5.3 million ounces, exceeding the top end of production guidance of 5.1 million ounces.

•

Keno Hill had its first year of profitability and positive free cash flow generation under Hecla’s ownership. Achieved a new production record with over 3 million ounces of silver produced.

•

Reduced company-wide TRIFR to 1.69, an improvement of 13% over 2024.

•

Record revenue – over $1.4 billion, representing a 53% increase over 2024.

•

Gross profit was $622 million, a three-fold increase over 2024.

•

Net income applicable to common shareholders of $321 million, or $0.49 per share.

•

Substantial deleveraging – Total debt of $276 million, net debt(1) of $34 million, a decline of 50% in total debt from 2024.

•

Cash balance of $242 million at year-end.

•

Generated record Adjusted EBITDA(2) of $670 million, nearly doubled 2024.

•

$563 million cash generated from operations, with $310 million in free cash flow(3), all operations generated positive free cash flow.

•

Hecla was added to the S&P MidCap 400 Index, which reflects its strong performance, operational scale, and consistent execution across its portfolio of silver and gold operations in the United States and Canada.

•

Hecla is a leading U.S. critical minerals producer, producing four minerals on the U.S. Department of the Interior 2025 List of Critical Minerals—silver, lead, zinc, and copper.

• •

In 2025, Hecla’s Board of Directors adopted a new corporate sustainability policy that reflects the Company’s long-standing commitment to environmental stewardship, transparency, community partnership, and operational excellence.

In 2025, our Elsa Reclamation & Development Company Ltd. (“ERDC”), a subsidiary of Hecla, was awarded the Robert E. Leckie Award for Excellence in Environmental Stewardship by the Government of Yukon.

GOVERNANCE
• • •

5 of our 7 directors joined the Board since 2021, including one in 2021, three in 2024, and one in 2025 — a 71% refreshment rate.

Average Board tenure was lowered to 5.7 years.

43% of our Board members are women.

SOCIAL
• •

Since inception, the Hecla Charitable Foundation has disbursed $6.1 million in grants focused on the four pillars of community, education, health, and youth. In 2025, the Hecla Charitable Foundation donated approximately $688 thousand toward education, youth activities, community programs, and health services activities in communities in which we operate.

In 2025, our Director of Indigenous Affairs and Canadian Community Relations, was awarded the King Charles III Coronation Medal. The Coronation Medal is a national honor awarded to individuals who have demonstrated exceptional leadership, service, and dedication to their communities.

(1)	Net debt is a non-GAAP measurement. See Appendix B for a reconciliation to GAAP.
(2)	Adjusted EBITDA is a non-GAAP measurement. See Appendix B for a reconciliation to GAAP.
(3)	Free cash flow is a non-GAAP measurement calculated as cash provided by operating activities less capital investment. See Appendix B for a reconciliation to GAAP.

4 | Hecla Mining Company

 Shareholder Engagement

We have long believed that the delivery of long-term value requires regular dialogue with, and accountability to, our shareholders. As a result, our management team participates in numerous investor meetings throughout the year to discuss our business and strategic priorities. These meetings include in-person, telephonic, and webcast engagements, as well as investor conferences, and can occur in a group or one-on-one settings. Our core shareholder engagement team includes the head of our Human Resources department, Vice President – Sustainability, Senior Vice President – General Counsel and Secretary, Vice President – Strategy and Investor Relations, and Assistant Secretary. If requested by a shareholder, our chairpersons of each committee of the Board are available to join any shareholder engagement.

1

Solicit and receive feedback from shareholders on governance practices and trends, Board composition, executive compensation, sustainability, human capital management, and other shareholder priorities.

2

Hecla’s engagement team reports to the Board to review shareholder feedback and use information gathered from the winter engagement to, when appropriate, enhance disclosures and revise our governance practices, executive compensation program, sustainability practices or other programs and policies.

3

Engage with institutional holders, analysts, and other investors during the year on other topics of interest. In 2025, management conducted approximately 20 presentations for analysts and investors, held approximately 175 one-on-one and group meetings with investors, and hosted four quarterly conference calls with investors and analysts allowing for questions and answers with management. In addition, the Company responds to questions from investors and analysts by telephone and email throughout the year.

4

Receive and publish voting results from annual meeting which helps shape our ongoing improvements and developments in governance practices, executive compensation, sustainability, and other shareholder interest areas.

2026 Proxy Statement | 5

SHAREHOLDER ENGAGEMENT

In the first quarter of 2026, we sought engagement with 36 of our largest shareholders (representing approximately 306.6 million shares, and the two proxy advisory firms. We had two shareholders request a meeting (representing approximately 68.8 million shares) and one proxy advisory firm and six shareholders responded that they did not feel any engagement at the time was needed.

During our engagements, we generally discuss: • Board refreshment; • environment and sustainability;	• executive compensation; and • corporate governance matters.

Say-on-Pay The feedback we received was generally positive on our executive compensation practices. In 2025, our Say-on-Pay proposal received 95.5% support of shares voted.

Corporate Governance

In our corporate governance discussions during our shareholder engagement, we typically discuss our Board composition, tenure, and diversity. Since 2021, we have added five new directors to our Board, including three in 2024, and one in 2025, thereby reducing the average tenure of the Board to approximately 5.7 years. Also, out of our seven directors, three are women. We will continue to look for and add more directors as needed.

We also discussed three of our corporate governance features that may have an anti-takeover effect on the Company: (i) the inability of shareholders to call special meetings; (ii) our classified Board structure; and (iii) supermajority voting provisions in our Restated Certificate of Incorporation and Bylaws. In prior years, we have proposed amendments to our Restated Certificate of Incorporation and Bylaws to revise these three provisions, but the voting results have never been close to sufficient to implement these changes (the required vote to change these provisions is 80% of the outstanding shares). During our shareholder engagement we have unanimously heard that due to (i) the repeated failure of proposals to change these provisions at past annual meetings of our shareholders; (ii) the desire to improve the format and readability of our Proxy Statement; and (iii) the resources involved in printing and mailing a lengthier Proxy Statement, there are no objections if we do not include these proposals for consideration at our Annual Meeting.

The Board will continue to assess evolving best practices in corporate governance matters, including the subjects of the prior proposals discussed above. In future years, we may again include one or more of these proposals on the agenda for an annual meeting of our shareholders. Furthermore, the Board will continue to consider any formal proposals and other feedback that we receive from shareholders. And, we will continue our shareholder engagement efforts so that we can understand and appropriately react to the evolving viewpoints of our shareholders on corporate governance and other matters.

6 | Hecla Mining Company

 Sustainability

At Hecla, sustainability is central to our business strategy and long-term value creation. Our approach integrates environmental, social, and governance (“ESG”) performance factors into decision-making and is measured against recognized global benchmarks, including the Sustainability Accounting Standards Board metals and mining standards, the Task Force on Climate-Related Financial Disclosures, the Global Reporting Initiative, and the Mining Association of Canada’s Towards Sustainable Mining protocols. We also align our priorities with the United Nations Sustainable Development Goals, which are most relevant to our industry. Transparency is a cornerstone of our efforts, and we annually publish a Sustainability Report on our website at https://www.hecla.com under “Sustainability” to provide stakeholders with updates on our progress.

In April 2025, Patrick M. Malone joined the Company as Vice President of Sustainability, bringing immediate organizational impact by becoming a member of the Executive Leadership team. Throughout the year, he focused on expanding our team of environmental professionals, adding expertise spanning operations, compliance and permitting, land management, closure design, reclamation, and stakeholder engagement. Drawing on diverse scientific, engineering, government affairs, and communications backgrounds, the corporate sustainability team is positioned to advance our sustainability goals at every level of the organization.

Sustainability Oversight

Oversight of sustainability is embedded at the highest levels of Hecla’s governance structure. Two Board committees share primary responsibility. The Health, Safety, Environmental and Technical Committee (“HSET Committee”) oversees sustainability risks, strategic plans, and operational progress, with a focus on the technical and operational factors that could affect our activities. The Governance and Social Responsibility Committee (“Governance Committee”) reviews and recommends policies on external sustainability matters, including corporate strategy, stakeholder engagement, and reputation. Each committee’s work complements the other, ensuring comprehensive oversight of sustainability risks and opportunities.

At the executive level, the Vice President of Sustainability, Senior Vice President and Chief Operating Officer, and Senior Vice President and General Counsel each report directly to the President and CEO and are responsible for implementing the Company’s ESG programs. At our operations, our Vice Presidents – General Managers, and other employees work toward achieving sustainability goals.

Sustainability Pillars

Environmental	Social	Governance
Environmental Management Climate Change	Worker Safety and Health Local Communities Human Capital Management	Governance Policies and Structures Public Policy

Environmental

ENVIRONMENTAL MANAGEMENT

Responsible mining shapes every decision we make—from how we design our operations to how we engage with the communities where we live and work. We hold ourselves to rigorous environmental and safety standards, and we believe that modern mining, done right, can leave land, water, and air in better condition than we found them. That commitment to environmental stewardship is not just a goal for future generations—it drives the work we do every day.

As the largest silver producer in the United States, Hecla stands at the crossroads of the most consequential forces reshaping the global economy. Silver is no longer simply a precious metal—it is an industrial imperative. Its unmatched electrical conductivity makes it indispensable to the infrastructure powering artificial intelligence and data centers, the solar panels and electric vehicles accelerating the energy transition, the semiconductors and 5G networks connecting the modern world, and the medical devices and defense systems safeguarding human health and national security.

2026 Proxy Statement | 7

SUSTAINABILITY

The demand driving silver is structural, not cyclical—and we believe Hecla is uniquely positioned to meet it responsibly. Across every operation, we work to reduce freshwater and energy consumption, lower greenhouse gas emissions, and restore land once mining is complete—because the way we produce these metals matters as much as the metals themselves.

Our risk-based Environmental Management System (“EMS”) provides consistency and accountability across operations. The EMS is supported by structured internal audits and external reviews to ensure compliance and continuous improvement. In 2025, employees and contractors completed 4,616 hours of environmental training, reinforcing awareness of hazardous materials, spill response, and reporting.	4,616 Hours of environmental training completed by employees and contractors

CLIMATE CHANGE

Hecla recognizes that climate-related risks may present challenges to mining operations, including the potential for more frequent and extreme weather events such as droughts and intense rainfall. These events can increase water management challenges, reduce freshwater availability, and heighten operational risks. To mitigate concerns, we integrate climate-related risks into our enterprise risk management framework.

Our goal is to conduct structured high-level risk assessments at least every three years that incorporate climate considerations and identify site-specific management action plans. Each plan is assigned to site management teams, tracked against defined performance metrics, and reported quarterly to the Board’s HSET Committee. This process ensures that climate-related risks are proactively managed and that opportunities for resilience and adaptation are embedded into our long-term strategy.

Social

WORKER SAFETY AND HEALTH

At Hecla, keeping people safe has been our priority for more than 135 years—and that has not changed. We invest in innovation, like the patented Underhand Close Bench mining method at Lucky Friday, which reduced seismic risk while also making operations more efficient. We invest in our people through consistent training, modern technology, and robust systems. Each year, Hecla Safety Day brings our corporate leaders out of the boardroom to our operating sites to engage face-to-face with the workforce on what matters most. Our Safety 365 philosophy reflects a simple belief—every day demands the same discipline and care as the one before it. Mandatory safety programs, including third-party monitored harassment-free workplace training—ensure that commitment extends to every corner of our work environment.

LOCAL COMMUNITIES

Hecla has long been a trusted partner in the communities where we operate, providing significant social and economic benefits through responsible mining. We are the largest private-sector employer and property taxpayer in Juneau, Alaska (Greens Creek), Mullan, Idaho (Lucky Friday), and the Yukon Territory (Keno Hill). Many of these operations have been part of their communities for generations, creating enduring relationships and shared prosperity.

Hecla is especially proud to partner with the University of Idaho and North Idaho College on Idaho’s first Bachelor of Science in Geological Engineering program, contributing industry insight to help shape the curriculum and sharing the mining industry’s future workforce needs.

8 | Hecla Mining Company

SUSTAINABILITY

HUMAN CAPITAL MANAGEMENT

Hecla is committed to fostering an inclusive workforce. After the sale of our Mexico and Quebec operations in March 2026, we now employ approximately 1,377 people across the United States and Canada. Gender diversity remains a challenge in mining, but it is a priority we take seriously. While women are underrepresented in our workforce overall, we are encouraged by their growing presence in professional, managerial, and Board-level positions. To support hiring and retention, we have implemented programs such as networking opportunities with senior executives and Board members, and the WAC described below.	1,377 Number of people employed across the U.S. and Canada

The Women’s Advisory Committee (the “WAC”) is a newly launched, cross-portfolio initiative at Hecla dedicated to improving workplace culture, policies, and career development for women across all Hecla operations. The WAC is chaired by our Vice President – Finance and Treasurer, and brings together members from Greens Creek, Lucky Friday, Keno Hill, and Corporate to ensure a broad range of perspectives are represented.

The WAC has direct access to executive leadership and is supported by two Executive Leadership Team sponsors (Sr. Vice President – COO and Vice President – Sustainability), who advocate at the executive level on the WAC’s behalf. Recommendations are reviewed quarterly by leadership, with outcomes communicated back to the wider organization. Key focus areas include:

•	workplace safety and culture;

•	policies and benefits (including parental leave);

•	career development and advancement;

•	talent pipeline and representation;

•	compensation practices; and

•	workplace flexibility.

Rather than aspirational programs, the WAC is focused on delivering practical, measurable improvements. Its work is grounded in a clear business case—women represent a growing segment of the mining and engineering workforce, and targeted efforts to recruit and retain them are essential to Hecla’s long-term competitiveness.

We also invest in education and professional development. Our tuition reimbursement program assists employees pursuing further education, while site-specific initiatives—such as online training at Lucky Friday, vocational scholarships and internships at Greens Creek, and OEM training programs—help employees expand their skills. Ongoing professional development is a cornerstone of our culture of innovation and continuous improvement, with employees actively participating in industry associations and knowledge networks.

Hecla’s commitment to human rights extends across all operations and supply chains. As detailed in our Sustainability Policy, we conduct business in alignment with the United Nations Universal Declaration of Human Rights and the Guiding Principles on Business and Human Rights, ensuring equal employment opportunities and compliance with labor laws in all jurisdictions where we operate.

WORKFORCE & BOARD COMPOSITION

At Hecla, our commitment to diversity is not aspirational—it is measurable, and it starts at the top. In 2017, no women sat on our Board. Today 43% of our directors are women, including Board Chair, Catherine J. Boggs, who was elected in 2022. Our Board’s Governance and Social Responsibility Committee actively champions diversity of gender, age, race, ethnicity, and cultural background—not as a checkbox, but as a driver of better decision-making.

Mining has historically been a male-dominated industry, and we are working to change that. Women now make up 10% of our total workforce and 32% of our professional and managerial roles—progress we are building on through active support of programs such as Women in Mining, where Hecla employees hold leadership roles in local chapters, serve as committee chairs and officers, and participate in networking and educational programs.

2026 Proxy Statement | 9

SUSTAINABILITY

Our respect for the communities where we operate is also embedded in how we do business. Hecla’s Code of Conduct requires every employee to respect local cultures, uphold individual dignity, and reflect our core values across every country where we work—because inclusion does not stop at the mine gate.

Governance

GOVERNANCE POLICIES AND STRUCTURES

Strong governance is the foundation of Hecla’s sustainability strategy and ensures accountability across all levels of the organization. Oversight of sustainability matters is shared between two Board committees. The HSET Committee focuses on operational risks, technical requirements, and sustainability issues that could affect the Company’s activities. The Governance Committee addresses external sustainability matters, including policy development, stakeholder engagement, and corporate reputation. Together, these committees provide comprehensive oversight and ensure that sustainability risks and opportunities are managed effectively.

At the executive level, sustainability implementation is led by senior leaders including the Vice President – Sustainability, Senior Vice President and Chief Operating Officer, and Vice President of Human Resources, all of whom report directly to the President and CEO. Site-level managers and employees are responsible for executing sustainability initiatives, ensuring alignment between corporate strategy and local operations. Performance is measured against recognized global standards, and progress is disclosed transparently through our annual Sustainability Reports.

ENTERPRISE RISK MANAGEMENT

Hecla’s Enterprise Risk Management (“ERM”) framework aligns with the Company’s strategic goals, with the Board holding ultimate responsibility for risk oversight and Hecla’s executive officers accountable for maintaining a dynamic, integrated ERM process. The ERM Committee oversees the ERM framework and ensures that risk identification and mitigation strategies align with the Company’s capital allocation priorities and long-term value creation goals. Hecla’s ERM program is structured around identified risks organized across strategic themes, spanning operational, financial, geopolitical, commodity, regulatory, environmental, cybersecurity, and human capital exposures, as well as emerging risks and opportunities. The Board receives a formal ERM presentation at each quarterly meeting and, where warranted, in-depth briefings on specific risk topics to support substantive Board-level engagement.

CYBERSECURITY

As cyber threats grow in frequency and sophistication, protecting Hecla’s information and operational technology systems remains a Board-level priority. We invest substantial resources in cybersecurity defenses aligned with leading industry standards, including the National Institute of Standards and Technology (NIST) Cybersecurity Framework, and NIST 800-53.

The Board receives cybersecurity updates at each quarterly meeting, covering the effectiveness of technical and human security controls, training program compliance, and emerging risks—both internal and third-party. The Audit Committee receives additional in-depth briefings on the overall cybersecurity program, strategy, and risk landscape on a periodic basis.

Hecla maintains a comprehensive cyber risk management program designed to identify, assess, and mitigate threats before they escalate. In the event of an incident, our Incident Response Plan provides a clear framework for rapid assessment, containment, and remediation, enabling management and the Board to respond decisively and minimize impact to the company and its stakeholders.

PUBLIC POLICY

Hecla recognizes that sustainability extends beyond internal operations and requires engagement with external stakeholders and policymakers. Through the Governance Committee, the Board reviews and recommends policies that address broader sustainability issues, including regulatory developments, industry standards, and stakeholder expectations. This oversight ensures that Hecla’s public policy positions are consistent with our corporate values.

10 | Hecla Mining Company

 Corporate Governance

We are committed to effective corporate governance that reflects our values and supports our strategic and financial objectives and performance. We maintain high standards for all employees, officers, and directors, recognizing the significance of sound corporate governance. Our corporate governance practices are generally reflected in our Bylaws, Corporate Governance Guidelines, Code of Conduct, Whistleblower Policy, and Board committee charters.

Electronic Access to Corporate Governance Documents

Our corporate governance documents are available on our website at https://www.hecla.com by selecting the tab titled “Company” and then selecting the tab titled “Governance & Ethics.” These include:

•	Bylaws

•	Restated Certificate of Incorporation

•	Corporate Governance Guidelines

•	Whistleblower Policy

•	Code of Conduct

•	Code of Ethics: Chief Executive Officer and Senior Financial Officers

•	Supplier Code of Conduct

•	Policy on Insider Trading (available on our website under “Investors – Annual Reports and Filings” filed as an exhibit in our 10-K)

•	Human Rights Statement

•	Safety and Health Policy

•	Bribery and Anti-Corruption Policy (included in Code of Conduct)

•	Charters of the Audit, Compensation, Governance and Social Responsibility, and Health, Safety, Environmental and Technical Committees of the Board

Shareholders may also request a free copy of these documents from: Investor Relations, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408; (208) 769-4100.

Corporate Governance Guidelines and Code of Conduct

The Board has adopted Corporate Governance Guidelines and a Code of Conduct in accordance with the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) corporate governance standards. The Corporate Governance Guidelines were adopted by the Board to assist the Board in making its independence determination to ensure that the Board adequately performs its function as the overseer of management, and to help ensure that the interests of the Board and management align with the interests of our shareholders.

We believe that operating with honesty and integrity has earned trust from our shareholders, credibility within our communities and dedication from our employees. Our directors, officers and employees are required to abide by our Code of Conduct to promote the conduct of our business in a consistently legal and ethical manner. Our Code of Conduct covers many topics, including conflicts of interest, confidentiality, fair dealing, proper use of the Company’s assets, and compliance with laws, rules, and regulations. In addition to the Code of Conduct for directors, officers and employees, our President and CEO, Senior Vice President – Chief Financial Officer, Vice President – Principal Accounting Officer, and site controllers are also bound by a separate Code of Ethics.

The Governance Committee has adopted procedures to receive, retain, and react to complaints received regarding possible violations of the Code of Conduct, and to allow for the confidential and anonymous submission by employees of concerns regarding possible violations of the Code of Conduct. Our employees may submit any concerns regarding apparent violations of the Code of Conduct to their supervisor, our Senior Vice President – General Counsel and Secretary, the Chair of the Audit Committee, or through our website submission page or telephone hotline (both of which have the option to remain anonymous).

Our Code of Conduct includes an anonymous telephone hotline and secure website that employees can use to report allegations of Code violations or other misconduct. In 2025, we received one such report, which was investigated and addressed.

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Whistleblower Policy

We have a Whistleblower Policy adopted by our Audit Committee that encourages our employees, suppliers, contractors, shareholders, customers, or other stakeholders (collectively, “stakeholders”) to report to appropriate Company representatives, without fear of retaliation, any information relating to possible fraud or questionable accounting, internal controls, or auditing matters. Stakeholders may confidentially submit any concerns to the Company’s Senior Vice President – General Counsel and Secretary, or through an anonymous third-party telephone hotline and online reporting system. The goal of this policy is to discourage illegal activity and business conduct that damages Hecla’s reputation, business interests, and our relationship with stakeholders.

The Whistleblower Policy utilizes the same reporting system described on the previous page as part of our Code of Conduct.

Communications with the Board

Stakeholders wishing to communicate with our Board Chair or with the independent directors as a group may do so by delivering or mailing the communication in writing to: Board Chair, c/o Secretary, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal auditor and overseen in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by which stakeholders may communicate with the Board or its members. Please refer to our website at https://www.hecla.com, selecting the tab titled “Company” and then the tab titled “Governance & Ethics,” for any changes in this process.

Board Leadership Structure

Currently, separate persons hold the positions of President and CEO and Board Chair. The Board believes this structure is optimal for the Company at this time because it allows the President and CEO to focus on leading the Company’s business and operations, and the Board Chair to serve as a sounding board and advisor to the President and CEO, and to lead the activities of the Board. The Board has also determined that having this structure ensures a greater role for the independent directors in the oversight of the Company, and it enhances the Board’s independence and, we believe, senior management’s accountability to the Board.

In the future, if the individual elected as Board Chair also were to be the President and CEO, the independent directors would elect an Independent Lead Director for a one-year term. This would help ensure continued robust independent leadership of the Board.

Executive sessions of independent directors are included on the agenda for every regularly scheduled Board meeting and were held at each regularly scheduled Board meeting in 2025. The Board Chair chairs the executive sessions. Our independent directors meet in executive sessions without management present unless the independent directors request their attendance. For the foregoing reasons, we have determined that our leadership structure is appropriate in the context of our specific circumstances.

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CEO

- provides overall direction and leadership for the Company;
- sets vision, values, and corporate culture;
- manages the strategic direction of the Company;
- keeps the Board Chair informed on all important matters;
- makes capital allocation decisions; and
- communicates effectively with all stakeholders.

BOARD CHAIR

- oversees meetings of the Board;
- chairs the Annual Shareholder Meeting;
- oversees the executive sessions of the Board;
- provides feedback to the CEO;
- stays current on developments to determine when it may be appropriate to alert the Board to significant pending developments; and
- facilitates communication between the CEO and Board on sensitive issues.

OUR BOARD

- helps management establish strategy, set goals and objectives, and measure results;
- establishes governance and oversight policies and monitors compliance with local, state, provincial and federal regulations, and laws;
- provides oversight and accountability to safeguard shareholders' interests;
- reviews, evaluates, and discusses whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing, and mitigating material risks facing the Company; and
- helps the Company to define objectives, establish major goals, and stay focused on the Company's direction.

Board Refreshment

In accordance with our Corporate Governance Guidelines, the Governance Committee reviews annually the composition and size of the Board, recognizing the importance of refreshment to maintain a balance of tenure, diversity, skill sets, and experience. Our Board currently consists of seven members, six of whom the Board has affirmatively determined are independent. Stephen F. Ralbovsky retired from the Board in February 2026, and the Board contemporaneously decreased the size of the Board from eight to seven. There are two current Class I directors whose terms will expire at the Annual Meeting: Rob Krcmarov and Dean R. Gehring (who was added to the Board in May 2025 after the retirement of George R. Johnson). Since 2021, we have recruited five new Board members (71% of the Board), reflecting our continued process of Board refreshment. These five additions to our Board are consistent with our objective to have a Board with expansive and diverse experience, a deep understanding of the challenges and opportunities associated with our business and a focus on value creation and sustainability for the benefit of all stakeholders. Our director recruitment efforts are ongoing and further additions to the Board are anticipated.

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Board Refreshment Timeline

Identifying and Evaluating Nominees for Director

Director Selection Process

The Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Governance Committee is responsible for ensuring that the composition of the Board accurately addresses the needs of our business. In the event vacancies are anticipated, or arise, the Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, shareholders, or other persons. Consideration of new director nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Governance Committee then determines the best qualified candidates based on the established criteria and recommends those candidates to the Board for appointment until such time as they stand for election by our shareholders.

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While not a formal policy, Hecla’s nomination practice calls for consideration of backgrounds, viewpoints, skills, and experiences. The Governance Committee endeavors to actively seek out candidates to include in the pool from which Board nominees are chosen. While the Governance Committee and our Board prioritize maintaining a Board that is comprised of directors with a diverse set of skills, backgrounds, experiences, and perspectives, they also recognize the importance of balancing these qualifications with the overall tenure of directors in their long-term approach to Board refreshment. The fresh viewpoints and philosophies newer directors bring, coupled with the valuable experience and institutional knowledge the longer-tenured directors possess, benefits the Board and its overall contribution to the Company and our shareholders.

Since 2021, the Board has added five highly qualified directors (seven since 2016) who bring insight to areas such as mining, international business, acquisitions, operations, legal, risk management, geology, engineering, finance, and tax. We have one longer-tenured director (Mr. Stanley) who has extensive knowledge of our operations and the perspective of overseeing our business activities through economic cycles and across differing competitive environments, as well as having extensive experience serving as a chief executive officer.

We hold the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving us the benefit of familiarity and insight into our affairs that our directors have accumulated during their tenure. Recent additions to the Board provide new perspectives and diversity, while our directors who have served for a number of years, bring experience, continuity, institutional knowledge, and insight into the Company’s business and industry. Directors with relevant business and leadership experience provide the Board with a useful perspective on business strategy and significant risks, and an understanding of the challenges facing the business. Accordingly, the process for identifying nominees reflects our practice of re-nominating incumbent directors who continue to (i) satisfy the Governance Committee’s criteria for membership on the Board, (ii) make important contributions to the Board, and (iii) consent to continue their service on the Board. Directors should also be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance is practiced.

The Governance Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise, and diversity required for the Board as a whole, and contains at least the minimum number of independent directors required by applicable laws and regulations. Board members should possess such attributes and experience as are necessary for the Board as a whole and contain a broad range of personal characteristics, including diversity of backgrounds, management skills, mining, accounting, finance, and business experience. Our current directors exhibit an effective mix of skills, experience, diversity, and perspective. Summarized below is a description of why each core competency is important for service on Hecla’s Board.

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DIRECTOR SKILLS, EXPERIENCE, TENURE, AGE, AND DIVERSITY MATRIX

SKILLS & EXPERIENCE DEFINITIONS

CEO Experience / Public Company Executive These skills are important to gain a practical understanding of organizations and drivers of individual growth and development.	International Business With operations in Canada and prospects for further expansion, international experience helps us understand opportunities and challenges.

Corporate Governance Experience with governance principles and policies.

Legal and Compliance

Hecla is subject to a broad array of government regulations. Mining is impacted by changes in law or regulation in areas such as safety, environmental, and disclosure. Several of our directors have experience in regulated industry, providing them with insight and perspective in working constructively and proactively with governments and agencies.

Environmental and Social Responsibility Experience with environmental and social responsibility initiatives, including sustainability, and diversity and inclusion.

Finance

We believe that an understanding of finance and financial reporting processes is important for our directors to monitor and assess the Company’s operating and strategic performance and to ensure accurate financial reporting and robust controls. It is important to have experience in capital markets, corporate finance, accounting, and financial reporting and several of our directors satisfy the “accounting or related financial management and experience” criteria set forth in the NYSE listing standards. Three of the seven directors satisfy the “audit committee financial expert” criteria set forth in regulations of the SEC.

Risk Management Considering the Board’s role in risk oversight, we seek directors who can contribute to the identification, assessment, and prioritization of risks facing the Company.

Strategic Planning, Business Development, Business Operations Expertise Experience defining and driving strategic direction and growth and managing the operations of a business or large organization.

Geology, Mining and Engineering

It is important that some of our directors have experience in underground and open-pit mines, as well as knowing the science and technology of extracting minerals, exploration, geology, metallurgy, and geotechnical engineering experience.

Human Capital Management Oversight of the recruitment, retention and development of key talent is critical for execution of Company strategies and initiatives.

Industry Knowledge and / or Experience

Having experience in our industry or a similar industry contributes to a deeper understanding of our business strategy, operations, key performance indicators, and competitive environment.

Cybersecurity and Technology

Experience in providing perspectives on innovation and overseeing the physical and cyber threats against the security of our operations, assets, systems, and response preparedness.

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Director Skills and Experience

CEO Experience/Public Company Executive

Corporate Governance

Environmental and Social Responsibility

Finance

Geology, Mining and Engineering

Industry Knowledge and/or Experience

International Business

Legal and Compliance

Risk Management

Strategic Planning, Business Development & Business Operations. Expertise

Human Capital Management

Cybersecurity and Technology

Additional Qualifications and Information

Audit Committee Financial Expert

Public Company Board Service

Board Tenure, Age and Diversity

Tenure	2	9	1	1	1	19	5

Age	73	71	58	61	46	67	66

Racial/Ethnic Diversity

Caucasian

Asian

Gender	M	F	M	M	F	M	F

In general, and as more fully outlined in our Bylaws and Corporate Governance Guidelines, in evaluating director candidates for election to our Board, the Governance Committee will: (i) consider if the candidate satisfies the minimum qualifications for director candidates as set forth in the Corporate Governance Guidelines; (ii) consider factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; (iii) consider the contribution of each

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candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented, with such diversity being considered among the other desirable attributes of the Board; (iv) assess the performance of an incumbent director during the preceding term; (v) consider each candidate’s ability to devote sufficient time and effort to his or her duties as a director; (vi) consider a candidate’s independence and willingness to consider all strategic proposals; (vii) consider any other criteria established by the Board and any core competencies or technical expertise necessary to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties; and (viii) determine whether there exists any special, countervailing considerations against nomination of the candidate.

Director Qualifications, Evaluation, and Nomination

The Governance Committee believes nominees for election to the Board should also possess certain minimum qualifications and attributes. The nominee must: (i) exhibit strong personal integrity, character and ethics, and a commitment to ethical business and accounting practices; (ii) not be involved in ongoing litigation with the Company or be employed by an entity engaged in such litigation; and (iii) not be the subject of any ongoing criminal investigations in the jurisdiction of the United States, any state, or internationally, including investigations for fraud or financial misconduct.

In connection with the director nominees who are up for election at the Annual Meeting, the Governance Committee also considered the nominee’s role in: (i) overseeing the Company’s efforts in complying with its SEC disclosure requirements; (ii) assisting in improving the Company’s internal controls and disclosure controls; (iii) assisting with the development of the strategic plan of the Company; and (iv) working with management to implement the Company’s strategic goals and plans. Directors are expected to exemplify high standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. Our Bylaws and Corporate Governance Guidelines provide that a director will not be nominated for re-election after their 75th birthday.

In addition to fulfilling the above criteria, each nominee for election to the Board at the upcoming Annual Meeting brings a strong and unique background and set of skills to the Board, giving the Board competence and experience in a wide variety of areas, including corporate governance, senior leadership, legal, geology, accounting, finance, mining, exploration, and board service. The Governance

Committee has reviewed the nominees’ overall service to the Company during their terms, including the number of meetings attended, level of participation and quality of performance.

Majority Voting for Directors and Director Resignation Policy

Our Bylaws provide that our directors are elected by the affirmative vote of a majority of the votes cast, except that if the number of nominees exceeds the number of directors to be elected, directors then will be elected by a plurality vote. Our Corporate Governance Guidelines include a director’s resignation policy. The policy provides that any director who is not elected by a majority of votes cast shall tender his or her resignation to the Governance Committee. The Governance Committee will recommend to the Board whether to accept or reject the resignation offer, or whether another action should be taken. In determining whether to recommend that the Board accept any resignation offer, the Governance Committee is entitled to consider all factors believed relevant by it. The Board will act on the Governance Committee’s recommendation within 90 days following certification of the election results. In deciding whether to accept the resignation offer, the Board will consider the factors considered by the Governance Committee and any additional information and factors that the Board finds relevant. If the Board accepts a director’s resignation offer pursuant to this process, the Governance Committee will recommend it to the Board and the Board will thereafter determine whether to fill such vacancy or reduce the size of the Board. Any director who tenders his or her resignation pursuant to this provision will not participate in the proceedings of either the Governance Committee or the Board with respect to his or her own resignation offer. If a director’s resignation is not accepted by the Board, the director shall continue to serve until the next annual meeting of shareholders or until his or her successor is duly elected and qualified, or his or her earlier resignation or removal.

Diversity

Although the Governance Committee does not have a formal diversity policy for board membership, it does consider whether a director nominee contributes or will contribute to the Board in a way that can enhance the perspective and experience of the Board as a whole through, among other things, diversity in professional background, education, gender, age, race and ethnicity. The Company’s Corporate Governance Guidelines provide the Board should include individuals with a diverse range of experiences to give the Board depth and breadth in the mix of skills represented. The Board seeks to include diversity in professional experience, skills, industry background, race/ethnicity, national origin, and gender, as well as the ability of directors (and candidates for director) to devote sufficient time to performing their duties in an effective manner.

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Number of Directors

Our Bylaws require the Board to have not less than five nor more than nine members. The size of the Board may be increased or decreased within that range from time-to-time by resolution approved by the affirmative vote of a majority of the entire Board. The Board currently has seven members. On February 19, 2026, the Board decreased the size of the Board from eight to seven due to the retirement of Stephen F. Ralbovsky.

Board’s Role in Oversight of Strategy and Risk Management

Our Board is engaged and involved in overseeing our strategy and takes an active role in risk oversight. The Audit Committee is responsible for overseeing our internal controls over financial reporting and reviewing our enterprise risk management program (“ERM Program”). The Governance Committee is responsible for overseeing corporate governance risks and opportunities. In addition, the HSET Committee supports the furtherance of Hecla’s commitment to adopt best practices in mining operations, promote a healthy and safe work environment and advance environmentally sound and socially responsible resource development. The Board:

•

oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of our business opportunities and challenges and monitors the development and management of risks that impact our strategic goals;

•	is responsible for risk oversight at the Company, with reviews of certain areas conducted by the relevant Board committees that regularly report to the full Board; and

•

in its risk oversight role, reviews, evaluates, and discusses with appropriate members of management whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing, and mitigating material risks facing the Company, including financial, operational, social, and environmental risks.

In 2025, we made significant advancements in formalizing and adding a structured approach to ERM. Our ERM Program identifies and analyzes enterprise-level risks and their potential impact on our business. The objectives of our ERM Program are to:

•	increase the probability of achieving higher returns on capital and reducing cash flow volatility by identifying:

•	current and developing risks; and

•	significant controls and potential gaps related to identified risks.

•	ensure that our key risks are being effectively managed; and

•	ensure that our compensation policies incentivize management actions that both drive our strategy and manage risks prudently.

The Board believes that full and open communication between senior management and the directors is essential to effective risk oversight. Our Board Chair regularly meets with our President and CEO on a variety of matters, including business strategies, opportunities, key challenges, and risks facing the Company, as well as management’s risk mitigation strategies. Senior management attends all regularly scheduled Board meetings where they conduct presentations on various matters involving our operations and are available to address any questions or concerns raised by the Board on risk management-related or other matters. Following consideration of the information presented by management, the Board provides feedback and makes recommendations, as needed, which is designed to help minimize the Company’s risk exposure. To the extent any risks identified by each standing committee of the Board are material or otherwise merit discussion by the whole Board, the respective committee chair will raise such risks at the next scheduled meeting of the Board, or sooner if merited.

For the foregoing reasons, we have determined that our risk oversight is appropriate in the context of our specific circumstances, risk management efforts, and the Board’s administration of its oversight function. The chart below provides an overview of the allocation of risk management responsibilities among the Board committees.

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BOARD OF DIRECTORS

Responsible for risk oversight of the Company

BOARD COMMITTEES

Assist the Board in fulfilling its oversight responsibilibities with respect to certain areas of risk. Each committee regularly reports on these matters to the full Board

Audit Committee	• Reviews and discusses with management, our internal auditor and our independent registered public accounting firm, the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies. • Oversees the effectiveness of the Company's internal controls over financial reporting, and the Company's compliance with legal and regulatory requirements. • Meets quarterly with internal auditor and independent registered public accounting firm in executive sessions without management present. • Discusses with the independent registered public accounting firm and internal auditor the results of their processes to assess risk in the context of their respective audit engagements. • Reviews the Company's periodic Enterprise Risk Management ("ERM") assessment. • Monitor material cybersecurity and information technology risks. • Oversees the Company's ethical compliance programs.
Compensation Committee	• Assesses the Company's compensation arrangements to determine if they create undesired or unintentional risks of a material nature. • Oversees, in consultation with management, the Company's compliance with regulations governing executive and director compensation. • Approves compensation levels and programs for the executive officers, including the President and CEO. • Provides oversight of the Company's culture and strategies relating to human capital management.
Governance and Social Responsibility Committee	• Oversees management of risks associated with the Company's environmental and social policies and implementation programs. • Monitors ESG matters, including environmental, climate, health, safety, sustainability, social (including, but not limited to community relations, Indigenous people relations, and diversity and inclusion), and public policy trends, issues guidance, concerns and risks and other corporate responsibility matters. • Monitors governance structure, policies, and processes. • Oversees management of risks associated with the Company's Board leadership structure and corporate governance matters.
Health, Safety, Environmental and Technical Committee	• Oversees operational and other technical risks, reserves, environmental, health and safety compliance, as well as risks relating to public policy initiatives. • Monitors the implementation and effectiveness of health, safety, environmental and sustainability policies, and systems. • Oversees strategy and efforts to protect and improve the quality of the environment, including climate change and sustainability policies and programs. • Monitors efforts to create a culture of continuous improvement related to health, safety, environmental and sustainability practices.

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The Charters for each of these committees, can be found at https://www.hecla.com, and then selecting the tab titled “Company” and then selecting “Governance & Ethics.”

Succession Planning

The Compensation Committee is responsible for overseeing the Company’s succession planning process for our President and CEO and other key senior executives and annually reviews the Company’s succession plans with input from the President and CEO and the Company’s Vice President – Human Resources. In 2025, the Company enhanced its succession planning framework to provide a more structured and systematic process and increased visibility for the Board. The Committee reviews succession plans with input from the President and CEO and the Company’s Vice President – Human Resources and discusses these plans with the Board on a regular basis. The criteria used when assessing the qualifications of potential President and CEO successors include, among others, strategic vision and leadership, operational experience, financial management, executive officer leadership development, ability to motivate employees, and an ability to develop an effective working relationship with the Board.

Emergency Succession Plan

•

Our Corporate Governance Guidelines provide that in the event of the death, resignation, removal or incapacitation of the President and CEO, the Board Chair will act as the President and CEO until a successor is duly elected.

•	The guidelines also provide that in the event of the death, resignation, removal or incapacitation of our Board Chair, the President and CEO will act as Board Chair until a successor is duly elected.

•

In the event of an unexpected executive departure, the emergency succession plan provides for a transfer of responsibilities to an individual who may or may not be permanently appointed to the new role.

•	In the event of a senior executive’s departure, both internal and external candidates may be considered for permanent appointment to such role.

Long-term Succession Plan

•

As part of our succession planning efforts, we have engaged a leading international executive search and leadership advisory firm to support structured development plans for a cadre of next-generation leaders for key Company roles.

•	The long-term succession plan is intended to develop a pipeline of qualified talent for key roles.

•

The planning process includes a discussion of internal succession candidates, assessing relevant skills and planning for professional development where necessary. Multiple internal succession candidates may be identified for an individual role and provided with relevant growth opportunities. The Board gains insight through direct exposure to internal succession candidates from their presentations to the Board, work with individual directors or Board committees, and participation in Board activities.

•	The Company’s short- and long-term business strategy will be considered when evaluating internal succession candidates and their skills.

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Committees of the Board and Committee Assignments

The Board has six standing committees: Audit; Compensation; Governance and Social Responsibility; HSET; Executive; and Non-Executive Stock Award. Information regarding these committees is provided below. Except for the Executive Committee and Non-Executive Stock Award Committee, all committees are composed entirely of independent directors. The members of each committee are identified below, along with the number of meetings held in 2025.

Audit Committee	THE AUDIT COMMITTEE HELD 5 MEETINGS, 100% ATTENDANCE IN 2025

Current Committee Members

Jill Satre, Chair ●	Charles B. Stanley ●	Catherine J. Boggs	Alice Wong ●

●	= Financial Expert

Primary Responsibilities

assist the Board in fulfilling its oversight responsibilities;

review the integrity of our financial statements;

review the independent auditor’s qualifications and independence;

review the performance of our internal auditor and the independent auditor;

review our compliance with laws and regulations, including disclosure controls and procedures;
review financial risks;

oversee the performance of the Company’s independent registered public accounting firm and internal auditor;

review the qualifications and independence of the Company’s independent registered public accounting firm; and

oversee the effectiveness of the Company’s internal controls over financial reporting.

All members of the Audit Committee are financially literate.

Ms. Wong and Ms. Boggs each serve on the audit committee of one other publicly held company.

All members of the Audit Committee are independent.

Three of the four Audit Committee members are financial experts.

See Report of the Audit Committee on page 38 for additional information.

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Compensation Committee	THE COMPENSATION COMMITTEE HELD 4 MEETINGS, 100% ATTENDANCE IN 2025

Current Committee Members

Charles B. Stanley, Chair	Mark P. Board	Dean R. Gehring	Catherine J. Boggs	Alice Wong

Primary Responsibilities

discharge the Board’s responsibilities relating to compensation of the Company’s executive officers;

approve the design of our compensation program;

approve compensation levels and programs for the executive officers, including the CEO;
administer the Company’s cash-based and equity-based incentive compensation plans; and

administer our stock-based plans.

All members of the Compensation Committee are independent.

See The Compensation Committee Process and the Role of Management and Human Resources Department on page 47 for more information.

Governance and Social Responsibility Committee	THE GOVERNANCE AND SOCIAL RESPONSIBILITY COMMITTEE HELD 3 MEETINGS, 100% ATTENDANCE IN 2025

Current Committee Members

Alice Wong, Chair	Jill Satre	Catherine J. Boggs	Mark P. Board

Primary Responsibilities

periodically review our Corporate Governance Guidelines and other corporate procedures to ensure compliance with laws and regulations;

review any director candidates, including those nominated or recommended by shareholders;

identify individuals qualified to become directors consistent with criteria approved by the Board;

recommend to the Board the director nominees for the next annual meeting of shareholders, any special meeting of shareholders, or to fill any vacancy on the Board;
review the appropriateness of the size of the Board relative to its various responsibilities;

recommend committee assignments and committee chairs for the standing committees for consideration by the Board;

recommend policies, programs, practices, metrics, performance indicators, and progress concerning ESG matters to the Board; and

recommend to the Board any action on ESG and related matters that may be required or considered advisable.

All members of the Governance and Social Responsibility Committee are independent.

See Sustainability and Corporate Governance on pages 7 and 11 for more information.

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Health, Safety, Environmental and Technical Committee	THE HEALTH, SAFETY, ENVIRONMENTAL AND TECHNICAL COMMITTEE HELD 4 MEETINGS, 100% ATTENDANCE IN 2025

Current Committee Members

Mark P. Board, Chair	Dean R. Gehring	Charles B. Stanley	Alice Wong

Primary Responsibilities

review operational and exploration performance;

review operational, reserve, and other technical risks;

review and monitor health, safety, and environmental policies;

review the implementation and effectiveness of compliance systems;

review the effectiveness of health, safety and environmental policies, systems, and monitoring processes;
review audit results and updates from management with respect to health, safety, and environmental performance;

review emerging health, safety and environmental trends in legislation and proposed regulations affecting the Company;

review the technical activities of the Company; and

make recommendations to the Board concerning the advisability of proceeding with the exploration, development, acquisition, or divestiture of mineral properties and/or operations.

Executive Committee	THE EXECUTIVE COMMITTEE HELD NO MEETINGS IN 2025

Current Committee Members

Rob Krcmarov Chair	Catherine J. Boggs

Primary Responsibilities

empowered with the same authority as the Board in the management of our business, except for certain matters enumerated in our Bylaws and Delaware law, which are specifically reserved to the whole Board.

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Non-Executive Stock Award Committee	THE NON-EXECUTIVE STOCK AWARD COMMITTEE ACTED ON 2 UNANIMOUS CONSENTS IN 2025

Current Committee Members

Rob Krcmarov Chair	Catherine J. Boggs

Primary Responsibilities

empowered with the authority to make awards under the Hecla Mining Company 2010 Stock Incentive Plan to employees of the Company or any of its direct and indirect subsidiaries who are not executive officers of the Company or otherwise subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

Board and Committee Independence; Audit Committee Financial Expert

Our Corporate Governance Guidelines provide that the Board will have a majority of directors who meet the criteria for independence as defined in the NYSE rules. Based on information solicited from each director, and upon the advice and recommendation of the Governance Committee, our Board annually determines the independence of each of our directors in connection with the nomination process. Further, in connection with the appointment of any new director to the Board during the year, our Board makes the same determination. In making its recommendation to the Board, the Governance Committee, with assistance from the Company’s Secretary, evaluates responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest between such director, the Company, management, the independent registered public accounting firm, and the internal audit firm. In its review of director independence, the Governance Committee considers the commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the Company, management, the independent registered public accounting firm, and the internal auditor.

In February 2026, our Board affirmatively determined that all current directors (other than Mr. Krcmarov) have no material relationship with the Company and are independent according to the NYSE listing standards. The Board has determined that each member of the Audit, Compensation, and Governance Committees has no material relationship with the Company and they each satisfy the independence criteria (including the enhanced qualifications with respect to members of the Audit Committee and Compensation Committee) set forth in the applicable NYSE listing standards and SEC rules. In addition, the Board has determined that Ms. Satre, Mr. Stanley, and Ms. Wong qualify as “Audit Committee Financial Experts,” as such term is defined by the rules of the SEC.

Directors are expected to immediately inform the Board of any material change in their circumstances or relationships that may impact their independence.

Compensation Committee Procedures

The Compensation Committee has the sole authority to set compensation for our NEOs, including annual compensation amounts and Short-term Incentive Plan and Long-term Incentive Plan criteria, evaluate the performance of our NEOs, and make awards to our NEOs under our stock incentive plans. The Compensation Committee also reviews and approves any proposed plan or arrangement providing for incentive, retirement, or other compensation to our NEOs and oversees our assessment of whether our compensation practices are likely to expose the Company to material risks. In addition, the Compensation Committee annually recommends to the Board the slate of NEOs for the Company, periodically reviews the functions of our NEOs, and makes recommendations to the Board concerning those functions.

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CORPORATE GOVERNANCE

2025 Board Meetings and Attendance

Directors are expected to make every effort to attend the Annual Meeting, all Board meetings, and the meetings of the committees on which they serve. During 2025, there were six meetings of the Board. With the exception of Mr. Gehring who joined the Board in May 2025, each director attended 100% of the Board meetings and the committee meetings in which they are a member. With the exception of Mr. Gehring, all members of the Board attended last year’s Annual Meeting of Shareholders, which was held in May 2025.

Director Onboarding and Continuing Education

We conduct a comprehensive onboarding program with incoming directors to introduce them to Hecla and our management, business model, corporate strategy, financial condition, corporate organization, and governance practices.

Ongoing education for all directors is conducted throughout the year through discussions and presentations by subject matter experts (i.e., tailings, reclamation, etc.), mine site visits, and other events. Directors have contact with leaders throughout the organization. They receive information to assist in the performance of their duties as directors and committee members, as applicable, including quarterly updates concerning legal, regulatory, accounting, tax, finance, cybersecurity, compliance, and governance developments. These activities collectively help to ensure that new directors become, and existing directors remain, knowledgeable about the most important issues affecting our Company and our business. We also reimburse directors for attendance at external director education programs, membership in director organizations, and subscriptions to publications concerning governance and other relevant matters.

Board and Committee Self-Evaluation Process

Our Board recognizes that a thorough, constructive evaluation process enhances the Board’s effectiveness and is an essential element of good corporate governance. Accordingly, every year, our Board and each committee of the Board conducts a self-evaluation of its performance and effectiveness. The Governance Committee oversees the annual self-evaluation process on behalf of the Board.

The evaluations cover a broad range of topics, including Board and committee composition (encompassing skills, background, and experience); review of key areas of focus and effectiveness in overseeing those responsibilities; satisfaction of director performance, including that of the Board Chair; information needs and quality of materials presented; and areas where the Board should increase its focus. The evaluations also address satisfaction with Board and committee schedules, agendas, time allocated for topics, and the encouragement of open communication and discussion; access to management, experts, and internal and external resources; oversight of the financial reporting process and internal control procedures; ethics and compliance; the Company’s strategic direction and annual operating plan; succession planning; the selection and evaluation process of Board candidates; and the understanding of risks.

INFORMATION GATHERING

Our self-evaluation process is conducted on an anonymous basis, using our Board portal. We have found by using an anonymous evaluation process, the Board and committee members have a level of comfort in being able to critique the Board and/or the committees.

ANNUAL BOARD AND COMMITTEE EVALUATIONS

The Board and each committee conduct annual self-evaluations through the use of electronic questionnaires in the Board portal that cover the topics discussed on the previous page.

SUMMARY OF EVALUATIONS

Hecla’s Secretary uses our Board portal to generate a summarized report of our directors’ anonymous responses to the electronic questionnaires and submits the report to the appropriate chair of each committee of the Board for review before the next quarterly Board and/or committee meeting.

BOARD AND COMMITTEE REVIEW

Using the summaries of the self-evaluations as guides, our chair of the Governance Committee reviews the results of the Board evaluation, and each committee chair reviews the results of each committee evaluation. The self-evaluations and summaries are shared and discussed with the full Board and each committee.

Enhancement of the Evaluation Process. In 2025, the Governance Committee undertook a review of the evaluation process and approved a phased approach to strengthening it. Beginning in 2026, the Board intends to implement a new board assessment survey along with a formal director self-assessment. In 2027, the process is expected to expand further to include peer-to-peer evaluations, providing each

26 | Hecla Mining Company

CORPORATE GOVERNANCE

director with individual feedback from fellow Board members. To ensure independence and objectivity, the enhanced process will be administered by a third party. These enhancements reflect the Board’s commitment to continuous improvement in governance practices and its recognition that individual accountability and peer perspective are important complements to group self-assessment.

Shareholder Proposals for the 2027 Annual Shareholders’ Meeting

Our Bylaws establish procedures governing the nomination of individuals for election to our Board, and the proposal of business to be considered by our shareholders at an annual meeting of shareholders. For nominations or other business to be properly brought before an annual meeting of shareholders by a shareholder, the shareholder must have given timely notice thereof in writing to our Secretary. To be timely, shareholders’ notice must be delivered to our:

Secretary

6500 N. Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815-9408

•

not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that in the event the date of the annual meeting of shareholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting of shareholders and not later than the close of business on the later of the 90th day prior to the date of such annual meeting of shareholders or the 10th day following the day on which public announcement of the date of such meeting is first made by us. Adjournment or postponement of an annual meeting, or the public announcement thereof, shall not commence a new time period for giving shareholders’ notice as described above. Such shareholders’ notice must include the information specified in our Bylaws.

•

the applicable time period for timely shareholder submissions pursuant to the above provisions for the 2027 Annual Meeting of Shareholders is January 21, 2027 (the 120th day preceding the anniversary of the 2026 Annual Meeting) to February 20, 2027 (the 90th day preceding such anniversary).

Above is only a summary, and you should refer to the shareholder proposal requirements in our Bylaws.

Our Bylaws provide that the chairperson of the meeting (unless there is no Board Chair or the Board Chair is absent), shall have the power and duty to determine whether a nomination or any business proposed to be brought before an annual meeting of shareholders was made in accordance with the procedures set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, to declare that such defective proposal shall be disregarded. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

2026 Proxy Statement | 27

 Proposal 1

 Election of Two Class I Directors

In May 2025, after the Company’s 2025 annual shareholder meeting, George R. Johnson retired as a member of the Board. At the same time, the Board appointed Dean R. Gehring to the Board as a Class I director.

In accordance with our Restated Certificate of Incorporation, the Board is divided into three classes. The terms of office of the directors in each class expires at separate times. There are two Class I directors whose terms will expire at the Annual Meeting: Rob Krcmarov and Dean R. Gehring.

At a meeting held by the Governance Committee in February 2026, the committee determined that Messrs. Krcmarov and Gehring were qualified candidates to stand for reelection at the Annual Meeting. The Board designated each as nominees for election as directors of the Company, each for a three-year term expiring in 2029 and until their successors are elected and qualified or until their earlier death, resignation, or removal.

Mr. Gehring, who was appointed to the Board in May 2025, is a mining engineer with over 30 years of experience in the mining industry. He is currently a board advisor at Allonnia, a bioengineering company innovating recovery, tailings, and environmental solutions for the mining industry. He previously held executive roles at leading mining companies, including Chief Technology Officer for Newmont and President and CEO of Rio Tinto Minerals. He has been honored with the Society for Mining, Metallurgy & Exploration’s (SME) Ben F. Dickerson Award in recognition of his professionalism and contributions to the mining industry. The Governance Committee and Board determined that Mr. Gehring was independent under the NYSE listing standards, and appointed Mr. Gehring to serve on the Compensation and Health, Safety, Environmental & Technical Committees.

It is intended that the proxies solicited hereby from our shareholders that do not provide voting instructions will be voted FOR the election of Rob Krcmarov and Dean R. Gehring as Class I directors. If Mr. Krcmarov or Mr. Gehring becomes unable or is unwilling to accept election, the Board will either reduce the number of directors to be elected or select substitute nominees submitted by the Governance Committee. If substitute nominees are selected, proxies that do not provide voting instructions will be voted in favor of such nominees.

Biographical Information

Set forth below is biographical information for the two Class I director nominees, including the key qualifications, experience, attributes, and skills that led our Board to the conclusion that such nominees should continue to serve as a director. There are no family relationships among any of our directors or executive officers.

Our Board includes individuals with strong backgrounds in senior leadership and management, legal, geology, accounting, finance, and company and industry knowledge, and we believe that, as a group, they work effectively together in overseeing our business.

28 | Hecla Mining Company

MANAGEMENT PROPOSALS

Current Class I Nominees for Election to the Board – Terms Ending at the 2026 Annual Meeting

If elected, the two Class I nominees will serve for a three-year term ending in 2029 and until their successors are elected and qualified or until their earlier death, resignation, or removal. The two Class I nominees are as follows:

Class I Members of the Board – Term Ending at the 2026 Annual Meeting

Mr. Krcmarov was appointed our President and Chief Executive Officer in November 2024 and is a member of the Board of Directors. Prior to joining Hecla, he worked in various leadership roles at Barrick Gold Corporation beginning in 2001, including serving on the executive leadership team for 13 years. His most recent role at Barrick was as Executive Vice President – Exploration and Growth from March 2016 to November 2021. Mr. Krcmarov has over three decades of industry experience. He has been a member of the board for Orla Mining Ltd. since November 2023. He also served on the boards of Coeur Mining, Inc. from December 2023 to September 2024, Osisko Gold Royalties Ltd. from October 2022 to October 2024, and Major Drilling Group International Inc. from September 2022 to October 2024.

Board Qualification and Skills

Mr. Krcmarov is a geologist and experienced international mining executive who has held mine site, regional and corporate leadership roles in his 35-year career in the natural resources industry. He worked extensively as a geologist in the field of exploration and on mine sites. His international experience spans many countries in five continents and more than 20 countries including the United States, Canada, Russia, China, Japan, Indonesia, Papua New Guinea, Pakistan, Saudi Arabia, Tanzania, Zambia, Mali, Chile, Peru, Argentina, Ecuador, Guyana, and Colombia, among others. He has a strong record running efficient and safe operations, evaluating new business opportunities, conducting effective community relations, and engaging in constructive dialogue with institutional investors, financial markets, board members, government officials, and other stakeholders. His leadership capabilities span mineral exploration, drilling operations, mining operations, change management, research and development, and strategic planning.

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MANAGEMENT PROPOSALS

Mr. Gehring was appointed to Hecla’s Board of Directors in May 2025. He has been a board advisor for Allonnia, a bioengineering company innovating recovery, tailings, and environmental solutions for the mining industry since November 2024. He has previously held executive roles at leading mining companies, such as Newmont Corporation, including Executive Vice President and Chief Integration Officer from June 2023 to July 2024, Executive Vice President and Chief Development Officer from July 2022 to June 2023, and Executive Vice President and Chief Technology Officer from June 2019 to June 2022. He also served in several executive positions at Rio Tinto, including President and CEO of Rio Tinto Minerals from October 2014 to August 2016, and Vice President Operations from May 2012 to October 2014. He was the engineering Manager at the Grasberg Mine for Freeport Indonesia from July 2001 to December 2012, and the Projects Manager at Freeport Indonesia from January 2000 to June 2001. He has a B.S. in Mining Engineering and an MSc in Project Management from the University of Aberdeen. He is a professional engineer and a project management professional.

Board Qualification and Skills

Mr. Gehring is a mining engineer with over 30 years of experience in the mining industry.

Required Vote

Pursuant to our Bylaws, each nominee for election as a Class I director will be elected by the affirmative vote of a majority of votes cast at the Annual Meeting (with abstentions and broker non-votes not counted as votes cast), whether in person or by proxy. See What Votes are Required for the Proposals on page 97.

You may vote “FOR,” “AGAINST,” OR “ABSTAIN” on the nominees for election as directors.

The Board recommends that shareholders vote “FOR” the election of Rob Krcmarov and Dean R. Gehring as Class I directors.

Our directors whose terms are not expiring this year follow. They will continue to serve as directors for the remainder of their terms and until their respective successors are elected and qualified or until their earlier death, resignation, or removal.

30 | Hecla Mining Company

MANAGEMENT PROPOSALS

Continuing Class II Members of the Board – Term Ending at the 2027 Annual Meeting

Ms. Boggs served as our Interim President and Chief Executive Officer between May 2024 and November 2024. Previously she was the General Counsel at Resource Capital Funds from January 2011 until her retirement in February 2019. Since November 2019, she has been serving as an Intermittent Expert in mining with the US Department of Commerce’s Commercial Law Development Program. She was a board member of Funzeleo from January 2016 to September 2021, as well as briefly serving on the board of U.S. Energy Corp. from June 2019 to December 2019. She has served as a board member of Capital Limited since September 2021 and is an Adjunct Professor at the University of Denver, Sturm College of Law.

Board Qualification and Skills

Ms. Boggs has over 40 years’ experience as an attorney in the mining and natural resources sectors, in both domestic and international mining. She has experience in leadership in the mining industry, having worked for Barrick Gold Corporation, serving in a variety of leadership roles, including serving as the Chief Executive Officer of Tethyan Copper Company, interim President of the African Business Unit, and as interim General Counsel of African Barrick Gold. She also has experience in due diligence, country and political risk assessments, and the structuring and implementation of risk mitigation strategies.

Mr. Board has been President of M Board Mining Consulting, LLC since 2020, where he provides engineering consulting services to the international mining industry. He served as Vice President – Innovation and Technical Services for Hecla Limited, a subsidiary of the Company, from June 2014 until his retirement in June 2020. Prior to that, he acted as a consulting engineer for Itasca Consulting Group where he provided mine evaluation, mine design and stability assessments for underground and open pit mines worldwide.

Board Qualification and Skills

Mr. Board has over 46 years’ experience as a mining and geotechnical engineer. His particular specialty is design of deep underground mines and caving operations. He holds a PhD in Geological Engineering from the University of Minnesota and is an elected Member of the US National Academy of Engineering.

2026 Proxy Statement | 31

MANAGEMENT PROPOSALS

Class III Members of the Board – Term Ending at the 2028 Annual Meeting

Mr. Stanley served as Independent Lead Director of Hecla from May 2024 to November 2024. He has been the Managing Member of Cutthroat Energy, LLC since April 2019. Prior to that, Mr. Stanley served as Chief Executive Officer and President of QEP Resources, Inc. from May 2010 until his retirement in January 2019, and Chairman of the Board of QEP Resources, Inc. from May 2012 until his retirement in January 2019.

Board Qualification and Skills

Mr. Stanley has over 42 years’ experience in natural resources, including international and domestic upstream and midstream oil and gas industry. He is a geologist with an extensive background in natural resources. He gained his extensive financial experience from a lengthy career with QEP Resources, Inc., and prior companies. In addition to his former position at QEP Resources, Inc., Mr. Stanley served in numerous other senior leadership positions, including Chief Executive Officer and President of QEP Midstream Partners, LP, and Chief Operating Officer of Questar Corporation. He served on the board of QEP Resources, Inc. for eight years and as Chair of the Board from 2012 until his retirement in 2019. Prior to serving on QEP’s board, Mr. Stanley served on the board of Questar Corporation for eight years and has served on the boards of various oil and gas industry trade organizations.

Ms. Wong served as Senior Vice President and Chief Corporate Officer of Cameco Corporation, one of the largest global providers of uranium fuel, from July 2011 to June 2024 and then as Senior Advisor to the CEO until her retirement in October 2024. She was Cameco’s Vice President of Safety, Health, Environment, Quality and Regulatory Relations from 2008 to 2011, and Vice President of Investor, Corporate and Government Relations from 2005 to 2008. She joined the board of Precision Drilling Corporation in 2024. She also served on the board of SaskEnergy Corporation from 2016 to 2023, Mining Association of Canada from 2016 to 2024, Canadian Nuclear Association from 2013 to 2024, and Saskatchewan Mining Association from 2013 to 2024. In 2021, Ms. Wong was named a Catalyst Honours Champion in recognition of her significant contributions to advancing women and championing inclusion in the workplace and being a role model for inclusive leadership in corporate Canada.

Board Qualification and Skills

Ms. Wong was with Cameco for more than 35 years, served in increasingly senior leadership roles, and gained a wealth of experience from her diverse responsibilities. In her former role as Senior Vice President and Chief Corporate Officer, she provided executive oversight for human resources, safety, health, environment, quality, regulatory relations, business technology services, supply chain management, internal audit, and corporate ethics. She also has experience in digital transformation as well as oversight of IT and cyber risk management. She obtained her Corporate Directors Designation (ICD.D) from the ICD Rotman Director’s Education Program.

32 | Hecla Mining Company

MANAGEMENT PROPOSALS

Ms. Satre served as the Vice President Internal Audit & Corporate Compliance at TC Energy Corporation, a major North American energy company from March 2023 to March 2026. Prior to that she was a partner at PricewaterhouseCoopers (“PwC”) from July 2015 to February 2023 and held various leadership roles at PwC beginning in September 2000.

Board Qualification and Skills

In her position with TC Energy, she provided strategic direction and oversight of corporate compliance programs, enterprise risk management, internal audit, and internal controls over financial reporting. With her two decades of working at PwC, she brings a breadth of experience in resource extraction industries, including mining and energy. Ms. Satre holds a Chartered Professional Accountant designation in Alberta, Canada and is an inactive Certified Public Accountant (“CPA”) in California, US.

2026 Proxy Statement | 33

 Compensation of Independent

 Directors

The Compensation Committee (“committee”) of the Board is responsible for recommending to the independent members of the Board the form and amount of compensation for our independent directors. The independent members of the Board consider the committee’s recommendation and make the final determination of independent director compensation.

Compensation for independent directors is designed to reflect current market trends and developments with respect to compensation of Board members. It consists of a combination of cash retainers and an equity award.

Compensation Consultant and Peer Group Benchmarking

In 2025, the committee did not retain an independent compensation consultant to review director compensation. In 2025, the Company’s human resources department analyzed our independent director’s compensation against our peer group. The human resources department recommended no changes to the independent director’s compensation in 2025.

Components of Independent Director Compensation

Compensation Element	Current Value

Annual Board Retainer	$105,000

Annual Board Chair Retainer	$180,000

Annual Committee Chair Retainer for:

• Health, Safety, Environmental & Technical Committee	$15,000

• Audit Committee	$15,000

• Compensation Committee	$15,000

• Governance Committee	$15,000

• Executive Committee	$—

• Non-Executive Stock Award Committee	$—

Annual Equity Grant (dollar equivalent)	$125,000

Annual cash retainers are paid in quarterly installments. Other than annual cash retainers and equity, no other attendance fees are paid to the independent directors.

Equity Compensation

We maintain the Amended and Restated Hecla Mining Company Stock Plan for Nonemployee Directors (the “Director Stock Plan” or the “Plan”). If the amendment described under Proposal 4 is not adopted, the plan is scheduled to terminate on May 15, 2027, and is subject to termination by the Board at any time. Pursuant to the plan, before September 30 of each year, each independent director is credited with a number of shares determined by dividing the annual equity retainer payable to each independent director for service on the Board for the following year by the average closing price for Hecla’s common stock on the NYSE for the prior calendar year (the “Stock Retainer”). A minimum of 25% of the annual Equity Grant under the Director Stock Plan is contributed to a grantor trust established by the Company. Each director may elect, prior to the first day of the applicable year, to have a greater percentage contributed to the grantor trust for that year. The remaining portion of the Equity Grant will be transferred to the independent director as soon as practicable. Independent directors joining the Board after September 30 of any year will be credited with a pro rata grant of shares when they join the Board.

The shares held in the grantor trust are subject to the claims of our creditors until delivered under the terms of the Director Stock Plan. Delivery of the shares from the trust occurs upon the earliest of: (i) death or disability; (ii) retirement from the Board; (iii) a cessation of the director’s service for any other reason; (iv) a change in control of the Company (as defined in the Director Stock Plan); or (v) a time elected by the director, except shares must be held in the trust for at least two years prior to delivery. As of December 31, 2025, there were 1,874,764 shares remaining available for issuance under the Director Stock Plan.

34 | Hecla Mining Company

MANAGEMENT PROPOSALS

The following chart summarizes the annual cash and equity compensation for our independent directors during 2025.

Independent Director Compensation for 2025

Director	Fees Earned or Paid in Cash ($)(3)	Stock Retainer ($)(4)	All Other Compensation ($)		Total ($)

Mark P. Board	112,500	147,815	—		260,315

Catherine J. Boggs	180,000	147,815	—		327,815

Dean R. Gehring(1)	52,500	147,815	—		200,315

George R. Johnson(2)	60,000	—	5,000	(5)	65,000

Stephen F. Ralbovsky	120,000	147,815	—		267,815

Jill Satre	105,000	147,815	—		252,815

Charles B. Stanley	120,000	147,815	—		267,815

Alice Wong	120,000	147,815	—		267,815

(1)	Mr. Gehring joined the Board in May 2025, thereby only receiving the third and fourth quarter annual payments.

(2)	Mr. Johnson retired from the Board in May 2025, thereby only receiving the first and second quarter annual payments and not receiving any equity compensation.

(3)	Includes the annual retainer fee and committee chairperson annual retainer fees, earned quarterly, each as discussed in more detail below. Dollar amounts are comprised as follows:

Name	Annual Retainer Fee ($)	Committee Chair Fee ($)

Board(1)	105,000	7,500

Boggs	180,000	—

Gehring	52,500	—

Johnson(2)	52,500	7,500

Ralbovsky(3)	105,000	15,000

Satre	105,000	—

Stanley(4)	105,000	15,000

Wong(5)	105,000	15,000

(1)	Health, Safety, Environmental & Technical Committee Chair
(2)	Mr. Johnson retired from the Board on May 21, 2025
(3)	Audit Committee Chair
(4)	Compensation Chair
(5)	Governance and Social Responsibility Chair

(4)

The amounts in the column headed “Stock Retainer” represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718. For a description of the assumptions used in valuing the awards please see Note 12 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. The Stock Retainer column represents the aggregate grant date fair value of the stock granted to each independent director under the Director Stock Plan in 2025 as computed in accordance with ASC Topic 718. For each director, except Mr. Johnson who retired in May 2025, the number of common shares granted was determined by dividing $125,000 by the average closing price for Hecla’s common stock on the NYSE for the prior calendar year ($5.3023) ($125,000 ÷ $5.3023 = 23,575). On June 6, 2025, each independent director received 23,575 shares of our common stock under the terms of the Director Stock Plan. Based on our closing stock price on the NYSE on the date of grant of June 6, 2025 ($6.27), the grant date fair value for each grant of 23,575 shares was $147,815. The actual value realized by an independent director will depend on the market value of our common stock on the date the underlying stock is sold.

(5)	The Company made a matching contribution under its charitable matching gift program on behalf of Mr. Johnson.

2026 Proxy Statement | 35

MANAGEMENT PROPOSALS

Other

The Company covers directors under its overall director and officer liability insurance policies, as well as reimbursing them for travel, lodging, and meal expenses incurred in connection with their attendance at Board and committee meetings, meetings of shareholders, and for traveling to visit our operations or other Company business. Directors are eligible, on the same basis as Company employees, to participate in the Company’s matching gift program, pursuant to which the Hecla Charitable Foundation matches contributions made to qualifying nonprofit organizations. Beyond these items, no other compensation was paid to any independent director.

Independent Director Stock Ownership Guidelines

To more closely align the Company’s independent directors’ financial interests with those of our shareholders, in June 2012, the Board adopted stock ownership guidelines for our independent directors. Under these guidelines, each independent director is required to own shares of common stock (which includes shares held under the Director Stock Plan) valued at three times their annual cash retainer within five years of their appointment to the Board. In the event an independent director’s cash retainer increases, they will have three years from the date of the increase to acquire any additional shares needed to meet these guidelines.

Because of fluctuations in the Company’s stock price, in February 2016, the Board amended the stock ownership guidelines to provide a valuation methodology that consists of valuing the shares held by using the average closing price of the Company’s common stock on the NYSE for the previous calendar year. Because share prices of all companies are subject to market volatility, the Board believes that it would be unfair to require a director to buy more shares simply because Hecla’s stock price drops. In the event there is a significant decline in Hecla’s stock price that causes a director’s holdings to fall below the applicable threshold, the director will not be required to purchase additional shares to meet the threshold, but they generally may not sell or transfer any shares until the threshold has again been achieved.

As of December 31, 2025, Messrs. Board, Stanley, Ralbovsky, as well as Ms. Boggs and Ms. Wong met the guidelines. Ms. Satre and Mr. Gehring are not yet required to meet the minimum shareholdings. At the time of his retirement in May 2025, George R. Johnson, had met the guidelines.

Additional information regarding shares held by the independent directors is included in the Security Ownership of Certain Beneficial Owners and Management table on page 91.

36 | Hecla Mining Company

 Proposal 2

 Ratify the Appointment of BDO USA, P.C. as our

 Independent Registered Public Accounting Firm for 2026

The Audit Committee is solely responsible for the appointment, compensation, retention, evaluation, and termination, if necessary, of the independent registered public accounting firm retained to audit our financial statements. The Audit Committee appointed BDO USA, P.C. (“BDO”) as the independent registered public accounting firm for Hecla for the calendar year ending December 31, 2026. BDO has been retained in that capacity since 2001. The Audit Committee is aware that some may believe a long-tenured auditor poses an independence risk. To address these concerns, the Audit Committee:

•	reviews all non-audit services and engagements provided by BDO, specifically with regard to the impact on the firm’s independence;

•	conducts a quarterly assessment of BDO’s service quality, and its working relationship with our management;

•	conducts regular private meetings separately with each of BDO and our management;

•	interviews and approves the selection of BDO’s new lead engagement partner with each rotation;

•	at least annually, obtains and reviews a report from BDO, describing all relationships between the independent auditor and Hecla; and

•	reviews data relating to audit quality and performance, including the most recent Public Company Accounting Oversight Board (“PCAOB”) reports on BDO and its peer firms.

The members of the Audit Committee believe that the continued retention of BDO to serve as our independent registered public accounting firm is in the best interests of Hecla and our shareholders.

Although ratification is not required, the Board and the Audit Committee are submitting the appointment of BDO as our independent registered public accounting firm for 2026 to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm, and as a matter of good governance practice. In the event our shareholders fail to ratify the appointment, it will be considered as a direction to the Board and to the Audit Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interest of the Company and its shareholders.

Representatives of BDO are expected to be present at the Annual Meeting with the opportunity to make statements and respond to appropriate questions from shareholders present at the meeting.

Required Vote

Under the Sarbanes-Oxley Act of 2002, the Audit Committee has the sole authority to appoint the independent registered public accounting firm for the Company. However, the Board feels that it is important for the shareholders to ratify the selection of BDO USA, P.C. as our independent registered public accounting firm for 2026. This proposal requires the affirmative vote of a majority of votes cast at the Annual Meeting (with abstentions and broker non-votes not counted as votes cast), whether in person or by proxy. See What Votes are Required for the Proposals on page 97.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to ratify the appointment of BDO USA, P.C. as our independent registered public accounting firm for 2026.

The Audit Committee and Board recommend shareholders vote “FOR” ratifying the appointment of BDO USA, P.C. as our independent registered public accounting firm for 2026.

2026 Proxy Statement | 37

MANAGEMENT PROPOSALS

Pre-Approval Process

The Audit Committee is responsible for reviewing and, if appropriate, pre-approving all audit-related and non-audit services to be performed by our independent registered public accounting firm. The Audit Committee charter authorizes the Audit Committee to establish a policy and related procedures regarding the pre-approval of audit-related and non-audit services to be performed by our independent registered public accounting firm.

The Audit Committee has delegated its pre-approval authority to the Chair of the Audit Committee, who is authorized to pre-approve services to be performed by our independent registered public accounting firm and the compensation to be paid for such services until the next regularly scheduled meeting of the Audit Committee, provided that in such case, the Chair shall provide a report to the Audit Committee at its next regularly scheduled meeting of any services and compensation approved by the Chair pursuant to the delegated authority. On a periodic basis, management reports to the Audit Committee the actual spending for projects and services compared to the approved amounts. All audit-related services performed by our independent registered public accounting firm in the calendar year ended December 31, 2025, were approved by the Audit Committee.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by BDO for the audit of our annual financial statements for the calendar years ended December 31, 2025 and 2024, and fees for other services rendered by BDO during those periods.

	2025	2024

Audit Fees(1)	$1,338,000	$1,428,248

Audit Related Fees(2)	$149,900	$145,600

Tax Fees	—	—

All Other Fees	—	—

Total	$1,487,900	$1,573,848

(1)

Relates to services rendered in connection with the annual audit of our consolidated financial statements, quarterly reviews of financial statements included in our quarterly reports on Form 10-Q, and fees related to the review of registration statements and prospectuses filed with the SEC.

(2)	Consists of fees for employee benefit plans financial statement audits.

Report of the Audit Committee

The Audit Committee acts under a written charter, which was amended in February 2026. You may obtain a copy of the charter in the “Company” section of https://www.hecla.com under “Governance & Ethics.”

In the performance of its oversight responsibilities, the Audit Committee (1) reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements for the calendar year ended December 31, 2025; (2) discussed with BDO the matters required to be discussed by the applicable requirements of the PCAOB and SEC; (3) received the written disclosures and the letter from BDO required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee regarding independence; and (4) discussed with BDO any relationships that may impact its objectivity and independence and satisfied itself as to the firm’s independence. During 2025, the Audit Committee worked with management, our Director of Internal Audit, and BDO to address Sarbanes-Oxley Section 404 internal control requirements. The Audit Committee met five times in 2025.

Company management is responsible for the assessment and determination of risks associated with the Company’s business, financial reporting, operations, and contractual obligations. The Audit Committee, together with the Board of Directors, is responsible for oversight of the Company’s management of risks. As part of its responsibilities for oversight of the Company’s management of risks, the Audit Committee has reviewed and discussed the Company’s enterprise-wide risk assessment, and the Company’s policies with respect to risk assessment and risk management, including discussions of individual risk areas as well as an annual summary of the overall process.

38 | Hecla Mining Company

MANAGEMENT PROPOSALS

The Audit Committee has discussed with both Hecla’s Director of Internal Audit and BDO the overall scope of the plans for their respective audits. The Audit Committee regularly meets with a representative of the firm hired to serve as Hecla’s Director of Internal Audit and representatives of BDO, in regular and executive sessions, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of Hecla’s financial reporting and compliance programs.

Management is responsible for the Company’s financial reporting process, including establishing and maintaining adequate internal controls over financial reporting and the preparation of the Company’s financial statements. BDO is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles. BDO is also responsible for performing an independent audit of the effectiveness of the Company’s internal controls over financial reporting and issuing a report thereon. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and BDO. Based on the review and discussion and the representations made by management and BDO, the Audit Committee recommended to the Board that the audited consolidated financial statements for the calendar year ended December 31, 2025, be included in the Company’s Annual Report on Form 10-K for the calendar year ended December 31, 2025, and filed with the SEC.

The material contained in this Audit Committee Report does not constitute soliciting material, is not deemed filed with the SEC, and is not incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (“Exchange Act”), whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically incorporates this Audit Committee Report by reference therein.

Respectfully submitted by

The Audit Committee of the

Board of Directors

Stephen F. Ralbovsky, Chair(1)

Catherine J. Boggs

Jill Satre(2)

Charles B. Stanley

Alice Wong

(1)	retired on February 19, 2026, after the Committee approved this report.

(2)	Ms. Satre was appointed Chair of the Audit Committee on February 19, 2026.

2026 Proxy Statement | 39

 Proposal 3

 Approval, on an Advisory Basis, of our Named Executive

 Officer Compensation for 2025

Our Board seeks your vote to approve, on an advisory, non-binding basis, the compensation paid to our named executive officers (“NEOs”) for 2025 as set forth under the heading Compensation Discussion and Analysis (CD&A) on page 42, and related material. This proposal, commonly known as a “Say-on-Pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation as a whole. The Board believes that our current NEO compensation program is right for the Company and our shareholders. The program is designed to attract, retain, and motivate talented individuals who possess executive experience and the leadership skills needed by the Company to maintain and increase shareholder value. We seek to provide NEO compensation that is competitive with that provided by companies in our peer group within the mining industry. We also seek to provide both short- and long-term financial incentives to our NEOs that reward them for superior performance and achieving financial results and strategic objectives that are expected to contribute to increased long-term shareholder value.

Underlying these incentives is a strong philosophy of “pay-for-performance” that forms the foundation of decisions regarding the compensation of our NEOs. This compensation philosophy, which has been consistent over many years, is designed to align the interests of our NEOs with the interests of our shareholders and is central to our ability to attract, retain and motivate executive leaders to guide the Company through market challenges over the long term.

The primary methods we use to align the interests of our NEOs with our shareholders include:

•	placing a vast majority (79.2%) of our CEO’s total compensation at-risk;

•	targeting total direct compensation of our NEOs at approximately the 50th percentile of peer compensation;

•	striking the right balance between short- and long-term compensation; and

•

selecting appropriate performance metrics, including market-based measures such as total shareholder return, annual financial and operational goals (such as production, cash flow, exploration, and safety).

In 2025, of our shareholders who voted, 97% voted in favor of our NEO compensation program. In advance of the Annual Meeting, we conducted a shareholder engagement campaign to speak directly with some of our shareholders to discuss any concerns they had with our executive officer’s compensation. Our shareholder engagement campaign and any related changes, if any, to our NEO compensation program are described in more detail in the section entitled “Shareholder Engagement” starting on page 43.

In considering how to vote on this proposal, we urge you to review the relevant disclosures in this Proxy Statement, particularly the CD&A section, which contains detailed information about our NEO compensation program. We have held our “Say-on-Pay” advisory vote annually since 2011. The next required shareholder vote to recommend the frequency of such votes is expected to occur in 2029.

The Board and the Compensation Committee value the opinions of our shareholders and to the extent there are significant votes against the NEO compensation as disclosed in this Proxy Statement, the Compensation Committee will carefully review and consider the voting results when evaluating our NEO compensation program.

We are asking shareholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, described in the CD&A, Summary Compensation Table for 2025, and the related compensation tables and narrative in the Proxy Statement for the Company’s 2026 Annual Shareholders’ Meeting, is hereby APPROVED.”

40 | Hecla Mining Company

MANAGEMENT PROPOSALS

Required Vote

The advisory vote on NEO compensation in 2025 requires the affirmative vote of a majority of votes cast at the Annual Meeting (with abstentions and broker non-votes not counted as votes cast), whether in person or by proxy. See What Votes are Required for the Proposals on page 97.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to approve the compensation of our NEOs.

The Board recommends that you vote “FOR” approval, on an advisory basis, of our named executive officer compensation for 2025.

2026 Proxy Statement | 41

 Compensation Discussion And

 Analysis And Other Information

This CD&A describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last calendar year to our NEOs, determined in accordance with SEC rules.

42 | Hecla Mining Company

COMPENSATION DISCUSSION & ANALYSIS

Our Compensation Committee (“committee”) strives to design a fair and competitive compensation program for our executive officers that will attract, motivate, and retain highly qualified and experienced executives, provide incentives based on our performance and reward performance, with an overall emphasis on maximizing our long-term shareholder value. Our executive compensation program consists of several components, including base salary, short-term and long-term performance awards (paid in cash or equity), equity awards, a deferred compensation plan and retirement benefits. The NEOs who are discussed throughout this CD&A and in the compensation tables are:

Name	Age	Principal Position

Rob Krcmarov	61	President and CEO (“CEO”)

Carlos Aguiar	55	Sr. Vice President and Chief Operating Officer (“SVP-COO”)

Russell D. Lawlar	46	Sr. Vice President and Chief Financial Officer (“SVP-CFO”)

David C. Sienko	57	Sr. Vice President – General Counsel and Secretary (“SVP-GC”)

Michael L. Clary	58	Former Sr. Vice President and Chief Administrative Officer (“Fmr. SVP-CAO”)

Glossary of CD&A Terms

committee	Compensation Committee	2010 Stock Plan	2010 Stock Incentive Plan

STIP	Short-term Incentive Plan	KEDCP	Key Employee Deferred Compensation Plan

LTIP	Long-term Incentive Plan	Retirement Plan	Hecla Mining Company Retirement Plan, a defined benefit retirement plan

PSUs	Performance-based Units	SERP	Supplemental Excess Retirement Plan

RSUs	Restricted Stock Units	SEC	Securities and Exchange Commission

TSR	Total Shareholder Return	ESG	Environmental, Social and Governance

GAAP	Generally Accepted Accounting Principles in the United States	NYSE	New York Stock Exchange

Dodd-Frank Act	Dodd-Frank Wall Street Reform and Consumer Protection Act	TRIFR	Total Reportable Injury Frequency Rate

AISC	All-In Sustaining Cost After By-Product Credits	AgEq	Silver Equivalent

401(k) Plan	Hecla’s Capital Accumulation Plan, a defined contribution retirement plan	LTI	Long-term Incentive Components (LTIP, RSUs and PSUs)

NEOs	Named Executive Officers

Shareholder Engagement

Shareholder Engagement. In 2025, of our shareholders who voted, 95.5% voted in favor of our NEO compensation program—a significant improvement from 2024, and a return to the strong support levels we have historically enjoyed. We believe this reflects our ongoing commitment to engaging with shareholders and being responsive to their feedback on our executive compensation program, policies, and practices.

In early 2026, we proactively reached out to our largest shareholders to solicit feedback on our executive compensation program and to discuss the issues most important to them. We use any feedback received to inform our future compensation program decisions.

2026 Proxy Statement | 43

COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

We are the largest primary silver producer in the United States and Canada – and the oldest NYSE-listed precious metals mining company in North America (listed for 61 years). We produce more than 37% of all silver produced in the United States and Canada, and have operating mines in Alaska (Greens Creek), Idaho (Lucky Friday), and the Yukon Territory, Canada (Keno Hill). In 2025, we also operated the Casa Berardi mine in Quebec, Canada, which we sold in March 2026. We also own a number of exploration and pre-development properties in world-class silver and gold mining districts throughout North America.

2025 was an exceptional year for Hecla and our shareholders. Hecla’s stock price appreciated approximately 291% during the year, and our total shareholder return was also approximately 291%—dramatically outperforming both the S&P 500 (approximately 16%) and the price of silver itself (approximately 148%), the commodity most central to our business. The committee believes the compensation decisions reflected in this proxy statement are consistent with, and supported by, that record of value creation for our shareholders in 2025.

In 2025, our operational and financial results demonstrated the strength and consistency of our portfolio. Record mine performance, improved safety, industry-leading silver costs, record revenue, and significant balance sheet de-leveraging underscore the value we continued to create for our shareholders.

Financial Highlights

•	record sales of more than $1.4 billion, up approximately 53% from 2024;

•	net income and Adjusted EBITDA of $321.7 million and $670.0 million, respectively, compared to $35.8 million and $337.9 million, respectively, in 2024; and

•	$241.6 million in cash and cash equivalents at year-end, compared to $26.9 million in 2024.

Operational Highlights

•	company-wide silver production of 17.0 million ounces exceeded 2024 by more than 5% and came in at the top end of consolidated silver production guidance;

•	Lucky Friday and Keno Hill achieved record silver production;

•	company-wide TRIFR reduced to 1.69, an improvement of 13% over 2024; and

•	silver cash cost of ($1.75) per ounce and AISC of $11.28 per ounce after by-product credits in 2025, compared to $2.72 and $13.06, respectively, in 2024.

After considering overall Company performance in 2025, the committee determined the Company achieved 171% of the STIP target. The committee assessed 2023-2025 LTIP performance to be 95% of target, or $86.00 per unit. Lastly, our three-year TSR ranking achieved the 50th percentile of our peer group, which resulted in a payout of PSUs awarded to our NEOs in 2023 at 100% of awards granted.

44 | Hecla Mining Company

COMPENSATION DISCUSSION & ANALYSIS

Key Operating and Significant Financial Results

The mining business requires long-term planning and implementation of operating strategies over several years to deliver successful operating and financial results. Accordingly, in the table below and summary that follows, we set forth our key operating and financial results for years 2025, 2024, and 2023.

	As of and for the Year Ended December 31,

Key Results	2025	2024	2023

Silver (ounces) produced	17,026,785	16,169,930	14,342,863

Gold (ounces) produced	150,509	141,923	151,259

Lead (tons) produced	56,131	52,515	40,347

Zinc (tons) produced	68,558	66,308	60,579

Copper (tons) produced	1,804	1,874	1,823

Sales (in millions)	$1,423.0	$929.9	$720.2

Net income (loss) (in millions)	$321.7	$35.8	$(84.2)

Basic income (loss) per common share	$0.49	$0.06	$(0.14)

Adjusted EBITDA (in millions)(1)	$670.0	$337.9	$208.8

Cash from operating activities (in millions)	$562.6	$218.3	$75.5

Cash and cash equivalents (in millions)	$241.6	$26.9	$106.4

(1)	Adjusted EBITDA is a non-GAAP measurement. See Appendix B for a reconciliation to GAAP.

Our overall operating and financial results are more fully described in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K filed with the SEC on February 17, 2026. Some of our key achievements during 2025 were as follows:

Operational

•	silver reserves of 231 million ounces;

•	gold reserves of 2.0 million ounces;

•	produced 17.0 million ounces of silver and 150,509 ounces of gold;

•	zinc production of 68,558 tons and lead production of 56,131 tons;

•	Lucky Friday achieved record production of 5.3 million silver ounces;

•	Keno Hill produced 3.0 million ounces of silver, meeting guidance of 2.9 – 3.1 million ounces; and

•	company-wide reduced the TRIFR to 1.69, an improvement of 13% over 2024.

Financial

•	cash flow from operating activities of $562.6 million allowed for full repayment of IQ notes and full repayment of the revolving credit facility;

•	achieved record sales of $1.4 billion;

•	Keno Hill became profitable for the first time under our ownership, delivering $53.7 million in gross profit and Casa Berardi generated $112.4 million of gross profit;

2026 Proxy Statement | 45

COMPENSATION DISCUSSION & ANALYSIS

•	generated net income applicable to common shareholders of $321.2 million and returned $10.4 million to our common shareholders through dividend payments, including preferred stock payments;

•	made capital expenditures of approximately $252.4 million, including $54.6 million at Greens Creek, $72.9 million at Lucky Friday, $61.5 million at Casa Berardi, and $58.2 million at Keno Hill;

•	spent $27.7 million on exploration and pre-development activities; and

•	raised $216.3 million in common stock sales under our ATM program with proceeds used to redeem $212 million of our Senior Notes.

Governance

•	added one new director in 2025; and

•	our Board consists of 43% women.

Benchmarking and Competitive Analyses

We have adopted a pay-for-performance philosophy that incentivizes performance by targeting approximately the median on both base and variable compensation compared to our peer group. The total direct compensation of our NEOs is targeted at approximately the 50th percentile. The process of setting targeted compensation includes consideration of a NEOs skills, experience, knowledge, and reputation in the industry, as well as Company needs.

Central to the pay review process is the selection of a relevant peer group. Because we operate in a global business that is dominated by Canadian companies, our peer group includes only three U.S. companies. In addition, we have a corporate office in Vancouver, British Columbia, where two of our executives and other employees work. The committee reviews and determines the composition of our peer group on an annual basis. In May 2025, the committee approved the same peer group as used in the previous year.

In 2025, our peer group was made up of the following 12 companies, which is the same peer group used for NEO compensation in 2023 and 2024, with the exception of NOVAGOLD Resources which was removed in 2025 as they have minimal assets, are not yet in production and therefore have no revenue, and only list two named executive officers in their proxy statement. The committee also considered two additional companies for inclusion in the peer group, but these companies were ultimately omitted as they did not meet the size requirements for revenue, market cap, and total assets, and further they had operations that are primarily outside our traditional jurisdiction of North America. The 2025 peer group was made up of the following:

Company	Annual Revenue(1) ($US millions)		Market Cap(1) ($US millions)	Total Assets(1) ($US millions)		Corporate Location

Alamos Gold Inc. (NYSE: AGI)	1,809		16,198	6,385		Canada

B2Gold Corporation (NYSE: BTG)	3,061		6,046	5,879		Canada

Centerra Gold Inc. (NYSE: CGAU)	1,307		2,871	2,946		Canada

Coeur Mining Inc. (NYSE: CDE)	2,070		11,449	4,696		United States

Eldorado Gold Corporation (NYSE: EGO)	1,819		7,111	6,727		Canada

First Majestic Silver Corp. (NYSE: AG)	1,257		8,185	4,695		Canada

IAMGOLD Corporation (NYSE: IAG)	2,853		9,741	6,347		Canada

New Gold Inc. (NYSE: NGD)	1,242	(2)	6,900	3,180	(2)	Canada

Pan American Silver Corporation (NYSE: PAAS)	3,619		21,856	9,742		Canada

Royal Gold, Inc. (Nasdaq: RGLD)	1,030		18,783	9,538		United States

SSR Mining Inc. (Nasdaq: SSRM)	1,630		4,450	6,094		United States

Torex Gold Resources Inc. (OTC: TORXF)	1,306		4,582	3,025		Canada

Median	1,720		7,659	5,866

Hecla Mining Company (NYSE: HL)	1,423		13,034	3,561		United States

(1)	In $US million as of year-end 2025.

(2)

New Gold Inc. (NGD) had not reported full year 2025 results as of this proxy filing date, due to its acquisition by Coeur Mining, Inc. Revenue data reflects trailing twelve-month figures and total asset data reflects third quarter 2025 figures, each as reported in New Gold’s most recent public filings. The Compensation Committee reviewed peer compensation data on this basis in connection with its 2025 compensation decisions.

46 | Hecla Mining Company

COMPENSATION DISCUSSION & ANALYSIS

The peer group is composed entirely of publicly held companies, all of which are engaged in the business of mining precious metals, with revenue, market capitalization, and total assets within a reasonable range of Hecla’s. We believe these peer companies are appropriate because they are in the same industry, compete with us for executive talent, have executives in positions similar to ours, and are considered by the committee to be comparable to Hecla.

Over the years during our shareholder engagement discussions, some of our largest shareholders informed us that, compared to peer groups selected by proxy advisory firms, they consider the peer group chosen by us to be more relevant and appropriate for compensation and performance benchmarking purposes. The peer group selected last year by Glass Lewis included 11 of our 12 selected peers. The peer group selected by Institutional Shareholder Services (ISS) included only 3 of our 12 selected peers. The rest of the peer group selected by ISS contained U.S.-based companies in the industrial and specialty chemicals, plastics, coatings, nickel and cobalt-based alloys, steel products, and other industries—companies and industries whose market fundamentals are materially different from that of the precious metals mining industry. We understand that ISS’s internal policies prohibit its inclusion of Canadian companies (which account for 9 of our peers) and require that Hecla be compared to companies having only similar revenue instead of similar market capitalization or total assets. We believe a fair compensation peer group, in terms of both industry profile and size, for Hecla should include Canadian mining companies.

The committee reviewed an analysis of executive compensation levels at the 25th, median, average, and 75th percentiles of the peer group for positions comparable to those held by each of our NEOs. The committee also compared the target total cash compensation (base salary plus target STIP) for each of the NEOs against these benchmarks. For retention and competitive considerations, in comparison to the peer group data applicable to each NEOs position, we generally target each NEOs total direct compensation at the median level and deliver compensation above or below these levels when warranted by individual performance. In 2025, total direct compensation for our NEOs was targeted approximately at the median of the peer group.

In 2025, the committee approved a separate peer group to be used specifically with regard to TSR, which is the same as our 2024 TSR peer group, for purposes of our PSUs, discussed below, which consisted of the following companies:

Alamos Gold Inc. (NYSE: AGI)	Coeur Mining, Inc. (NYSE: CDE)	New Gold Inc. (NYSE: NGD)

B2Gold Corp. (NYSE: BTG)	First Majestic Silver Corp. (NYSE: AG)	Centerra Gold Inc. (NYSE: CGAU)

IAMGOLD Corporation (NYSE: IAG)	Pan American Silver Corp. (Nasdaq: PAAS)	SSR Mining Inc. (Nasdaq: SSRM)

Eldorado Gold Corporation (NYSE: EGO)	Equinox Gold Corp. (NYSE: EQX)	Oceana Gold Corp. (OTCM: OCANF)

Fresnillo PLC (OTC: FNLPF)	Hochschild Mining plc (OTCM: HCHDF)	Torex Gold Resources Inc. (OTC: TORXF)

Fortuna Silver Mines Inc. (NYSE: FSM)

Our executive compensation peer group is different from our TSR peer group. When setting executive compensation, we use a peer group made up of those with whom we compete for talent.

The Compensation Committee Process and the Role of Management and Human Resources Department

Role of the Committee. The committee, consisting entirely of independent members (Stanley, Board, Wong, Boggs, and Gehring), has primary responsibility for executive compensation decisions. The committee carries out its responsibilities under a charter approved by the Board. The committee has the authority to approve all executive compensation, including our CEO’s (but not that of our independent directors, which is decided by the full Board). In 2025, the committee received assistance from an independent executive compensation consultant to review and prepare the pay versus performance section of our proxy statement. The committee evaluated the Company’s compensation arrangements to determine if their provisions and operation created undesired or unintentional risks of a material nature. The committee found that our compensation policies and practices do not create inappropriate or unintended material risk to the Company as a whole. See Compensation Risk Analysis on page 66.

Role of Human Resources Department. In 2025, the committee determined the Company’s human resources department had the capacity to review and evaluate our executive compensation program and develop comparisons with the programs and NEO compensation levels of our peer companies. In 2025, the human resources department performed the following services:

•

evaluated the competitiveness of the total direct compensation package provided to Hecla’s NEOs and, specifically, compared Hecla’s current NEO compensation with compensation provided to executives in similar roles at comparable peer group companies listed in the table above;

2026 Proxy Statement | 47

COMPENSATION DISCUSSION & ANALYSIS

•

reviewed updated information regarding Hecla’s executive compensation program and the positions to be benchmarked, including organization charts, position descriptions, current total compensation, and other relevant data;

•

reviewed last year’s peer group to determine if the included companies continue to be appropriate and if any additional companies should be considered for inclusion, or removed from the peer group due to a merger, acquisition, or other relevant factor;

•

collected and analyzed compensation data from the most recent proxy filings of the peer group and summarized the market pay data and compared Hecla’s executive compensation levels to the peer group proxies;

•	analyzed the year-over-year change in compensation levels for Hecla compared to each market data source;

•	analyzed Hecla’s long-term incentive and equity practices compared to peers;

•	prepared a report to the committee summarizing the methodology used and findings; and

•	assisted the committee in meeting its obligation to issue a Compensation Committee Report recommending inclusion of the CD&A in this Proxy Statement.

In June 2025, Hecla’s human resources department presented its competitive analysis findings and recommendations to the committee. The competitive analysis provided detailed comparative data for each executive officer position and assessed each component of pay, including base salary, short- and long-term incentives, and total target compensation, as well as the mix of compensation among these pay elements across the Company’s peer group. The committee compared this information to the executive’s compensation by similarity of position. The committee also reviewed the Company’s performance and carefully evaluated each executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, current compensation arrangements, and long-term potential.

Role of Management. The committee considers input from the CEO in making determinations regarding our executive compensation program and the individual compensation of each NEO (other than the CEO). As part of our annual review process, the CEO reviews the performance of the other NEOs and their contribution to the overall performance of the Company. Approximately mid-year, the CEO presents recommendations to the committee regarding base salary adjustments, target STIP awards, and stock-based grants, based on a thorough analysis of relevant market compensation data comparing Hecla with an applicable peer group within the mining industry. The head of our Human Resources department also makes recommendations to the committee regarding the Company’s short-term goals, with a focus on quantitative goals, and long-term goals for the NEOs (other than the CEO), as well as recommendations regarding participation in the Company’s stock-based compensation plans and amendments to the plans, as necessary.

Compensation Philosophy and Objectives

Management and the Board recognize the mining industry is cyclical, influenced by market factors, and can include wide swings in the prices for base and precious metals, which are beyond management’s control and which can significantly influence our profitability and share price. Further, we operate in a competitive and challenging industry, and the supply of mining executives is extremely limited, particularly in the United States. As a result, having a viable compensation strategy is critical to our success.

We expect top-level performance from our executive management team during any downturns in our industry and during periods of Company expansion. Accordingly, the criteria the committee has established for our performance-based awards have sometimes been particularly challenging to achieve. Nevertheless, even in years for which we have incurred a net loss, we have often performed better than most of our industry peers in key respects (e.g., reserves and resources replacement).

Our compensation philosophy is to pay our NEOs competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve our business and financial objectives. While comparisons to compensation levels at companies in our peer group are helpful in assessing the overall competitiveness of our compensation program, we believe our executive compensation program must also be internally consistent and equitable to achieve our corporate objectives.

The pay-for-performance philosophy of our executive compensation programs described in this Proxy Statement plays a significant role in our ability to produce strong operating, exploration, strategic, and financial results. It enables us to attract and retain an experienced and successful team to manage our business. The programs strongly support our business objectives and are aligned with the value provided to our shareholders. Further, as an executive’s level of responsibility within our organization increases, so does the percentage of total compensation we link to performance – through the short- and long-term incentive programs, as well as share price performance.

In setting policies and practices regarding compensation, the guiding philosophy of the committee is to:

•	have compensation that is primarily at-risk and based on strategic objectives and tactical activities;

•	acquire, retain, and motivate talented executives; and

•

set total direct compensation within the competitive range of our peer group to ensure that it is appropriate and is aligned with the level of position, experience, skills, and performance of the executive.

48 | Hecla Mining Company

COMPENSATION DISCUSSION & ANALYSIS

The committee believes a mix of both cash and equity incentives is appropriate, as cash incentives reward executives for achieving both short- and long-term goals, while equity incentives align the interests of our executives with those of our shareholders. In determining the amount of the cash and equity incentives, the committee considers each officer’s total compensation on both a short- and long-term basis to assess the retention and incentive value of their overall compensation.

We also maintain (or avoid) the following pay practices that we believe enhance our pay-for-performance philosophy and further align our NEOs’ interests with those of our shareholders:

Pay-for-Performance – Best Practices

•	the compensation of identified peer companies based on industry and size criteria is considered to ensure that pay levels and program design for the NEOs are appropriate and competitive;

•	incentive awards are heavily dependent on our stock performance and are measured against objective financial metrics;

•	the majority of total direct compensation for executives is performance-based, with a significant equity component to align executives’ rewards with sustained shareholder value;

•	total direct compensation is set within a competitive range of our peer group to ensure it is appropriate and aligned with the level of position, experience, skills, and performance of the executive;

•

actual realized total direct compensation and pay positioning are designed to fluctuate with, and be commensurate with, actual annual and long-term performance, recognizing Company-wide and individual results;

•	we grant PSUs that include a relative TSR metric within our selected peer group;

•	robust stock ownership requirements for our executive officers and directors;

•	our change in control agreements contain a double trigger provision and does not provide for any excise tax gross up;

•	time-based equity awards generally vest over a three-year period to promote retention;

•	our Insider Trading Policy provides that directors and officers are prohibited from hedging or pledging any securities of the Company;

•	each of the Company’s incentive plans (STIP, LTIP, and 2010 Stock Plan) have clawback provisions;

•

our NEOs, including our CEO, generally must remain employed with the Company through the payment date of their short- and long-term awards, or the awards are forfeited, except in limited cases upon qualifying terminations of employment;

•

our Insider Trading Policy prohibits all directors, executive officers, and certain other employees from purchasing or selling any Company securities three weeks before through two days after the public release of any of our periodic results, or at any other time during the year while in possession of material non-public information about the Company;

•	compensation programs designed to discourage unnecessary or imprudent risk taking;

•	caps on performance-based cash and equity incentive compensation; and

•	annual review and approval of executive compensation strategy.

Compensation Program – Best Practices

•	we conduct an annual shareholder engagement program and use that input when considering our program decisions and pay practices;

•	we disclose our corporate performance goals and achievements relative to these goals;

•	we devote considerable time to management succession planning and leadership development efforts;

•

we have a clawback policy that enables the Board to recoup compensation in the event of a financial restatement or misconduct, which mitigates compensation-related risk and complies with applicable SEC rules and NYSE listing standards. See Clawback Policy on page 64 for additional information;

•

we maintain robust stock ownership guidelines for our executive officers and independent directors. See Independent Director Stock Ownership Guidelines on page 36, and Stock Ownership Guidelines for Executive Officers on page 64 for additional information;

•

we prohibit our executive officers and all independent directors from engaging in any form of hedging transaction involving Hecla securities, holding Hecla securities in margin accounts, and pledging stock as collateral for loans in a manner that could create compensation-related risk for the Company; and

•	we do not provide excise tax gross ups.

2026 Proxy Statement | 49

COMPENSATION DISCUSSION & ANALYSIS

Elements of Total Compensation

We have a multifaceted compensation program. For the year ended December 31, 2025, our NEO compensation program consisted of the following elements:

50 | Hecla Mining Company

COMPENSATION DISCUSSION & ANALYSIS

Targeted Compensation

Our executive compensation program—composed primarily of base salary, short- and long-term incentives, and equity awards—is intended to align the interests of our NEOs with the long-term interests of our shareholders. The program is designed to accomplish this by rewarding performance that results in an increase in the value of our shareholders’ investment in Hecla. We believe the proportion of at-risk, performance-based compensation should comprise a significant portion of executive pay.

2025 Target Compensation Structure

The following table lists total 2025 target compensation for the NEOs.

NEO	Base Salary ($)	STIP Target Award ($)	Equity(1) ($)	Total ($)

Krcmarov	850,000	935,000	2,295,000	4,080,000

Aguiar	435,000	348,000	761,250	1,544,250

Lawlar	435,000	348,000	761,250	1,544,250

Sienko	400,000	320,000	700,000	1,420,000

Clary	400,000	320,000	700,000	1,420,000

(1)	Consists of the target values for RSUs and PSUs as follows:

NEO EQUITY AWARD DETAIL	RSUs ($)	PSUs ($)	Total Equity Award Value ($)

Krcmarov	1,030,000	1,265,000	2,295,000

Aguiar	380,625	380,625	761,250

Lawlar	380,625	380,625	761,250

Sienko	350,000	350,000	700,000

Clary	350,000	350,000	700,000

Changes in NEO Compensation and Year-End Results for 2025

Departure of Senior Vice President – Chief Administration Officer

Background. Michael L. Clary served as the Company’s Senior Vice President and Chief Administrative Officer. Mr. Clary departed the Company, effective January 1, 2026, after 31 years of service. As a result of his departure, Mr. Clary did not receive a STIP award for 2025 or a payout under the 2023-2025 LTIP. Instead, and consistent with his existing Change in Control and Severance Agreement (the “CIC Agreement”), Mr. Clary received a severance package as described below.

Severance Package. In connection with his departure, Mr. Clary received a total severance payment of approximately $2,100,000 in cash, structured as follows:

Payment Component	Amount / Timing

Initial Cash Severance Payment	$1,683,000 – paid February 2, 2026

Deferred Cash Severance Payment	$417,000 – payable February 2027

Total Cash Severance	$2,100,000

The severance amount was calculated pursuant to the terms of Mr. Clary’s CIC Agreement and reflects several components, including: (i) a multiple of his annualized base salary; (ii) a hypothetical STIP payout calculated as if the 2025 STIP has been paid at the maximum level; and (iii) a hypothetical LTIP payout calculated as if the applicable LTIP performance period had been paid at the maximum level. This severance amount is payable in the form of two annual installments, as reflected in the table above. The total cash severance was determined to be consistent with Mr. Clary’s CIC Agreement terms, which provide for severance benefits based on two times his annual cash compensation (including base salary and maximum incentive compensation).

2026 Proxy Statement | 51

COMPENSATION DISCUSSION & ANALYSIS

Equity Award Acceleration. In addition to the cash severance described above, on February 2, 2026, Mr. Clary’s unvested RSU grants (118,064 shares) were accelerated at 50% pursuant to his CIC Agreement. As a result, 59,032 shares were vested, with an aggregate value of approximately $1.27 million based on the closing price of Hecla’s common stock on the NYSE on the date of vesting. Because the RSU acceleration occurred after December 31, 2025, the vesting event will be reported in the Company’s 2027 Proxy Statement in the Stock Vested table for year-end December 31, 2026, and not in this proxy’s stock vested table. A footnote disclosure is included in the Outstanding Equity Awards at Fiscal Year-End for 2025 on page 72 explaining this post-year-end acceleration event.

With respect to Mr. Clary’s outstanding PSU awards, because his departure was treated as a qualifying termination under his CIC Agreement, all of Mr. Clary’s outstanding PSUs (91,638 shares) were accelerated at 100% target.

Equity	Number of Unvested Shares	Shares Received per CIC Agreement

Restricted Stock Units	118,064	59,032

Performance-Based Units	91,638	91,638

Total Equity / Severance		150,670	*

*	The closing stock price of Hecla Mining Company on February 2, 2026 on the NYSE was $21.55. The total dollar value of the equity severance was approximately $3.2 million.

Alignment with Compensation Philosophy. The committee determined that Mr. Clary’s severance package was consistent with his CIC Agreement and appropriate in light of his 31 years of service to the Company, the structure of his compensation package and employment terms in place at the time of his departure, and the committee’s commitment to treating departing executives fairly and consistently with their contractual rights. The committee further notes that, consistent with changes made to the CIC Agreement structure beginning with Mr. Krcmarov’s appointment as CEO, new change in control agreements with other NEOs provides for a severance multiple of two times (except for Mr. Sienko, whose severance multiple is three times) annual cash compensation, reflecting the committee’s ongoing efforts to align severance practices with market norms.

Base Salary

Design. The committee targets NEO base salaries at the approximate median among Hecla’s peer group. An individual NEOs base salary may be set slightly above or below this range for that particular position, depending on the committee’s subjective assessment of the individual NEOs experience, expected future contribution, retention concerns, and the recommendation of our CEO (other than for the CEO). The committee does not use a quantitative formula to determine the base salary levels of any of the NEOs. The committee reviews NEO salaries at least annually as part of its overall competitive market assessment, as previously described. Typically, the committee makes annual salary adjustments in the middle of each calendar year, effective for the 12-month period from July 1 to June 30.

Analysis and Decision. In June 2025, the committee reviewed an analysis prepared by the Company’s human resources department, showing that the NEOs were below the median for base salaries, and thus with the exception of Mr. Krcmarov, the other NEOs base salaries were increased.

52 | Hecla Mining Company

COMPENSATION DISCUSSION & ANALYSIS

The following table shows annualized base salaries for all non-interim NEOs from July 1, 2024 through December 31, 2025:

Annualized Base Salary for NEOs July 1, 2024 through December 31, 2025

NEO	7/1/24 thru 6/30/25 Salary ($)	7/1/25 thru 12/31/25 Salary ($)

Krcmarov	850,000	850,000

Lawlar	379,500	435,000

Aguiar	379,500	435,000

Clary	345,000	400,000

Sienko	330,000	400,000

Incentive Plans

STIP

Consistent with Hecla’s pay-for-performance philosophy, substantially all salaried employees, including our NEOs, are eligible to participate in the STIP. The committee reviewed and approved the proposed 2025 STIP goals. In February 2026, the committee reviewed the Company’s 2025 performance and approved a STIP pool based on this performance.

Target Opportunities. Each NEO has a target STIP award expressed as a percentage of base salary. The target award is determined based on the following: market analysis and the committee’s market positioning assessment; the individual NEOs organization level, scope of responsibility and ability to impact Hecla’s overall performance; and internal equity among the NEOs. Actual awards are paid after the end of the STIP performance period (usually end of March or beginning of April of the following year) and can range from 0% to 200% of the target awards, based on the committee’s assessment of the Company’s actual performance and the performance of the NEO. Having a limit on our STIP awards reduces the likelihood of windfalls to executives and encourages financial discipline. It is also consistent with typical peer group practice.

For 2025, target STIP award opportunities for the NEOs were as follows:

NEO	Target STIP (% of base salary)

Krcmarov	110%

Aguiar	80%

Lawlar	80%

Sienko	80%

Clary	80%

Performance Measures and Components. Our management develops proposed targets and goals for each Company performance measure based on a variety of factors, internal budgets, forecasts and growth targets, market expectations, and strategic objectives. The committee reviews the targets and goals and then approves a performance-based compensation strategy consistent with shareholder interests. The committee also believes incentive compensation targets should be established to drive real and sustainable improvements in operating performance and the strategic position of the Company.

Performance Factors. For 2025, the STIP performance factors were divided into five quantitative Operational Goal segments in the following proportions: Safety (20%), Environmental (10%), Operations (15%), Financial (45%), and Exploration (10%). The Operational Goals yielded a performance value of 125% of target. In addition, the committee evaluated performance against three quantitative Strategic Goals reflecting the Company’s most significant value-creating initiatives during the year, (with each goal weighted equally): Asset Portfolio Rationalization, Balance Sheet Strengthening, and Enhanced Investment Decision Framework. Based on the Company’s achievements against these Strategic Goals, the committee determined a strategic performance multiplier of 1.37x. The total STIP payout was then determined by multiplying the Operational Goals Performance value by the strategic performance multiplier, yielding a total payout of 171% (125% x 1.37 = 171%). The total potential STIP payout was capped at 200% and the committee did not apply discretion to adjust any Operational Goal result.

Operational Goals

Safety (20%)

The Safety component is a two-part goal: (1) TRIFR reduction, and (2) improvement in the reporting of safety leading indicators.

2026 Proxy Statement | 53

COMPENSATION DISCUSSION & ANALYSIS

TRIFR – 15%

The TRIFR reduction target was set at 1.22, which was Hecla’s best prior result. Maximum was set at 0.86, and threshold was set at Hecla’s 3-year trailing average of 1.56.

TRIFR Result	Level	Performance Value

0.86	Maximum	10%

1.22	Target	5%

1.56	Threshold	0%

The 2025 TRIFR was 1.69, which was above threshold but resulted in a performance value of 0%.

Leading Indicators – 5%

The leading indicator goal was created to motivate positive safety behaviors such as hazard identification, risk reduction, and management field presence. For the leading indicator roll-up, threshold was for the sites to achieve, on average, 100% of their targets, target was to reach 110%, and maximum was to exceed 120%.

Leading Indicators	Leading Indicators Target	Performance Value

120%	Maximum	10%

110%	Target	5%

100%	Minimum	0%

The mine sites achieved 124% of their targets, exceeding the maximum payout. The result is a performance value of 10%.

Environmental (10%)

Reduction in Reportable Incidents – 10%

The Environmental goals were focused on reducing the number of reportable incidents by operating site. Each site was assigned a value of one-quarter (1/4) of the 10% overall target value, or 2.5% each. The target for each site was to reduce their reportable incidences by 10%, based on their respective two-year trailing averages. The trailing averages for the four operations were as follows: Lucky Friday (2.5%), Greens Creek (3%), Casa Berardi (24.5%), and Keno Hill (14.5%). Target was a 10% reduction based on the two-year trailing average figures, maximum was set at a 20% reduction, and threshold was no improvement.

Reduction in Reportable Incidents	Level		Performance Value

20%	Maximum	Maximum	20%

10%	Target	Target	10%

0%	Threshold	Minimum	0%

Lucky Friday, Keno Hill, and Casa Berardi all exceeded the maximum level of performance, while Greens Creek was flat. The 2025 reduction in reportable incidents was between target and maximum which resulted in a performance value of 15%.

Operations (15%)

Silver Equivalent Ounce Production – 15%

The operations goal was based on production of 2025 AgEq ounces. Target was set at 36.25 million AgEq ounces, Threshold was set at 34.5 million AgEq ounces, and Maximum was set at 38.0 million AgEq ounces.

Production Result	Level	Performance Value

38.0M	Maximum	30%

36.25M	Target	15%

<34.5M	Threshold	0%

In 2025, the Company produced 40.2M AgEq ounces, which is 110% of target, resulting in a performance value of 30%.

54 | Hecla Mining Company

COMPENSATION DISCUSSION & ANALYSIS

Financial (45%)

Mine Site Operating Cash Flow – 15%

The 2025 benchmarks were based on budgeted production at the budgeted prices of $25/oz. silver, $2,100/oz. gold, $0.90/lb. lead, and $1.15/lb. zinc. Target was based on the mid-point between budget pricing and consensus pricing, or approximately $28.50/oz. silver, $2,400/oz. gold, $0.90/lb. lead, and $1.15/lb. zinc. Maximum was based on the higher consensus pricing for each respective metal as of late January 2025, or approximately $32.00/oz. silver, $2,800/oz. gold, $.90/lb. lead, and $1.25/lb. zinc.

Mine Site OCF	Level	Performance Value

$544M	Maximum	30%

$429M	Target	15%

$337M	Threshold	0%

In 2025, mine site operating cash flow was $649M, which was above maximum, resulting in a performance value of 30%.

AISC/AgEq Ounce – 15%

The 2025 benchmarks were based on budgeted production at the following prices: $2,550/oz. gold, $28/oz. silver, $1.25/lb. lead, and $0.85/lb. zinc. Target was set at $16.50, which was approximately the mid-point of guidance. Maximum was set at $15.75, which was the low end of guidance, and Threshold was set at $17.00, which is the high end of guidance.

AISC/AgEq Ounce Result	Level	Performance Value

$15.75/oz.	Maximum	30%

$16.50/oz.	Target	15%

$17.00/oz.	Threshold	0%

In 2025, AISC per AgEq ounce was $11.28, which is below the maximum value, resulting in a performance value of 30%.

Capital Spending – 15%

The 2025 capital budget included multiple key projects with budgets in excess of $5M (excluding typical mine development projects). These projects included:

•	Company-wide ERP project

•	Surface cooling at Lucky Friday

•	Cell #7 construction at Casa Berardi

•	TSF Stage 4 – North Extension Project at Greens Creek

•	Bermingham water treatment project and tailings backfill plant at Keno Hill

The budgeted costs of these projects totaled almost $46M. The purpose of this goal was to incentivize completion of the projects on time and within budget, recognizing that over the past 11 years, our capital projects have averaged an 18% cost and 27% schedule contingency. The goal sought to incentivize Earned Value, which is measured by the actual cost of each project against its budgeted cost, and also factors in whether the project achieved the level of progress assumed in the budget. Schedule variance carries a weight of 25% of the goal, and cost variance makes up the remaining 75%. Target was set at achieving a weighted average Earned Value at the budgeted level, maximum at 105% of the budgeted level, and threshold at 85% of the budgeted level.

Earned Value Variance	Level	Performance Value

105%	Maximum	30%

100%	Target	15%

85%	Minimum	0%

In 2025, the Company achieved Earned Value of 81% on the six projects, resulting in a performance value of 0%. The committee did not apply discretion to adjust this result.

2026 Proxy Statement | 55

COMPENSATION DISCUSSION & ANALYSIS

Exploration (10%)

Maintaining Reserves at Greens Creek and Keno Hill – 5%

The target was to maintain 100% of reserves at Greens Creek and Keno Hill after depletion in 2025. Threshold was to replace AgEq reserves equal to 80% mined at Greens Creek and Keno Hill, and maximum was to replace 120% mined.

In 2025, we mined 16.7M AgEq oz. at Greens Creek and Keno Hill and replaced 6.2M AgEq oz. in reserves, resulting in a performance value of 0%. The committee did not apply discretion to adjust this result.

Maintaining Resources Company-wide – 5%

The target was to maintain 80% of AgEq resources company wide. Threshold was to maintain 70% of AgEq ounces, target was to maintain 80% of AgEq ounces, and maximum was to maintain 90% of AgEq ounces.

In 2025, resources added were 121% of target, resulting in a performance value of 10%.

STRATEGIC GOALS

The committee evaluated the Company’s performance against three quantitative Strategic Goals that were discussed throughout the year. Although Strategic Goals required judgment in final calibration, each goal was established with defined quantitative criteria, objectively evaluated, and supported by documented outcomes.

Asset Portfolio Rationalization

Established during the 2025 performance year as results became measurable, the goal was to execute or substantially complete multiple transactions or initiatives that demonstrate progress toward rationalizing the Company’s portfolio of production and exploration assets and implement a formal system for prioritizing exploration projects with an associated capital allocation framework, in each case against specific, verifiable thresholds.

Threshold (multiplier = 0.5x)	Target (multiplier = 1.0x)	Maximum (multiplier = 2.0x)

Complete fewer than two qualifying transactions/initiatives.

Complete three of the following qualifying transactions/initiatives:

1.  Execute binding agreement(s) for sale/divestiture of non-core assets

2.  Complete strategic review resulting in formal portfolio rationalization plan

3.  Exit or monetize non-strategic exploration properties

4.  Implement formal project prioritization methodology

AND implement project prioritization system with quantitative thresholds.

Complete four or more qualifying transactions/initiatives listed under Target AND implement project prioritization system AND execute binding agreement(s) with potential aggregate consideration exceeding $400 million.

The Company executed a comprehensive portfolio rationalization strategy that included both major asset divestitures and systematic evaluation of development and exploration properties. The most significant transaction was the Casa Berardi sale agreement negotiated during the fourth quarter of 2025 and executed with Orezone Gold Corporation on January 25, 2026 for total consideration of up to $593 million. The transaction closed in the first quarter of 2026 and represents a strategic exit from Quebec gold operations to refocus on Hecla’s North American silver assets. The Company also marketed the San Sebastian, Mexico property, resulting in a letter of intent to sell the asset for $5.5 million. The transaction closed in the first quarter of 2026.

The Company also monetized multiple non-strategic exploration properties during 2025, including the sale of the Kinskuch property for approximately C$5 million of Dolly Varden Silver Corporation stock (valued at C$8.3 million at year-end) plus a 2.0% NSR royalty, and the sale of the Little Baldy Project. Data rooms were established for several other projects positioning them for potential monetization. The Company also established a formal exploration project prioritization system.

Because the Casa Berardi transaction did not close by end of 2025, the committee determined that recognition at target performance was appropriate for the 2025 measurement period, resulting in a 1.0 multiplier (no adjustment to the 125% Operational Goal payout).

56 | Hecla Mining Company

COMPENSATION DISCUSSION & ANALYSIS

Strengthen Balance Sheet

The Balance Sheet Strengthening goal—which reflected a priority the Board had been tracking throughout the year through regular reporting at Board meetings—was focused on improving the Company’s financial flexibility and reducing leverage to position Hecla for future strategic opportunities. Specific, measurable thresholds were established for two required components: (1) reducing the net debt to Adjusted EBITDA ratio, and (2) reducing outstanding total debt in each case based on baseline metrics as of December 31, 2024: Net debt to Adjusted EBITDA of 1.6x; total debt of $551 million.

Threshold (multiplier = 0.5x)	Target (multiplier = 1.0x)	Maximum (multiplier = 2.0x)

Achieve a net debt to Adjusted EBITDA ratio below 1.3x AND reduce total debt by at least 25%.	Achieve a net debt to Adjusted EBITDA ratio below 1.0x AND reduce total debt by at least 33%.	Achieve a net debt to Adjusted EBITDA ratio below 0.5x AND reduce total debt by at least 45%. Achievement of an investment grade rating or a rating upgrade from a major credit rating agency would also support maximum performance recognition.

The Company achieved a net debt to Adjusted EBITDA ratio of 0.1x (a 94% improvement from baseline) and reduced total debt to $276 million (a 50% reduction). Debt reduction was accomplished by utilizing the Company’s cost-effective At-The-Market (“ATM”) program and through organic operating cash flow. While the Company significantly exceeded maximum thresholds on both metrics, committee recognized the beneficial impact of higher silver and gold prices on both Adjusted EBITDA and operating cash flow. The committee also noted that operating reliability, production execution, and disciplined cost management were required to convert favorable metals prices into sustained cash flow and balance sheet improvement.

As a result, the committee determined this goal achieved 160% of target performance, resulting in a 1.60x multiplier.

Establish Enhanced Framework for Investment Decisions

The Enhanced Investment Decision Framework goal focused on establishing an enhanced governance structures and financial discipline around the Company’s capital allocation and investment decisions. Over the prior 11 years, the Company’s capital projects averaged 18% cost overruns and 27% schedule delays, indicating significant opportunity for improved capital deployment efficiency and return optimization.

This goal required the Company to achieve three primary components: (1) enhance the AFE Policy with defined approval thresholds, economic analysis requirements, and project oversight processes; (2) transition the existing Capital Committee to an Investment Committee with enhanced responsibilities and authority as documented in the AFE Policy; and (3) demonstrate integration of enhanced financial rigor into capital planning and execution.

Threshold (multiplier = 0.5x)	Target (multiplier = 1.0x)	Maximum (multiplier = 2.0x)

The Company must enhance the existing AFE policy with defined approval thresholds OR establish an Investment Committee with a charter, but not both. Alternatively, if both are implemented but remain largely non-functional or advisory only, no payout would be earned.

	The Company must enhance its existing AFE policy that includes (a) tiered approval authority thresholds, (b) required financial justification including return on investment criteria, and (c) stage-gating for major projects; AND establish an Investment Committee (or equivalent governance body). Both elements must be implemented and operational.	Meet all Target criteria AND obtain Board approval of AFE policy, implement economic analysis with minimum 10% return on investment threshold for discretionary projects, and demonstrate active Investment Committee with documented decisions.

The Company exceeded target requirements by implementing a Board-approved AFE Policy effective December 10, 2025, with enhanced economic analysis (including NPV, IRR, payback period, ROIC calculations, investment alternatives, and site ROIC impacts), standardized templates, and tiered approvals; transitioning to an Investment Committee with documented responsibilities; establishing a 10% minimum ROI threshold for discretionary projects; and demonstrating active use with 11 AFEs approved by year-end.

As a result, the committee determined this goal achieved 150% of target performance, resulting in a 1.50x multiplier.

2026 Proxy Statement | 57

COMPENSATION DISCUSSION & ANALYSIS

Summary of 2025 STIP Results

In summary, 2025 was a strong year for Hecla, driven by operational outperformance and favorable metals prices. Silver production reached 17.0 million ounces, exceeding 2024 levels and was at the top end of guidance, with all primary silver operations meeting or surpassing expectations and the Lucky Friday achieving record production. These results, combined with robust by-product credits, produced operating cash flow well above target.

While safety performance and reserve replacement did not reach targets, strong production, higher metals prices, and disciplined cost management more than offset these challenges. Overall, the year delivered financial performance well above expectations, positioning Hecla well for 2026. Additionally, the Company advanced its strategic transformation through asset portfolio rationalization, balance sheet strengthening and establishing an enhanced framework for investment decisions.

Category	Component	Performance Value

Safety	TRIFR Reduction Leading Indicators	0% 10%

Environmental	Reduction in Reportable Incidents	15%

Operations	Silver Equivalent Ounce Production	30%

Financial Goals	Mine Site Operating Cash Flow AISC / AgEq oz. Capital Spending	30% 30% 0%

Exploration	Maintaining Reserves Maintaining Resources	0% 10%

Subtotal Operational Performance Value		125%

Strategic Goals	Asset Portfolio Rationalization Strengthen Balance Sheet Enhanced Investment Framework	1.00x (target performance) 1.60x (160% of target) 1.50x (150% of target)

Strategic Multiplier		(1.00x + 1.60x + 1.50x) ÷ 3 = 1.37x

Total STIP Payout (capped at 200%)		125% x 1.37 = 171%

NEO Year-end 2025 Performance as a Group. The STIP resulted in a Company-wide corporate performance value of 171% with Operational Goals contributing 125% and Strategic Goals contributing 46%. Each NEOs performance is primarily based on the Company-wide corporate performance as a whole; however, the committee believes that other corporate goals specifically achieved under each NEOs area of responsibility should be considered, as they support and help achieve the Company-wide strategic objectives. The following is a summary description of the 2025 corporate performance results for the NEOs as a group, except our CEO.

Key corporate accomplishments for the year included:

•	achieved record Lucky Friday silver production

•	executed Casa Berardi sale agreement for up to $593 million with Orezone Gold Corporation

•	reduced net debt to Adjusted EBITDA ratio from 1.6x to 0.1x

•	reduced total debt by 50%, from $551 million to $276 million

•	achieved 40.2 AgEq ounces of production, representing 110% of target

•	mine site operating cash flow of $649M, exceeding maximum threshold

•	AISC per AgEq ounce of $11.28, exceeding the maximum performance threshold

•	implemented Board-approved AFE Policy and established formal Investment Committee

•	executed comprehensive exploration portfolio prioritization methodology

•	monetized non-core exploration properties generating over $30 million in value

58 | Hecla Mining Company

COMPENSATION DISCUSSION & ANALYSIS

2025 STIP Award Summary

Set forth in the table below is each NEOs target award and actual award, which was paid in cash to each NEO.

Name	Base Salary ($)	Base Salary Factor (%)	Target STIP ($)	STIP Performance Value(1) (%)	Cash Award(2) ($)

Krcmarov	850,000	110	935,000	171	1,598,850

Aguiar	435,000	80	348,000	171	595,080

Lawlar	435,000	80	348,000	171	595,080

Sienko	400,000	80	320,000	171	547,200

Clary(3)	400,000	80	320,000	—	—

(1)	The percentages listed for each of the NEOs generally include achievement of corporate goals and may include any corporate goals specifically achieved under the NEOs’ area of responsibility.

(2)	The amount reported in this column was paid in cash and is included in the Summary Compensation Table for 2025 on page 69 under “Non-Equity Incentive Plan Compensation.”

(3)	Mr. Clary departed the Company effective January 1, 2026, and was not awarded his 2025 STIP.

2023-2025 LTIP

2025 was the last year for our LTIP. Instead, we shifted to a long-term incentive that uses exclusively RSU and PSU awards. We used the LTIP to focus employees on meeting long-term (three-year) performance goals. The LTIP was also designed to attract and retain employees in a highly competitive market for talent. The committee considered mining and general industry market practices, as well as the long-term objectives of the Company, when determining the terms and conditions of long-term incentive goals, such as additional resources, production, and cash flow generation. Under the LTIP, a new performance period began each calendar year and ran for three years. The three-year performance period recognized that some value-creating activities required a significant period of time to be implemented and for measurable results to accrue. Starting a new performance period, each year also gave the committee flexibility to adjust for new business conditions, circumstances, or priorities in setting the performance metrics and goals for each three-year cycle. Performance units were assigned to each NEO at the beginning of each three-year period and provided the basis for the amount of awards made to each NEO under the LTIP. Performance units were designed to encourage management to deliver long-term value. Performance units reinforced Hecla’s business strategy by clearly establishing our key performance elements (e.g., reserve growth, production growth, and cash flow) and the associated long-term performance objectives that must be met for us to be successful and create value for shareholders. LTIP awards were paid out in the first half of the year following the end of each performance period, upon approval by the committee. At the discretion of the committee, the payouts were in the form of cash, common stock, or a combination of both.

In June 2023, the committee approved the 2023-2025 LTIP, which has a target value of $90 per unit. In 2024, the decision was made to eliminate the LTIP, noting that the plan was outside the normal long-term incentive structures maintained by our peers. The decision was made to complete the performance periods under the LTIP that were previously approved by the committee, with the 2023-2025 LTIP being the last.

The 2023-2025 LTIP consisted of three performance components, plus a TSR multiplier:

•	silver equivalent reserves (gold converted at a ratio of 92.5:1);

•	silver production growth; and

•	mine site operating cash flow less capex.

The 2023-2025 LTIP also included a TSR multiplier described in further detail below. Payout under the LTIP occurred in late March 2026.

2026 Proxy Statement | 59

COMPENSATION DISCUSSION & ANALYSIS

The measured performance goals for the 2023-2025 LTIP were reserve maintenance, production growth, and mine site operating cash flow, which was adjusted by a positive or negative multiplier based on TSR. The committee concluded these goals were important for the following reasons:

•

Maintenance of reserves. Silver-equivalent reserves remain a fundamental value creator. We need to replace and add reserves to extend mine lives and grow production. This is critical to the achievement of our long-term success. In the context of this plan, reserves include the silver equivalent of gold (converted at a ratio of 92.5:1) but not base metals.

•

Production. One of the most important components of value creation is demonstrable production growth. In order to incentivize consistent and sustained production growth, the performance value will be reduced for any year within the three-year LTIP period when production declines year-over-year.

•

Mine site operating cash flow less capital. We endeavor to ensure that each operating site generates free cash flow, and this net cash contribution goal reflects that operating philosophy. The silver and gold costs per ounce and production at each mine site were those contained in our long-range plan for the three-year period. This goal also includes the impact associated with any acquisitions (or dispositions) of operating mine sites.

TSR is a key element of the LTIP because it provided a relative performance metric to our peers. TSR served as a multiplier (either positive or negative) of the performance achieved under the three performance goals of the LTIP. TSR served to align the results of the other LTIP components with share performance. If our relative TSR performance was in the mid-range (9th – 13th), the multiplier would be 100% of the value achieved by the other components, and thus has no positive or negative effect on the unit value earned. If our relative TSR was in the top eight, the multiplier is positive and would enhance the unit value. If our relative TSR was in the bottom nine, the multiplier is negative and would reduce the overall value earned. Regardless of the unit value earned by the unit value factors, in the event the absolute TSR is negative, the multiplier was limited to no greater than 100% of the value earned by the unit value factors.

2023-2025 LTIP Targets and Results

Measured Performance Goal	Target Amount	Actual Amount	Payout Per Unit

Maintenance of silver-equivalent reserves (includes only gold)	409mm – 438mm	417.53mm	$16.00

Silver production growth	50.0mm	47.4mm	—

Mine site operating cash flow less capex	$144M	$507.5M	$70.00

TSR	Median (100%)	11th of 20 (Median)	—

Total	$90.00	$86.00	$86.00

Maintenance of Reserves

The first component of the 2023-2025 LTIP, reserve maintenance, achieved results between threshold and target level. Silver-equivalent reserves (gold converted at a ratio of 92.5:1) were used to measure this component. Performance came in between threshold and target, resulting in a payout of $16.00 per unit.

Production

The second component, production growth, achieved results below threshold, resulting in a payout of $0 per unit. Production underperformed relative to plan targets over the three-year period.

Mine Site Operating Cash Flow

The third component, mine site operating cash flow less capex, was above maximum for the three-year plan period, resulting in a payout of $70.00 per unit. Strong cash flow performance, particularly in 2025, drove the above-maximum result for this component.

TSR

Hecla’s relative TSR over the three-year LTIP period was 247% and ranked 11th among the 21 companies in the peer group (inclusive of Hecla). According to the plan, rankings of 9th through 13th represent the mid-range and yield a multiplier of 100%. Because the TSR multiplier was 100%, it had no positive or negative effect on the payout.

60 | Hecla Mining Company

COMPENSATION DISCUSSION & ANALYSIS

2023-2025 LTIP Award Summary

The 2023-2025 LTIP achieved a payout of $86.00 per unit, which was $4.00, or approximately 4% below target for the performance period. The committee approved the 2023-2025 LTIP awards to be paid in the form of cash, with payment made in late March 2026.

The following table shows the number of performance units awarded under the 2023-2025 LTIP to each NEO, the unit value achieved, and the total amount of the award:

Name	2023-2025 Performance Units (#)	Unit Value ($)	Total Amount of Award(1) ($)

Krcmarov(2)	—	—	—

Aguiar	1,000	86.00	86,000

Lawlar	4,025	86.00	346,150

Sienko	3,309	86.00	284,574

Clary(3)	3,795	—	—

(1)	The amount reported in this column was paid in cash to the NEO and is also reported in the Summary Compensation Table for 2025 on page 69 under “Non-Equity Incentive Plan Compensation.”

(2)	Mr. Krcmarov joined the Company in November 2024 and was not entitled to an award under the 2023-2025 LTIP.

(3)	Mr. Clary departed the Company effective January 1, 2026, and was not awarded his 2023-2025 LTIP.

Equity

We have no program, plan, or practice to time the grant of stock-based awards relative to the release of material non-public information or other corporate events. All equity grants to executive officers are approved by the committee at regularly scheduled meetings or, in limited cases involving key recruits or promotions, by a special meeting or unanimous written consent. The grant date is the meeting date, or a fixed, future date specified at the time of the grant. It is not our practice to issue stock options to our NEOs (or any other employee). If we grant options in the future, we anticipate that we would do so consistent with applicable laws and our current cadence for granting equity awards. Under the terms of our 2010 Stock Plan, the fair market value of any award is determined by the closing price of our common stock on the NYSE on the date of grant or a fixed, future date specified at the time of grant. In addition, the committee typically makes equity grants to NEOs in the first half of the year.

RSUs

RSUs are granted to the NEOs under the 2010 Stock Plan. RSUs are used to (i) retain our NEOs, and (ii) to align their interests with the long-term interests of our shareholders. The committee awarded RSUs to each of the NEOs in June 2025. The RSUs vest in three equal amounts with vesting dates of June 21, 2026, June 21, 2027, and June 21, 2028. See Grants of Plan-Based Awards for 2025 on page 71.

We do not credit RSUs with dividend equivalents. In order to incentivize recipients to continue working for the Company, RSU awards require both an age and years of service trigger in order to qualify for continued vesting of the RSUs as of the employee’s retirement. The 2010 Stock Plan provides that for purposes of the RSU awards, in order to receive such continued vesting, the grantee must be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have seven or more years of service with the Company; or (iii) 68. If one of the above requirements is met, the recipients will receive their RSUs on the applicable vesting dates.

2026 Proxy Statement | 61

COMPENSATION DISCUSSION & ANALYSIS

In 2025, we granted the following RSUs to our NEOs under the 2010 Stock Plan:

NEO	Value of RSUs Units ($)	Number of Shares (#)

Krcmarov	1,758,336	325,016	(1)

Krcmarov	1,030,000	176,976	(2)

Aguiar	380,622	65,399	(2)

Lawlar	380,622	65,399	(2)

Sienko	349,997	60,137	(2)

Clary	349,997	60,137	(2)

(1)

As part of Mr. Krcmarov’s employment offer, in January 2025, the committee granted Mr. Krcmarov a one-time grant of RSUs with a value of $900,000 (166,359 shares) with a 3-year vesting period of one-third in June 2025, one-third in June 2026, and one-third in June 2027. At the same time, he was also granted RSUs with a value of $1,030,000 (158,657 shares) with the first one-third being prorated and vesting in June 2025, one-third in June 2026, and one-third in June 2027. The number of shares was determined by dividing the value of the RSUs awarded by the closing price of our common stock on the NYSE on January 15, 2025 ($5.41). In June 2025, Mr. Krcmarov was granted RSUs with a value of $1,030,000 (176,976 shares) with one-third vesting in June 2026, one-third in June 2027, and one-third in June 2028.

(2)

In June 2025, our NEOs were granted RSUs with a 3-year vesting period of one-third in June 2026, one-third in June 2027, and one-third in June 2028. The number of shares was determined by dividing the value of the RSUs granted by the closing price of our common stock on the NYSE on June 23, 2025 ($5.82).

PSUs

We grant PSUs to certain executive officers, including our NEOs. The value of the awards is based in part on the ranking of the TSR performance of our common stock relative to the TSR performance of the common stock of a group of peer companies over a three-year measurement period. The number of shares to be issued is based on the target value of the awards divided by the share price at the grant date. The compensation cost is measured using a Monte Carlo simulation to estimate the value of PSUs at the grant date.

In June 2025, the committee granted PSUs to our NEOs with the target values listed below. The vesting of these PSUs will be based 50% on the TSR of our common stock for the three-year period from January 1, 2025, through December 31, 2027, based on the percentile rank within a group of peer companies.

NEO	Target Value of PSUs ($)	Number of Shares(1) (#)

Krcmarov	1,265,000	217,354

Aguiar	380,622	65,399

Lawlar	380,622	65,399

Sienko	349,997	60,137

Clary	349,997	60,137	(2)

(1)	Number of shares was determined by dividing the target value of the PSUs by the closing price of our common stock on the NYSE on June 23, 2025 ($5.82).

(2)	Mr. Clary departed the Company on January 1, 2026, but was awarded his outstanding PSUs at target value.

If Hecla’s performance is at the bottom of the peer group, the TSR portion of the award is zero. If Hecla’s performance is at the 25th percentile, the TSR portion of the award is earned at 50% of target. If Hecla’s performance is at the 50th percentile, the TSR portion of the award is earned at target. If Hecla’s performance is at the 100th percentile, the TSR portion of the award is earned at the maximum of 200%. The industry peer group used for purposes of the 2023-2025 TSR PSUs are as follows: Alamos Gold, IAMGOLD, B2Gold, New Gold, Centerra Gold, Oceana Gold, Coeur Mining, Pan American Silver, Eldorado Gold, SSR Mining, Equinox Gold, Torex Gold, First Majestic, Fortuna Silver, Fresnillo, and Hochschild Mining.

62 | Hecla Mining Company

COMPENSATION DISCUSSION & ANALYSIS

2023-2025 PSU Results

In February 2026, the committee certified the results of the PSUs granted in 2023 to our then NEOs. These PSUs had a three-year performance period ended December 31, 2025, with vesting and payout based on the Company’s TSR compared to our TSR peer group (consisting of the 20 companies and funds listed in the previous paragraph) from January 1, 2023, through December 31, 2025. The following table shows the calculation of the PSU results at the end of the three-year performance period on December 31, 2025. During this three-year performance period, Hecla ranked 11th among the 20 peer group companies based on TSR from 2023 through 2025, which resulted in a payout percentage of 100% of the NEOs’ targeted PSU award values.

To determine the relative share performance, Hecla’s TSR performance versus that of TSR peer group companies was based on a comparison of the average closing share price over the last 60 calendar days prior to January 1, 2023 (the base price) with the average closing share price over the last 60 calendar days of the three-year performance period (ended December 31, 2025).

The table below details the value of the PSUs based on the estimated outcome as of the date of grant. These values for the 2023 PSUs are reflected in the applicable Grants of Plan-Based Awards for 2023 table from our 2024 Proxy Statement, and the realized value of the common stock received upon settlement of the awards on March 2, 2026.

Executive	Target Number of PSUs Granted in 2023 (#)	Number of 2023 PSUs Earned (#)

Krcmarov(1)	—	—

Aguiar	21,318	21,318

Lawlar	29,609	29,609

Sienko	23,881	23,881

Clary	27,327	27,327(2)

(1)	Mr. Krcmarov was not an employee during 2023 and did not receive PSUs.

(2)	Mr. Clary departed the Company effective January 1, 2026, but was awarded 100% of his 2023-2025 PSUs on February 2, 2026.

Other

Nonqualified Deferred Compensation Plan. We maintain the KEDCP, a nonqualified deferred compensation plan, under which participants may defer all or a portion of their annual base salary, performance-based compensation awarded under our STIP and LTIP, and RSUs and PSUs granted under the 2010 Stock Plan. Participants may elect to have their deferred base salary, STIP (cash or common stock) or LTIP (cash or common stock) awards credited to an investment account (for cash awards) or a stock account (for stock awards only). The KEDP was frozen effective January 1, 2025.

Prior to January 1, 2025, deferred RSUs and PSUs could also be credited to the stock account. The deferral features promoted alignment of the interests of participants with those of our shareholders. Investment accounts are credited monthly with an amount based on the prime rate for corporate borrowers. Participants receive distributions from their accounts only upon separation from service with us, a fixed date or schedule selected by the participant, death, disability, an unforeseeable emergency, or a change in control, as these events are defined under Section 409A of the Internal Revenue Code. The amounts deferred are unfunded and unsecured obligations of Hecla, receive no preferential standing, and are subject to the same risks as any of our other general creditors. In 2025, the committee froze the KEDCP, preventing new participants from joining the KEDCP. Effective January 2025, no existing participant (including NEOs) can make a new deferral election. Additional details about the KEDCP are described in the narrative accompanying the Nonqualified Deferred Compensation for 2025 table on page 76.

Benefits. We provide our employees with a benefits package that is designed to attract and retain the talent needed to manage Hecla. Effective January 1, 2025, the committee froze participation for new employees in the Retirement Plan provided to U.S. employees. The U.S. NEOs, are eligible to receive, health, vision and dental plans, PTO plans such as vacations and holidays, and our 401(k) plan, which includes matching contributions by Hecla of up to 6%. Canadian NEOs are eligible to participate in a similar benefits package. NEOs are eligible to receive certain additional benefits, as described below. The committee intends for the type and value of such benefits offered to be competitive with general market practices.

2026 Proxy Statement | 63

COMPENSATION DISCUSSION & ANALYSIS

Other Qualified and Nonqualified Benefit Plans. Under the Final Average Salary portion of the Retirement Plan, which is a defined benefit plan, upon normal retirement, participants are eligible to receive a monthly benefit equal to a certain percentage of their final eligible Average Annual Earnings for each year of credited service. Under the Cash Balance portion of the Retirement Plan, participants receive contributions to a bookkeeping account and are eligible to take a lump sum distribution of their benefits. Additional details about the Retirement Plan are in the narrative accompanying the Pension Benefits table on page 74. Under the SERP, the amount of any benefits not payable under the Retirement Plan because of the limitations imposed by the Internal Revenue Code and/or the Employee Retirement Income Security Act (ERISA), and certain reductions of benefits, if any, due to a deferral of salary made under our KEDCP, may be paid out of our general funds or a Rabbi Trust to employees who are adversely affected. The Retirement Plan and SERP defined eligible earnings for purposes of the plans to include base salary plus any other cash incentives up until July 1, 2013, after which only base salary plus one-half of STIP compensation is included (with no LTIP compensation being included).

Personal Benefits. We believe perquisites should be limited in scope and value. As a result, we have historically provided limited perquisites to our executive officers, typically consisting of relocation benefits for specific recruitment needs.

Stock Ownership Guidelines for Executive Officers

We believe that it is important to encourage our executive officers, including the NEOs, to hold a material amount of our common stock and to link their long- term economic interest directly to that of our shareholders. To achieve this goal, in June 2012, the committee and Board established stock ownership guidelines for the Company’s senior management. The guidelines for the CEO are six times base salary, and for the other executive officers, two times base salary. These guidelines must be achieved five years after the executive officer is hired or promoted to such position. Unvested RSUs and shares held directly are considered owned for purposes of the guidelines. If an executive officer becomes subject to a greater ownership amount due to a promotion or an increase in base salary, he or she must meet the higher ownership requirement within three years.

Because of fluctuations in the Company’s stock price, in February 2016, the committee and the Board amended the stock ownership guidelines to provide a valuation methodology that consists of valuing the shares held by using the average closing price of the Company’s common stock on the NYSE for the previous calendar year. Because share prices of all companies are subject to market volatility, the Board believes that it would be unfair to require an executive officer to buy more shares simply because Hecla’s stock price drops. In the event there is a significant decline in Hecla’s stock price that causes executive officer’s holdings to fall below the applicable threshold, the executive officer will not be required to purchase additional shares to meet the threshold, but he or she generally may not sell or transfer any shares until the threshold has again been achieved.

With the exception of Mr. Krcmarov, as of December 31, 2025, all other executive officers meet the guidelines. Mr. Krcmarov is not yet required to meet the minimum shareholding requirements due to assuming his current role in November 2024. In the calculations for our executive officers, we include shares directly held, shares held in their 401(k) account, and unvested RSUs. We do not include unvested PSUs.

Additional information regarding shares held by our executive officers is included in the Security Ownership of Certain Beneficial Owners and Management table on page 91.

Clawback Policy

In August 2023, we amended our clawback policy to comply with new SEC and NYSE rules. Under our clawback policy, in the event of an accounting restatement, the Company will promptly seek to recover erroneously awarded incentive compensation from our executive officers. A finding of misconduct by such executive officers, or a finding of responsibility for any accounting error leading to an accounting restatement, shall not be a requirement for seeking recovery of the erroneously awarded compensation. In the event of a restatement of our financial results as a result of material non-compliance with financial reporting requirements, the Board will review incentive compensation that was paid to our current and former executive officers under the Company’s STIP and LTIP (or any successor plans), based solely on the achievement of specific corporate financial goals (Incentive Award) during the three completed fiscal years immediately preceding the accounting restatement date. If any Incentive Award would have been lower had it been calculated based on the Company’s restated financial results, the Board will, unless determined to be impracticable, seek to recover from any executive officer, any portion of an Incentive Award paid in excess of what would have been paid based on the restated financial results.

The policy does not apply in any situation where a restatement is not the result of material non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

64 | Hecla Mining Company

COMPENSATION DISCUSSION & ANALYSIS

Insider Trading Policy
Our insider trading policy prohibits the Company, all directors, executive officers (as defined under Section 16 of the Exchange Act) and certain other employees designated as insiders from purchasing or selling any Company securities three weeks before through two days after the public release of any of our periodic results (including the filing of any Form
10-Q
or Form
10-K).
All employees are prohibited by the same policy from purchasing or selling any Company securities at any time while in possession of material non-public
information about the Company. In addition, directors and officers are prohibited from short-term trading, short sales, options trading, trading on margin, hedging or pledging any securities of the Company. We believe our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to Hecla.
Change in Control and Severance Agreements
In 2025, we entered into change in control and severance agreements (“CIC Agreements”) with our NEOs—other than our CEO—who we entered into a similar agreement with in November 2024. Under the terms of our CIC Agreements, the CEO and the other NEOs are entitled to payments and benefits upon the occurrence of specified events, including termination of employment (without cause) following a change in control of the Company. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of calendar year-end,
are described in detail in the section titled
Potential Payments Upon Termination or Change in Control
on page 76.
The committee believes that these CIC Agreements are important for a number of reasons, including providing reasonable compensation opportunities in the unique circumstances of a change in control that are not provided by other elements of our compensation program. Further, change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key executives will leave Hecla before a transaction closes. The committee also believes these agreements motivate the executives to make decisions that are in the best interests of our shareholders in the event of a pending change in control. These agreements provide executives with the necessary job stability and financial security during a change in control transaction and the subsequent period of uncertainty to help them stay focused on managing Hecla rather than on their own personal employment situation. The committee believes that all these objectives (i) serve our shareholders’ interests, (ii) are an essential component of the executive compensation program and, (iii) are necessary to attract and retain senior talent in the highly competitive talent market in which we compete.
The change in control provisions were developed by the Company and the committee based on market and industry competitive practices. The Company and the committee periodically review the benefits provided under the CIC Agreements to ensure that they serve our interests in retaining our key executives, are consistent with market and industry practice, and are reasonable.
Tax and Accounting Considerations
Our compensation programs are affected by each of the following:
Accounting for Stock-Based Compensation
. We consider certain requirements of GAAP in determining changes to policies and practices for our stock-based compensation programs.
Section
 162(m) of the Internal Revenue Code
. Section 162(m) of the Internal Revenue Code of 1986, as amended (Code Section 162(m)), generally provides that compensation in excess of $1 million paid to the CEO, CFO, and certain other employees, including NEOs (covered employees), of a public company will not be deductible for U.S. federal income tax purposes.
Our primary objective in designing and administering our compensation policies is to support and encourage the achievement of our strategic goals and to enhance long-term shareholder value. We also believe that it is important to preserve flexibility in administering compensation programs. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to the amount that would be fully deductible under Code Section 162(m).
The committee will continue to monitor developments and assess alternatives for managing the deductibility of compensation payments and benefits to the extent reasonably practicable, as determined by the committee to be consistent with our compensation policies and in the best interests of the Company and our shareholders.
Section
 409A of the Internal Revenue Code
. Section 409A imposes additional significant taxes in the event that an executive officer or director receives “deferred compensation” that does not satisfy the requirements of Section 409A. Our plans are intended to be exempt from, or comply with, Section 409A.

2026 Proxy Statement | 65

 Compensation Risk Analysis

The committee has engaged in a thorough risk analysis of our compensation plans, programs, policies, and practices for all employees. This includes advice from the Company’s head of our Human Resources department describing the executive compensation program, and describing risk mitigation characteristics, if any, of the Company’s short- and long-term incentive programs. The committee believes the design of our compensation programs, the governance of our programs, and our risk oversight process guard against imprudent risk taking that could have a material adverse effect on the Company.

66 | Hecla Mining Company

 Compensation Committee Interlocks

 and Insider Participation

The members of the committee are set forth in the Compensation Committee Report. There are no members of the committee who were officers or employees of Hecla or any of our subsidiaries during the calendar year. There are no other relationships requiring disclosure under the proxy rules promulgated by the SEC or the NYSE.

2026 Proxy Statement | 67

 Compensation Committee Report

The committee has reviewed and discussed the CD&A with Hecla’s CEO and acting head of Human Resources, and based on its review and discussions, the committee recommended to the Board, and the Board has approved, the CD&A included in this Proxy Statement and incorporated by reference in Hecla’s Annual Report on Form 10-K for the year ended December 31, 2025.

Respectfully submitted by

The Compensation Committee of the

Board of Directors

Charles B. Stanley, Chair

Catherine J. Boggs

Mark P. Board

Dean R. Gehring

Alice Wong

68 | Hecla Mining Company

 Compensation of Named

 Executive Officers

Summary Compensation Table for 2025

The following compensation tables provide information regarding the compensation of our NEOs for the year ended December 31, 2025, determined in accordance with SEC rules.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)(4)	Total ($)
Rob Krcmarov President and CEO	2025	850,000	—		2,800,534	1,598,850	—	203,783	5,453,167
	2024	93,500	—		—	132,458	—	462	226,420
	2023	—	—		—	—	—	—	—
Carlos Aguiar Sr. Vice President – Chief Operating Officer	2025	404,938	200,000	(5)	384,292	681,080	146,187	23,769	1,840,266
Russell D. Lawlar Sr. Vice President – Chief Financial Officer	2025	404,938	—		384,292	941,230	41,404	23,769	1,795,633
	2024	379,500	—		595,670	568,515	70,653	23,469	1,637,807
	2023	352,688	—		329,041	472,350	38,428	22,569	1,215,076
David C. Sienko Sr. Vice President – General Counsel and Secretary	2025	370,208	—		353,372	831,774	118,019	23,769	1,697,142
	2024	326,875	—		553,002	539,924	137,319	22,339	1,579,459
	2023	306,875	—		263,057	342,000	—	22,420	934,352
Michael L. Clary Former Senior Vice President – Chief Administrative Officer	2025	370,208	—		353,372	—	454,965	2,136,076	3,314,621
	2024	345,000	—		555,646	525,777	476,587	23,469	1,926,479
	2023	320,625	—		303,738	462,000	1,353,530	22,463	2,462,356

(1)

Represents RSUs awarded and PSUs granted in each of fiscal years 2025, 2024 and 2023. The amounts represent the aggregate grant date fair value of the awards granted to each NEO computed in accordance with stock-based accounting rules (FASB ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 12 – Stockholders’ Equity to our calendar year 2025 consolidated financial statements, which is included in our Annual Report on Form 10-K filed with the SEC on February 17, 2026. Consistent with the requirements of FASB ASC Topic 718, the value of PSUs is based on the estimated outcome as of the date of grant. In accordance with FASB ASC Topic 718, this result is based on a relative TSR result modeled using a Monte Carlo simulation. Please see the Grants of Plan-Based Awards for 2025 table on page 71 for more information about the awards granted to our NEOs in 2025.

2026 Proxy Statement | 69

COMPENSATION OF NAMED EXECUTIVE OFFICERS

(2)

This column represents the performance payments paid to our NEOs for the calendar years 2025, 2024, and 2023 under our STIP and for the LTIP plan periods, 2023-2025, 2022-2024, and 2021-2023. Both the 2025 STIP and 2023-2025 LTIP were paid 100% in cash. The 2024 STIP was paid 100% in cash, and the 2022-2024 LTIP was paid in common stock. At the election of the NEO, the 2023 STIP was paid in cash or common stock, and the 2021-2023 LTIP was paid in common stock. The awards for each of the plan years are as follows:

Name	Year	STIP Award ($)	LTIP Plan Period	LTIP Units (#)	Unit Value ($)	LTIP Award ($)	Total STIP and LTIP ($)	Total STIP and/or LTIP Paid in Cash ($)	Total STIP and/or LTIP Paid in Shares (#)
Krcmarov	2025	1,598,850	—	—	—	—	1,598,850	1,598,850	—
	2024	132,458	—	—	—	—	132,458	132,458	—
Aguiar	2025	595,080	2023-2025	1,000	86.00	86,000	681,080	681,080	—
Lawlar	2025	595,080	2023-2025	4,025	86.00	346,150	941,230	941,230	—
	2024	303,600	2022-2024	3,500	75.69	264,915	568,515	303,600	50,556	*
	2023	303,600	2021-2023	3,000	56.25	168,750	472,350	—	106,385
Sienko	2025	547,200	2023-2025	3,309	86.00	284,574	831,774	831,774	—
	2024	301,500	2022-2024	3,150	75.69	238,424	539,924	301,500	45,501	*

	2023	173,250	2021-2023	3,000	56.25	168,750	342,000	—	77,027
Clary	2025	—	2023-2025	—	—	—	—	—	—
	2024	276,000	2022-2023	3,300	75.69	249,777	525,777	276,000	47,667	*

	2023	293,250	2021-2023	3,000	56.25	168,750	462,000	293,250	38,007

*	Consists only of LTIP awards, which were paid 100% in common stock.

(3)

The amounts reported in this column for 2024 are changes between December 31, 2024 and December 31, 2025 in the actuarial present value of the accumulated pension benefits. Pension values will typically increase from year-to-year due to increasing age, years of service, and average annual earnings, and can fluctuate significantly due to changes in the assumptions used to determine the present value. The Change in Pension Value and Nonqualified Deferred Compensation Earnings column (the “Pension Value column”) is calculated pursuant to SEC requirements and is based on assumptions used in preparing the Company’s audited financial statements for the applicable calendar years. Mr. Krcmarov does not participate in the defined benefit pension plan.

(4)	Includes the following:

NEO	Matching 401(k) Contribution ($)	Annual Life Insurance Premium ($)	Unused Vacation ($)		Other ($)		Total ($)

Krcmarov	21,000	2,769	—		180,014	(i)	203,783

Aguiar	21,000	2,769	—		—		23,769

Lawlar	21,000	2,769	—		—		23,769

Sienko	21,000	2,769	—		—		23,769

Clary	21,000	2,769	12,307	(ii)	2,100,000	(iii)	2,136,076

(i)

This includes $153,444 in lump sum relocation assistance paid to Mr. Krcmarov in connection with his appointment, and $26,570 representing a gross up for federal and state income taxes incurred by Mr. Krcmarov on Company paid moving expenses, so that such expenses were provided to him on a net, after tax basis.

(ii)	Unused vacation pay received by Mr. Clary at the time of his departure.

(iii)	Includes severance payments to Mr. Clary earned in 2025 and payable in 2026 and 2027, as described under Departure of Senior Vice President – Chief Administration Officer on page 51.

(5)	In July 2025, Mr. Aguiar received a $200,000 retention bonus.

70 | Hecla Mining Company

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table shows all plan-based awards granted to the NEOs during 2025.

Grants of Plan-Based Awards for 2025

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Rob Krcmarov
RSUs(2)	01/15/25							158,657	858,334
RSUs(2)	01/15/25							166,359	900,002
RSUs(3)	06/23/25							176,976	1,030,000
PSUs(4)	06/23/25				54,338	217,354	434,708	217,354	12,198
STIP(5)		—	935,000	1,870,000
Carlos Aguiar
RSUs(3)	06/23/25							65,399	380,622
PSUs(4)	06/23/25				16,349	65,399	130,798	65,399	3,670
STIP(5)		—	348,000	696,000
Russell D. Lawlar
RSUs(3)	06/23/25							65,399	380,622
PSUs(4)	06/23/25				16,349	65,399	130,798	65,399	3,670
STIP(5)		—	348,000	696,000
David C. Sienko
RSUs(3)	06/23/25							60,137	349,997
PSUs(4)	06/23/25				15,034	60,137	120,274	60,137	3,375
STIP(5)		—	320,000	640,000
Michael L. Clary
RSUs(4)	06/23/25							60,137	349,997
PSUs(4)	06/23/25				15,034	60,137	120,274	60,137	3,375
STIP(5)		—	320,000	640,000

(1)

The RSU amounts represent the aggregate grant date fair value of the awards granted to each NEO computed in accordance with stock-based accounting rules (FASB ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 12 – Stockholders’ Equity to our calendar year 2025 consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC on February 17, 2026 (the “Form 10-K”). Consistent with the requirements of FASB ASC Topic 718, the value of PSUs is based on the estimated outcome as of the date of grant. In accordance with FASB ASC Topic 718, this result is based on a relative TSR result modeled using a Monte Carlo simulation. The amounts in this column reflect the aggregate grant date fair value of the PSUs for accounting purposes determined in accordance with SEC rules and do not reflect the actual economic value that may be realized by the NEO at the end of the relevant three-year performance period.

(2)

Mr. Krcmarov joined the Company in November 2024. In January 2025, he was awarded a one-time grant of RSUs with a value of $900,000 with a vesting term of one-third on June 21, 2025, one-third on June 21, 2026, and one-third on January 21, 2027. He was also awarded RSUs with a value of $1,030,000 with the first one-third tranche being prorated and vesting on June 21, 2025, one-third on June 21, 2026, and one-third on June 21, 2027. The grant date fair value of the RSUs is the number of RSUs multiplied by the closing price of the Company common stock on the grant date of January 15, 2025 ($5.41).

(3)

Represents the number of RSUs granted on June 23, 2025 to the NEOs under the terms of the 2010 Stock Incentive Plan. The restrictions lapse for one-third of the RSUs on June 21, 2026, one-third on June 21, 2027 and one-third on June 21, 2028, at which time the units are converted into shares of our common stock. The grant date fair value of the RSUs is the number of RSUs multiplied by the closing price of the Company common stock on the grant date of June 23, 2025 ($5.82).

(4)

Represents the number of PSUs of Hecla common stock granted under the 2010 Stock Incentive Plan, having a target value for each NEO of: Aguiar, $380,625; Lawlar, $380,625; Sienko, $350,000; and Clary, $350,000, with the potential of up to 200% of the target number of shares covered (subject to specific performance terms and conditions established for these shares) awarded to the NEOs under the 2010 Stock Incentive Plan. Determination of the actual number of these PSUs that will vest be based on the TSR of Hecla common stock for the three-year period from January 1, 2025 through December 31, 2027, based on the following percentile rank within peer group companies:

•	100th percentile rank among peers = maximum award at 200% of target;

2026 Proxy Statement | 71

COMPENSATION OF NAMED EXECUTIVE OFFICERS

•	50th percentile rank among peers = target award at grant value; or

•	0 percentile rank among peers = threshold award below 25% of target.

Hecla’s TSR performance versus that of peer group companies will be based on a comparison of the average share price over the last 60 calendar days prior to January 1, 2025, as the base price, and the average share price the last 60 calendar days of the three-year performance period, plus dividends, to determine relative share value performance and ranking among peers.

(5)

Represents the potential value of the payout for each NEO under the 2025 STIP described on page 53. The 2025 STIP does not include threshold-level performance goals. The total payout to each NEO under the 2025 STIP is described in footnote 2 to the Summary Compensation Table for 2025 on page 69.

The following table provides information on the current holdings of stock awards by the NEOs. This table includes unvested RSUs, and unvested PSUs. There were no unexercised stock options held by any NEO at year-end.

Outstanding Equity Awards at Fiscal Year-End for 2025

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)

Rob Krcmarov	414,808	7,960,166	217,354	(5)	4,171,023
Carlos Aguiar	108,150	2,075,399
			48,138	(4)	923,768

			65,399	(5)	1,255,006
Russell D. Lawlar	127,652	2,449,642
			71,180	(4)	1,365,944

			65,399	(5)	1,255,006
David C. Sienko	115,634	2,219,016
			65,571	(4)	1,258,307

			60,137	(5)	1,154,029
Michael L. Clary(6)	118,065	2,265,667
			66,397	(4)	1,274,158

			60,137	(5)	1,154,029

(1)

The following table shows the dates on which the restricted stock units in the outstanding equity awards table vest and the corresponding number of shares, subject to continued employment through the vest date:

	Number of Unvested Restricted Stock Units
Vesting Date	Krcmarov	Aguiar	Lawlar	Sienko	Clary

06/21/26	177,908	48,505	45,527	53,686	55,842

06/21/27	177,908	37,846	60,326	41,903	42,178

06/21/28	58,992	21,799	21,799	20,045	20,045

Total	414,808	108,150	127,652	115,634	118,065

(2)	The market value of the RSUs is based on the closing market price of our common stock on the NYSE as of December 31, 2025, which was $19.19.

(3)	The market value of the PSUs is based on the closing market price of our common stock on the NYSE as of December 31, 2025, which was $19.19.

(4)

Award of PSUs, the value of which will be determined based on the TSR of Hecla common stock for the three-year period from January 1, 2024, through December 31, 2026. For purposes of determining the amounts reflected in this column, it is assumed that target performance was achieved as of the end of the fiscal year ended December 31, 2025.

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

(5)

Award of PSUs, the value of which will be determined based on the TSR of Hecla common stock for the three-year period from January 1, 2025, through December 31, 2027. For purposes of determining the amounts reflected in this column, it is assumed that threshold performance was achieved as of the end of the fiscal year ended December 31, 2025.

(6)

Mr. Clary departed the Company effective January 1, 2026. Per his agreement with the Company at the time of his departure, he received 50% of his unvested RSUs, and 100% of his 2023-2025 PSUs, two-thirds of his unvested 2024-2026 PSUs, and one-third of his unvested 2025-2027 PSUs which were each paid out to him in common shares on February 2, 2026.

The following table shows information concerning the number of stock awards that vested during calendar year 2025 for each of the NEOs, and the value realized on the vesting of stock awards during calendar year 2025.

Stock Vested in 2025

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Rob Krcmarov	87,184	507,411

Carlos Aguiar	34,229	199,213

Russell D. Lawlar	53,199	309,618

David C. Sienko	46,431	270,228

Michael L. Clary	49,340	287,159

(1)	Value realized on vesting is based on the closing price of our common stock on the NYSE on the applicable vesting date of June 23, 2025 ($5.82).

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 Other Benefits

Pension Benefits

Mr. Krcmarov does not participate in the Retirement Plan or SERP. The following table shows pension information under the Retirement Plan and the SERP for the NEOs as of December 31, 2025. The terms and conditions for participation in, and payments from, these plans are described below under Retirement Plan. The actuarial present value of accumulated benefit is determined using the same assumptions used for financial reporting purposes except that retirement age is assumed to be the normal retirement age of 65, or the current age if eligible for early retirement. These assumptions are described in the pension footnotes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Calendar Year ($)

Carlos Aguiar	Retirement Plan	17	499,680	—

	SERP		184,606	—

Russell D. Lawlar	Retirement Plan	15	226,398	—

	SERP		53,383	—

David C. Sienko	Retirement Plan	15	587,920	—

	SERP		289,321	—

Michael L. Clary	Retirement Plan	31	1,895,030	—

	SERP		1,235,405	—

Retirement Plan

Our NEOs, except for Mr. Krcmarov, and those who are not U.S. citizens, participate in the Retirement Plan, which is a defined benefit plan.

Contributions to the Retirement Plan, and the related expense or income, are based on general actuarial calculations and, accordingly, no portion of our contributions, and related expenses or income, are specifically attributable to our NEOs. Hecla also offers the SERP under which the amount of any benefits not payable under the Retirement Plan by reason of the limitations imposed by the Internal Revenue Code (the “Code”) and/or the Employee Retirement Income Security Act, as amended, and the loss, if any, due to a deferral of salary made under our KEDCP will be paid out of our general funds to any employee covered by the SERP who may be adversely affected. Under the Code, the current maximum annual pension benefit payable by the Retirement Plan to any employee is $280,000 (for 2025), subject to specified adjustments, and is calculated using earnings of not more than $350,000.

A participant under the Final Average Salary portion of the Retirement Plan, upon reaching the normal retirement age of 65, is eligible to receive annual retirement benefits in monthly installments for life equal to, for each year of credited service, 1% of final average annual earnings (defined as the highest average earnings of such employee for any 36 consecutive calendar months for participants hired on or before June 30, 2013, and as the highest average earnings of such employee for any 60 consecutive calendar months, for participants hired after June 30, 2013, during the final 120 calendar months of service) up to the applicable covered compensation level (which level is based on the Social Security maximum taxable wage base) and 1.75% of the difference, if any, between final average annual earnings and the applicable covered compensation level.

A participant under the Cash Balance portion of the Retirement Plan, upon reaching the normal retirement age of 65, is eligible to receive their account balance, or alternatively, an actuarially equivalent monthly benefit for life. The participant’s account balance is credited each quarter with pay credits equal to 3% to 6% of their eligible earnings, depending on years of service, and interest credits, as a rate equal to the quarterly rate of change in the consumer price index plus three-quarters of one percent (3/4%).

74 | Hecla Mining Company

OTHER BENEFITS

Effective July 19, 2024, no employee hired, rehired or transferred to an eligible position may (1) become a new participant in the Plan, (2) reenter the Plan as an active participant or otherwise again be considered an active participant, or (3) otherwise commence or recommence active participation in or benefit accrual under the Retirement Plan. Thus, on and after July 19, 2024, the only employees who can actively participate in the Retirement Plan and accrue additional benefits are those individuals who were employed in an eligible employee position on July 18, 2024, and who otherwise meet the requirements to be a participant and actively participate in the Retirement Plan.

The Retirement Plan and SERP define earnings for purposes of the plans to be “a wage or salary for services of employees inclusive of any bonus or special pay including gain-sharing programs, contract miners’ bonus pay and the equivalent,” except that on or after July 1, 2013, earnings are defined as “base salary or wages for personal services and elective deferrals plus: (i) elective deferrals not includable in the gross income of the employee under Code section 125, 132(f)(4), 402(e)(3), 402(h), 403(b) and 457, (ii) one-half (1/2) of any performance-based or STIP bonus, (iii) one-half (1/2) of any safety incentive award, (iv) paid time off, other than pay while on disability leave, (v) any post-employment payment for services performed during the course of employment that would have been paid to the employee prior to the severance from employment if the employee had continued employment with Hecla, and (vi) compensation for overtime at the employee’s regular rate of pay.”

The following table shows estimated aggregate annual benefits under our Retirement Plan and the SERP payable upon retirement to a participant under the Final Average Salary portion of the Retirement Plan who retires in 2025 at age 65 having the years of service and final average annual earnings as specified. The table assumes Social Security covered compensation levels as in effect on January 1, 2025.

Estimated Annual Retirement Benefits

Final Average Annual Earnings	Years of Credited Service
	5	10	15	20	25	30	35

$ 100,000	$5,000	$10,000	$15,000	$20,000	$25,000	$30,000	$35,000

150,000	9,032	18,065	27,097	36,129	45,161	54,194	63,226

200,000	13,407	26,815	40,222	53,629	67,036	80,444	93,851

250,000	17,782	35,565	53,347	71,129	88,911	106,694	124,476

300,000	22,157	44,315	66,472	88,629	110,786	132,944	155,101

350,000	26,532	53,065	79,597	106,129	132,661	159,194	185,726

400,000	30,907	61,815	92,722	123,629	154,536	185,444	216,351

450,000	35,282	70,565	105,847	141,129	176,411	211,694	246,976

500,000	39,657	79,315	118,972	158,629	198,286	237,944	277,601

550,000	44,032	88,065	132,097	176,129	220,161	264,194	308,226

600,000	48,407	96,815	145,222	193,629	242,036	290,444	338,851

650,000	52,782	105,565	158,347	211,129	263,911	316,694	369,476

700,000	57,157	114,315	171,472	228,629	285,786	342,944	400,101

750,000	61,532	123,065	184,597	246,129	307,661	369,194	430,726

800,000	65,907	131,815	197,722	263,629	329,536	395,444	461,351

850,000	70,282	140,565	210,847	281,129	351,411	421,694	491,976

900,000	74,657	149,315	223,972	298,629	373,286	447,944	522,601

950,000	79,032	158,065	237,097	316,129	395,161	474,194	553,226

1,000,000	83,407	166,815	250,222	333,629	417,036	500,444	583,851

Benefits listed in the pension table are not subject to any deduction for Social Security or other offset amounts. As of December 31, 2025, the following NEOs have completed the indicated number of full years of credited service: Mr. Aguiar, 17 years, Mr. Lawlar, 15 years, Mr. Sienko, 15 years, and Mr. Clary (departed January 1, 2026), 31 years. Mr. Krcmarov does not participate in the Retirement Plan.

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OTHER BENEFITS

The table below provides information on the nonqualified deferred compensation of the NEOs in 2025.

Nonqualified Deferred Compensation for 2025

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance of Stock At Last FYE (#)

Robert L. Krcmarov	—	—	—	—	—

Russell D. Lawlar	—	—	—	—	—

Carlos Aguiar	—	—	—	—	—

David C. Sienko	—	—	—	—	—

Michael L. Clary	—	—	—	—	—

Prior to July 2024, executives, and key employees, including the NEOs, were able to defer all or a portion of their base salary, cash or equity awards earned under the LTIP and STIP, and any vested RSUs or vested PSUs granted under the 2010 Stock Incentive Plan. Deferral elections were made by the individuals generally in the year prior to the beginning of the plan year for amounts to be earned or granted in the following year. Base salary, STIP and LTIP amounts deferred under the KEDCP were credited to either an investment account or a stock account at the participant’s election. Amounts credited to an investment account were valued in cash, credited with deemed interest, and distributed with deemed interest in cash upon a distributable event. RSUs and other common stock awarded (PSUs) under the 2010 Stock Incentive Plan and deferred by a participant were credited to a stock account. Amounts credited to the stock account of a participant were valued based upon our common stock and are delivered to the participant in shares of our common stock upon a distributable event. Effective in January 2025, our KEDCP was frozen to eliminate future deferrals under this plan.

Potential Payments Upon Termination or Change in Control

We have change in control and severance agreements (“CIC Agreements”) with each of our current NEOs (Messrs. Krcmarov, Aguiar, Lawlar, and Sienko). The CIC Agreements are intended to ensure, among other things, that in the event of a change in control, each NEO will continue to focus on adding shareholder value. We seek to accomplish this by assuring that each NEO continues to receive payments and other benefits equivalent to those being received at the time of a change in control for the duration of the employment term under the CIC Agreement.

Under the CIC Agreements, a change in control is, with certain limitations, deemed to occur if: (i) an individual or entity (including a “group” under Section 13(d)(3) of the Exchange Act) becomes the beneficial owner of 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (ii) as the result of a tender offer, merger, proxy fight or similar transaction, the persons who were previously directors of the Company cease to constitute a majority of the Board; (iii) consummation of the sale of all, or substantially all, of the assets of the Company (with certain limitations) occurs; or (iv) the approval of a plan of dissolution or liquidation.

Each NEO’s receipt of any severance payments or benefits under his CIC Agreement is subject to his signing and not revoking the Company’s then standard separation agreement and release of claims with the Company. The NEO is further not required to seek other employment to receive payments or benefits under the CIC Agreements.

CIC Agreement with Mr. Krcmarov. Mr. Krcmarov’s CIC Agreement provides that in the event of a Qualifying Termination (as defined below) that occurs three months prior to or 24 months following a Company change in control, he will receive the following payments and benefits from the Company: (i) a single, lump sum, cash payment equal to 200% of the sum of his then current annual salary plus his then current target annual bonus opportunity, (ii) a single, lump sum, cash payment equal to 24 times the monthly medical, dental and vision premiums paid by him and the Company for the benefit of the NEO and his eligible dependents for the month immediately preceding the month of the Qualifying Termination; (iii) a single, lump sum, cash payment equal to $20,000 for outplacement services; and (iv) an accelerated vesting of 100% of the equity awards held by him on the date of the Qualifying Termination, with performance-based equity awards vesting at the higher of target achievement or actual performance through the date of the Qualifying Termination.

76 | Hecla Mining Company

OTHER BENEFITS

The CIC Agreement further provides that in the event of a Qualifying Termination that occurs outside of the period that is three months prior to or 24 months following a Company change in control, he will receive the following payments and benefits from the Company: (i) a single, lump sum, cash payment equal to 150% of the sum of his then current annual salary plus his then current target annual bonus opportunity; (ii) a single, lump sum, cash payment equal to eighteen times the monthly medical, dental and vision premiums paid by him and the Company for the benefit of him and his eligible dependents for the month immediately preceding the month of the Qualifying Termination; (iii) a single, lump sum, cash payment equal to $20,000 for outplacement services; and (iv) accelerated vesting of 50% of the unvested time-based equity awards held by him on the date of the Qualifying Termination, and 100% of the unvested performance-based equity awards vesting at target achievement, prorated for the number of days prior to the date of the Qualifying Termination in the applicable performance period.

The CIC Agreements further provides that, in the event of a termination of Mr. Krcmarov’s employment with the Company either (a) by the Company due to disability, or (b) due to death, he will receive the following payments and benefits from the Company: (i) a single, lump sum, cash payment equal to 150% of his then current annual salary; and (ii) a single, lump sum, cash payment equal to 100% of his then target annual bonus opportunity, prorated for the number of days prior to the date of the qualifying Termination in the applicable performance period.

For purposes of the CIC Agreement, a “Qualifying Termination” means a termination of employment by the Company without “Cause” or a termination by Mr. Krcmarov for “Good Reason.” “Cause” generally means: (i) Mr. Krcmarov’s act of dishonesty or fraud in connection with the performance of his responsibilities to the Company; (ii) his conviction of, or pleas of nolo contendere to, a felony; (iii) his willful failure to perform his reasonable duties or responsibilities; (iv) his material violation or breach of the CIC Agreement or any other agreement with the Company; or (v) his material breach of the Company’s Code of Business Conduct, human resources rules, policies and/or restrictions relating to harassment, discrimination and/or any other actions that create a hostile work environment. “Good Reason” generally means his termination of employment following the occurrence of any of the following without his written consent: (i) a material reduction in Mr. Krcmarov’s authority, responsibilities, position or duties; (ii) a material reduction in his compensation or in the aggregate level of benefits; or (iii) relocation of his primary place of business for the performance of his duties to the Company to a location that is more than thirty-five miles from its prior location.

CIC Agreements with Messrs. Aguiar, Lawlar, and Sienko. The CIC Agreements entered into with Messrs. Aguiar, Lawlar and Sienko provide that in the event of a Qualifying Termination (as defined below) that occurs three months prior to or 24 months following a Company change in control, the NEO will receive the following payments and benefits from the Company: (i) a single, lump sum, cash payment equal to 200% (300% for Mr. Sienko(1)) of the sum of the NEOs then current annual salary plus the highest annual and long-term incentive plan opportunities paid to the NEO for the preceding three completed fiscal years; (ii) a single, lump sum, cash payment equal to 24 (36 for Mr. Sienko) times the monthly medical, dental and vision premiums paid by him and the Company for the benefit of his and his eligible dependents for the month immediately preceding the month of the Qualifying Termination; (iii) a single, lump sum, cash payment equal to $20,000 for outplacement services; (iv) an accelerated vesting of 100% of the equity awards held by him on the date of the Qualifying Termination, with performance-based equity awards vesting at the higher of target achievement or actual performance through the date of the Qualifying Termination; and (v) lump-sum, cash payment equal to the excess of the actuarial equivalent of the NEOs deemed Retirement Benefit over the actuarial equivalent of the aggregate benefits actually payable to the NEO under the Retirement Plan and the SERP. The “Deemed Retirement Benefit” is the aggregate benefit that would be payable to the NEO under the Retirement Plan and the SERP, assuming that (i) the NEOs age as of the date of the Qualifying Termination were increased by two years (three years for Mr. Sienko) for purposes of calculating the applicable pension reduction, (ii) the NEOs average annual earnings were calculated by assuming that the NEO had continued to receive continue compensation and benefits for two years (three years for Mr. Sienko), (iii) the NEOs years of service were increased by two years (three years for Mr. Sienko), and (iv) the NEOs benefits under the plan were fully vested.

The CIC Agreements further provides that in the event of a Qualifying Termination that occurs outside of the period that is three months prior to or 24 months following a Company change in control, the NEO will receive the following payments and benefits from the Company: (i) a single, lump sum, cash payment equal to 100% of the sum of the NEOs then current annual salary plus the highest annual and long-term incentive plan opportunities paid to the NEO for the preceding three completed fiscal years; (ii) a single, lump sum, cash payment equal to eighteen times the monthly medical, dental and vision premiums paid by him and the Company for

(1)

Mr. Sienko’s CIC Agreement, which was entered not prior to the Company’s 2024 compensation program reforms, provides for a severance benefit of three time (3x) his annual cash compensation. This benefit reflects the terms of his existing contractual arrangement and has been grandfathered under the Company’s revised severance framework. All other current NEOs are subject to the Company’s updated severance policy, which provides for a benefit of two times (2x) annual cash compensation, consistent with the Committee’s response to shareholder feedback received following the 2024 Annual Shareholder’s Meeting.

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OTHER BENEFITS

the benefit of him and his eligible dependents for the month immediately preceding the month of the Qualifying Termination; (iii) a single, lump sum, cash payment equal to $15,000 for outplacement services; and (iv) accelerated vesting of 50% of the unvested time-based equity awards held by him on the date of the Qualifying Termination, and 100% of the unvested performance-based equity awards vesting at target achievement, prorated for the number of days prior to the date of the Qualifying Termination in the applicable performance period.

The CIC Agreements further provide that, in the event of a termination of the NEOs employment with the Company either (a) by the Company due to disability, or (b) due to death, he will receive the following payments and benefits from the Company: (i) a single, lump sum, cash payment equal to 100% of his then current annual salary; and (ii) a single, lump sum, cash payment equal to 100% of his then target annual bonus opportunity, prorated for the number of days prior to the date of the Qualifying Termination in the applicable performance period.

For purposes of the CIC Agreements, a “Qualifying Termination” means a termination of employment by the Company without “Cause” of a termination by the NEO for “Good Reason.” “Cause” generally means: (i) the NEOs willful failure to perform his reasonable duties or responsibilities or (ii) the NEOs willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. “Good Reason” generally means the NEOs termination of employment following the occurrence of any of the following without the NEOs written consent: (i) a material reduction in the NEOs authority, responsibilities, position or duties; (ii) a material reduction in the NEOs compensation or in the aggregate level of benefits; (iii) relocation of the NEOs primary place of business for the performance of his duties to the Company to a location that is more than thirty-five miles from its prior location, or (iv) the Company’s breach of any agreement with the NEO that is materially adverse to the NEO.

In addition, the terms of the RSUs and PSUs awarded to the NEOs also provide for accelerated or continued vesting in connection with certain terminations of employment. In the event of the NEOs termination of employment for any reason other than cause or due to death or disability, all RSUs and PSUs will remain eligible to vest and be settled on the original vesting date (and, for PSUs, subject to actual performance) if, as of the termination date, the NEO is (i) at least 60 and has 15 or more years of service with the Company, (ii) at least age 65 and has seven or more years of service with the Company, or (iii) is at least age 68. Further, all RSUs and PSUs will vest upon the NEOs termination due to death or disability, with vesting determined based on achievement of 100% target performance for the PSUs.

The following tables reflect the amount of compensation that would be paid to each of our NEOs (other than Mr. Clary, who as of December 31, 2025, had incurred a termination that was not a Qualifying Termination for purposes of his CIC Agreement) in the event of termination of the NEOs employment under the scenarios listed in the tables and should be read in conjunction with the disclosure above. The amounts shown assume that such termination was effective as of December 31, 2025, and include estimates of the amounts that would be paid to each NEO upon such NEOs termination. The tables only include additional benefits that result from the termination and do not include any amounts or benefits earned, vested, accrued, or owing under any plan for any other reason. Please see Grants of Plan-Based Awards for 2025 on page 71, Outstanding Equity Awards at Calendar Year-End for 2025 on page 72, Pension Benefits table on page 74, and the section titled Nonqualified Deferred Compensation for 2025 on page 76 for additional information. In addition, please see Departure of Senior Vice President – Chief Administration Officer on page 51 for a discussion of the amounts actually paid and payable to Mr. Clary in connection with his departure. The actual amounts to be paid can only be determined at the time of such NEOs separation from Hecla.

Termination Payments and Benefits for Robert L. Krcmarov	Termination Following a Change in Control ($)	Death or Disability ($)	Termination without Cause (Non-Change in Control) ($)

Base Salary(1)	1,700,000	1,275,000	1,275,000
STIP(2)	1,870,000	935,000	1,402,500
Unvested RSUs(3)	7,960,166	7,960,166	3,980,083
Unearned PSUs(4)	4,171,023	4,171,023	4,171,023
Benefits:
Health Benefits(5)	44,754	—	33,566
Outplacement	20,000	—	20,000

Total	15,765,943	14,341,189	10,882,172

78 | Hecla Mining Company

OTHER BENEFITS

Termination Payments and Benefits for Carlos Aguiar	Termination Following a Change in Control ($)	Death or Disability ($)	Termination without Cause (Non-Change in Control) ($)

Base Salary(1)	870,000	435,000	435,000
STIP(2)	1,190,160	348,000	595,080
Unvested RSUs(3)	2,075,399	2,075,399	1,037,700
Unearned PSUs(4)	2,178,775	2,178,775	2,178,775
LTIP(5)	172,000	—	86,000
Benefits:
Health Benefits(6)	66,836	—	50,127
Retirement Benefits(7)	1,451,847	—	—
Outplacement	20,000	—	15,000

Total	8,025,017	5,037,174	4,397,682

Termination Payments and Benefits for Russell D. Lawlar	Termination Following a Change in Control ($)	Death or Disability ($)	Termination without Cause (Non-Change in Control) ($)

Base Salary(1)	870,000	435,000	435,000
STIP(2)	1,190,160	348,000	595,080
Unvested RSUs(3)	2,449,642	2,449,642	1,224,821
Unearned PSUs(4)	2,620,951	2,620,951	2,620,951
LTIP(5)	692,300	—	346,150
Benefits:
Health Benefits(6)	3,738	—	2,804
Retirement Benefits(7)	396,132	—	—
Outplacement	20,000	—	15,000

Total	8,242,923	5,853,593	5,239,806

Termination Payments and Benefits for David C. Sienko	Termination Following a Change in Control ($)	Death or Disability ($)	Termination without Cause (Non-Change in Control) ($)

Base Salary(1)	1,200,000	400,000	400,000
STIP(2)	1,641,600	320,000	547,200
Unvested RSUs(3)	2,219,016	2,219,016	1,109,508
Unearned PSUs(4)	2,412,337	2,412,337	2,412,337
LTIP(5)	853,722	—	284,574
Benefits:
Health Benefits(6)	29,424	—	22,068
Retirement Benefits(7)	1,516,281	—	—
Outplacement	20,000	—	15,000

Total	9,892,380	5,351,353	4,790,687

(1)

Represents two times annual base salary for termination following a change in control for Messrs. Krcmarov, Aguiar, and Lawlar and three times annual base salary for termination following a change in control for Mr. Sienko. Represents 150% of annual base salary for an involuntary termination without cause outside of the change in control period and termination due to death or disability for Mr. Krcmarov, and 100% of annual base salary for an involuntary termination without cause outside of the change in control period and termination due to death or disability for Messrs. Aguiar, Lawlar, and Sienko.

2026 Proxy Statement | 79

OTHER BENEFITS

(2)

Represents two times the target annual STIP opportunity payment for termination following a change in control, 150% of the target annual STIP opportunity for an involuntary termination without cause outside of the change in control period, and 100% of the target annual STIP opportunity for termination due to death or disability (assuming a termination on December 31, 2025, such that no proration applies) for Mr. Krcmarov. Represents two times the highest STIP payment paid in the last three years for termination following a change in control, 100% of the highest STIP payment paid in the last three years for an involuntary termination without cause outside of the change in control period, and 100% of the target annual STIP opportunity for termination due to death or disability (assuming a termination on December 31, 2025, such that no proration applies for Messrs. Aguiar and Lawlar. Represents three times the highest STIP payment paid in the last three years for termination following a change in control, 100% of the highest STIP payment paid in the last three years for an involuntary termination without cause outside of the change in control period and 100% of the target annual STIP opportunity for termination due to death or disability (assuming a termination on December 31, 2025, such that no proration applies) for Mr. Sienko.

(3)

In the event of a qualifying termination following a change in control, any unvested RSUs will become immediately earned and vested as of the date of the change in control termination. In the event of termination by reason of disability or death, the unvested RSUs will become immediately earned and vested as of the date of disability or death. In the event of an involuntary termination without cause outside of the change in control period, 50% of the unvested RSUs will become immediately earned and vested as of the date of termination. The value is based on the closing price of Hecla’s common stock on the NYSE on December 31, 2025 ($19.19). Please see the Outstanding Equity Awards at Calendar Year-End for 2025 table on page 72 for more information.

(4)

For unearned PSUs, the values included in the table are based on the number of unearned PSUs that would have vested if termination occurred on the last business day of 2025, assuming target performance (217,354 shares for Mr. Krcmarov, 113,537 shares for Mr. Aguiar, 136,579 shares for Mr. Lawlar, and 125,708 shares for Mr. Sienko, multiplied by the closing price of our common stock on the NYSE on December 31, 2025 ($19.19). In the event of a change in control, any unearned performance-based shares will become immediately earned and vested as of the date of the change in control. In the event of termination by reason of disability or death, the unearned performance-based shares will become immediately earned and vested as of the date of disability or death. In the event of involuntary termination without cause outside of the change in control period, 100% of the unvested PSUs will become immediately earned and vested as of the date of termination. The totals listed in the disability and death columns are based on the number of performance-based shares that would have vested if termination would have occurred on the last business day of 2025 assuming target performance for each of the NEOs, multiplied by the closing price of our common stock on the NYSE on December 31, 2025 ($19.19).

(5)	Represents two times the highest LTIP payment paid in the last three years for Messrs. Aguiar and Lawlar. Represents three times the highest LTIP payment paid in the last three years for Mr. Sienko.

(6)

Reflects the estimated lump-sum value of all future premiums, which will be paid by the Company on behalf of Messrs. Aguiar and Lawlar under our health plans for two years upon a termination following a change in control or 18 months upon an involuntary termination without cause outside of the change in control period. Reflects the estimated lump-sum value of all future premiums, which will be paid by the Company on behalf of Mr. Sienko under our health plans for three years upon termination following a change in control or 18 months upon an involuntary termination without cause outside of the change in control period.

(7)

Reflects the excess of (a) the actuarial equivalent of the aggregate benefit that would be payable to the NEO under the Retirement Plan and the SERP, assuming that (i) the NEOs age as of the date of the Qualifying Termination were increased by two years (three years for Mr. Sienko) for purposes of calculating the applicable pension reduction, (ii) the NEOs average annual earnings were calculated by assuming that the NEO had continued to receive continued compensation and benefits for two years (three years for Mr. Sienko), (iii) the NEOs years of service were increased by two years (three years or Mr. Sienko), and (iv) the NEOs benefits under the plan were fully vested over (b) the actuarial equivalent of the aggregate benefits actually payable to the NEO under the Retirement Plan and the SERP, in all cases determined as of December 31, 2025.

CEO Pay Ratio

We believe our executive compensation program should be internally consistent and equitable to motivate our employees to create shareholder value. Our committee strives to design a fair and competitive compensation program that will attract, motivate, and retain employees, reward performance, and provide incentives based on our performance. Under the SEC rules, we are required to provide information regarding the relationship between the annual total compensation of our CEO and the annual total compensation of our median employee for our last completed fiscal year, which ended December 31, 2025.

We determined the median of the annual total compensation of our employees (excluding Mr. Krcmarov) as of December 31, 2025. We compared the following compensation for each employee: (i) Compensation paid in foreign currency was converted to U.S. dollars using 1.37. In determining the median total compensation of all employees, we did not make any cost-of-living adjustments to the compensation paid to any employee outside of the U.S. Once we identified our median employee, we estimated the median employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median annual total compensation disclosed below.

Below is (i) calendar year 2025 annual total compensation of our CEO, Mr. Krcmarov; (ii) the calendar year 2025 annual total compensation of our median employee (excluding Mr. Krcmarov); and (iii) the ratio of the annual total compensation of our CEO to that of our median employee.

CEO PAY RATIO

2025 CEO Annual Total Compensation	$1,677,964

2025 Median Employee Annual Total Compensation	$117,782

CEO to Median Employee Pay Ratio	14:1

80 | Hecla Mining Company

 Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing certain information about the relationship between executive compensation actually paid to certain individuals by the Company and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis section of this Proxy Statement. Any differences in total values are due to rounding.

Year (a)	Summary Compensation Table Total for First PEO (1) ($)	Summary Compensation Table Total for Second PEO (2) ($) (b)	Summary Compensation Table Total for Third PEO (3) ($)	Compensation Actually Paid to First PEO (4) ($)	Compensation Actually Paid to Second PEO (4) ($) (c)	Compensation Actually Paid to Third PEO (4) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (5) ($) (d)	Average Compensation Actually Paid to Non-PEO NEOs (6) ($) (e)	Value of Initial Fixed $100 Investment Based On:		Net (Loss) Income (millions) (9) ($) (h)	Annual Total Shareholder Return (10) (%) (i)
									Total Shareholder Return (7) ($) (f)	Peer Group Total Shareholder Return (8) ($) (g)

2025	—	—	5,453,167	—	—	17,438,704	2,162,022	6,954,389	303.38	237.38	321.7	291.1

2024	2,166,578	1,015,338	226,420	(32,491)	1,015,338	226,420	1,638,322	1,288,956	77.56	95.14	35.8	2.8

2023	4,142,554	—	—	2,922,539	—	—	1,390,524	682,571	75.36	87.17	(84.2)	(13.0)

2022	4,579,866	—	—	6,145,949	—	—	1,408,227	1,674,298	86.67	85.03	(37.3)	6.94

2021	3,765,100	—	—	3,177,762	—	—	915,927	305,615	81.04	91.86	35.1	(18.9)

(1)
This column represents the amount of total compensation reported for Mr. Baker, our Former Principal Executive Officer (“First PEO”), for each corresponding year in the “Total” column of the
Summary Compensation Table
(“total compensation”). Please refer to the
Summary Compensation Table
in the Company’s Proxy Statement for the applicable year.

(2)
This column represents the total compensation reported for Ms. Boggs, our Former Interim President and CEO, Chair of Board (“Second PEO”), for 2024. Please refer to the
Summary Compensation Table
in this Proxy Statement on page 69.

(3)
This column represents the total compensation reported for Mr. Krcmarov, our current President and CEO (“Third PEO” and collectively with the First PEO and Second PEO, the “PEOs”), for 2024 and 2025. Please refer to the
Summary Compensation Table
in this Proxy Statement on page 69.

(4)
These columns represent the amount of “compensation actually paid” to the applicable PEO, as computed in accordance with Item 402(v) of Regulation
S-K.
The amounts do not reflect the actual amount of compensation earned by or paid to the applicable PEO during the applicable calendar year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to the applicable PEO’s total compensation for 2025 to determine the applicable PEO’s “compensation actually paid” in calendar year 2025:

PEO	Year	Reported Summary Compensation Table Total for PEO (a) ($)	Reported Summary Compensation Table Value of PEO Equity Awards (b) ($)	Adjusted Value of PEO Equity Awards (c) ($)	Reported Summary Compensation Table Change in Value of Pension Benefits (d) ($)	Pension Benefits Adjustments (e) ($)	Compensation Actually Paid to PEO ($)

First PEO	2025	—	—	—	—	—	—

Second PEO	2025	—	—	—	—	—	—

Third PEO	2025	5,453,167	2,800,534	14,786,071	—	—	17,438,704

(a)
This column represents the amount of total compensation reported for the applicable PEO for calendar year 2025 in the corresponding “Total” column of the
Summary Compensation Table
. Please refer to the
Summary Compensation Table
in this Proxy Statement on page 69.

(b)
This column represents the aggregate grant date fair value of equity awards reported for the applicable PEO in the “Stock Awards” column in the
Summary Compensation Table
for the calendar year 2025. The amount in this column is replaced with the applicable PEO’s corresponding amount reported under the Adjusted Value of PEO Equity Awards column in order to arrive at compensation actually paid to the applicable PEO for 2025. Please refer to the
Summary Compensation Table
in this Proxy Statement on page 69
.

(c)
This column represents an adjustment to the amounts in the “Stock Awards” column in the
Summary Compensation Table
in this Proxy Statement for calendar year 2025 for the applicable PEO. The adjusted amount replaces the “Stock Awards” column in the
Summary Compensation Table
for the applicable PEO for calendar year 2025. The adjusted amount is determined by adding (or subtracting, as applicable) the following for calendar year 2025

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PAY VERSUS PERFORMANCE

for the applicable PEO: the calendar
year-end
fair value of any equity awards granted in calendar year 2025 that are outstanding and unvested as of the end of calendar year 2025; (ii) the amount of change at the end of calendar year 2025 (from the end of the prior calendar year) in the fair value of any awards granted in prior years that are outstanding and unvested as of the end of calendar year 2025; (iii) for awards that are granted and vest in calendar year 2025, the fair value as of the vesting date; (iv) for awards granted in prior calendar years that vest in calendar year 2025, the amount equal to the change as of the vesting date (from the end of the prior calendar year) in the fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during calendar year 2025, a deduction for the amount equal to the fair value at the end of the prior calendar year; and (vi) the dollar value of any dividends or other earnings paid on stock awards in calendar year 2025 prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for calendar year 2025. The amounts added or subtracted to determine the adjusted amount for calendar year 2025 for the applicable PEO are as follows:

PEO	Year	Year End Fair Value of Equity Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Year ($)	Adjusted Value of Equity Awards ($)

First PEO	2025	—	—	—	—	—	—	—

Second PEO	2025	—	—	—	—	—	—	—

Third PEO	2025	14,283,020	—	503,052	—	—	—	14,786,071

The fair value or change in fair value, as applicable, of equity awards was determined by reference to (1) for RSU awards, the closing price of our common stock on the applicable measurement date and (2) for PSU awards, a Monte Carlo simulation with reference to the risk-free rate, dividend yield and volatility assumptions as of the applicable measurement date.

(d)
The amounts included in this column are the amounts reported in the “Change in Pension and Nonqualified Deferred Compensation” column of the
Summary Compensation Table
for calendar year 2025 corresponding to the aggregate change in the actuarial present value of the applicable PEO’s accumulated benefit under all defined benefit and actuarial pension plans. Please refer to the
Summary Compensation Table
in this Proxy Statement on page 69.

(e)
The total pension benefit adjustments include the aggregate of two components: (i) the actuarially determined service cost for services rendered by the applicable PEO during calendar year 2025 (the “service cost”); and (ii) the entire cost of benefits granted in a plan amendment (or initiation) during calendar year 2025 for the applicable PEO that are attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation (the “prior service cost”) for the applicable PEO, in each case calculated in accordance with U.S. GAAP. The amounts deducted or added in calculating the pension benefit adjustments for calendar year 2025 for each PEO was $0.

(5)
This column represents the average of the amounts reported for the Company’s NEOs as a group (
excluding
the PEOs) in the “Total” column of the
Summary Compensation Table
in each applicable year. Please refer to the
Summary Compensation Table
in the Company’s Proxy Statement for the applicable calendar year. The names of each of the NEOs (excluding the PEOs) included for purposes of calculating the average amounts in each applicable calendar year are as follows: (i) for 2025, Messrs. Aguiar, Lawlar, Sienko, and Clary; (ii) for 2024, Messrs. Lawlar, Brown, Sienko, and Clary; (iii) for 2023, Messrs. Roberts, Lawlar, Brown, Sienko and Clary; (iv) for 2022, Messrs. Roberts, Lawlar, Brown, Sienko and Clary; and (v) for 2021, Messrs. Roberts, Lawlar, Brown, Sienko and Hall.

(6)
This column represents the average amount of “compensation actually paid” to the NEOs as a group (excluding the PEOs), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding the PEOs) during the applicable calendar year. In accordance with the requirements of Item 402(v) of
Regulation S-K,
the following adjustments

82 | Hecla Mining Company

PAY VERSUS PERFORMANCE

were made to average total compensation for the NEOs as a group (excluding the PEOs) for calendar year 2025 to determine the “compensation actually paid” in calendar year 2025, using the same adjustment methodology described above in Note 4(c):

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs (a) ($)	Average Reported Summary Compensation Table Value of Non-PEO NEO Equity Awards (b) ($)	Average Non- PEO NEO Adjusted Value of Equity Awards (c) ($)	Average Reported Summary Compensation Table Change in Value of Pension Benefits for Non- PEO NEOs (d) ($)	Pension Benefits Adjustments for Non-PEO NEOs (e) ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2025	2,162,022	(368,832)	5,302,200	(190,144)	49,143	6,954,389

(a)
This column represents the average of the amounts reported for the Company’s NEOs as a group (excluding the PEOs) in the “Total” column of the
Summary Compensation Table
for calendar year 2025. Please refer to the
Summary Compensation Table
in this Proxy Statement on page 69.

(b)
This column represents the average of the total amounts reported for the NEOs as a group (excluding the PEOs) in the “Stock Awards” column in the
Summary Compensation Table
in calendar year 2025. Please refer to the
Summary Compensation Table
in this Proxy Statement on page 69. The amount in this column is replaced with the corresponding amount reported under the Average non-PEO
NEO Adjusted Value of Equity Awards column in order to arrive at compensation actually paid for 2025.

(c)
This column represents an adjustment to the average of the amounts reported for the NEOs as a group (excluding the PEOs) in the “Stock Awards” column in the
Summary Compensation Table
for calendar year 2025 determined using the same methodology described above in Note 4(c). For calendar year 2025, the adjusted amount replaces the “Stock Awards” column in the
Summary Compensation Table
for each NEO (excluding the PEOs) for that year. The amounts added or subtracted to determine the adjusted average amount for calendar year 2025 are as follows:

Year	Average Year End Fair Value of Equity Awards Granted in the Year to Non-PEO NEOs ($)	Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Years ($)	Average Fair Value as of Vesting Date of Equity Awards Granted in the Year and Vested in the Year ($)	Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Year ($)	Adjusted Average Value of Equity Award ($)

2025	2,881,606	2,381,207	—	39,388	—	—	5,302,200

The fair value or change in fair value, as applicable, of equity awards was determined by reference to (1) for RSU awards, the closing price of our common stock on the applicable measurement date, and (2) for PSU awards, a Monte Carlo simulation with reference to the risk-free rate, dividend yield and volatility assumptions as of the applicable measurement date.

(d)
The amounts included in this column represent the average of the amounts reported in “Change in Pension and Nonqualified Deferred Compensation” column of the
Summary Compensation Table
for the NEOs as a group (excluding the PEOs) in calendar year 2025 corresponding to the aggregate change in the actuarial present value of the NEOs’ accumulated benefits under all defined benefit and actuarial pension plans. Please refer to the
Summary Compensation Table
in this Proxy Statement on page 69.

(e)
The total pension benefit adjustments for calendar year 2025 are the aggregate of two components, averaged for the NEOs as a group (excluding the PEOs) in calendar year 2025 determined using the same methodology described above in Note 4(e): The amounts deducted or added in calculating the pension benefit adjustments for calendar year 2025 are as follows:

Year	Service Cost ($)	Prior Service Cost ($)	Total Pension Benefit Adjustments ($)

2025	49,143	—	49,143

(7)	Company TSR is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported and reinvesting all dividends until the last day of each reported fiscal year.

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PAY VERSUS PERFORMANCE

(8)
This column represents cumulative peer group TSR computed in accordance with Note 7. The peer group used for this purpose is the following published industry index: Philadelphia Gold and Silver Index. We selected the Philadelphia Gold and Silver Index as the peer group TSR for fiscal 2025 because it is the same index that is used by the Company in the performance graph in the Company’s Form
10-K
for calendar year 2025.

(9)	This column represents the amount of net income reflected in the Company’s audited financial statements for the applicable year.

(10)
Annual TSR is calculated as the change in the share price between the beginning and ending of the applicable year, plus any dividends paid during such year, divided by the share price at the beginning of the year.

Financial Performance Measures
As described in greater detail in the CD&A section of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance
philosophy. The metrics that the Company uses for both our short- and long-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs (each as defined and adjusted as described in the CD&A of this Proxy Statement), for the most recently completed calendar year, to the Company’s performance are as follows:

•	Annual Total Shareholder Return;

•	AISC/AgEq ounce;

•	Mine Site Operating Cash Flow;

•	Capital Spending; and

•	Silver Equivalent Ounce Production.
Description of the Information Presented in the Pay versus Performance Table
As described in greater detail in the CD&A section of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance
philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance (as described in greater detail in the CD&A section of this Proxy Statement), not all of those Company measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular year. Compensation actually paid is influenced by numerous factors, including but not limited to the timing of new grant issuances and outstanding grant vesting, share price volatility during the calendar year, our mix of short- and long-term metrics, and many other factors. In accordance with Item 402(v) of Regulation
S-K,
the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Compensation Actually Paid, Cumulative Company TSR and Cumulative TSR of the Peer Group

84 | Hecla Mining Company

PAY VERSUS PERFORMANCE

Compensation Actually Paid and Company Net Income (Loss)

Compensation Actually Paid and Annual TSR

2026 Proxy Statement | 85

    PROPOSAL 4

  Approval Of Amendment To The Amended and Restated

  Hecla Mining Company Stock Plan for Nonemployee

  Directors

Overview

The Amended and Restated Hecla Mining Company Stock Plan for Nonemployee Directors (the “Director Stock Plan”) originally became effective following shareholder approval on May 5, 1995. The Director Stock Plan was subsequently amended, in each instance with the approval of our shareholders, on July 18, 2002, February 25, 2004, May 6, 2005, December 10, 2007, May 24, 2012 and May 25, 2017.

We are now asking our shareholders to approve an amendment to the Director Stock Plan, (the “First Amendment”) which First Amendment was approved by the Board on February 19, 2026, (subject to shareholder approval), and which would extend the expiration date of the Director Stock Plan to May 15, 2036.

The Director Stock Plan is intended to help us attract and retain qualified persons to serve as nonemployee directors of the Company and to solidify the common interests of those directors and our shareholders in enhancing the value of our common stock. We believe that the Director Stock Plan is an important tool in attracting and maintaining qualified persons to serve on the Board and that it effectively aligns the interests of Board members with those of our shareholders.

As of March 25, 2026, 1,874,764 shares of our common stock remained reserved for issuance to nonemployee directors under the Director Stock Plan.

If our shareholders approve the First Amendment, the Director Stock Plan will remain in effect until May 15, 2036, unless it is terminated earlier by the Board. If our shareholders do not approve the First Amendment, the Director Stock Plan will expire on May 15, 2027.

Description of Director Stock Plan as Amended by the First Amendment

The following is a summary of the principal features of the Director Stock Plan, as amended by the First Amendment. This summary, however, does not purport to be a complete description of all the provisions of the Director Stock Plan. A copy of the First Amendment is attached to this Proxy Statement as Appendix A.

Credit of Shares

The Director Stock Plan provides that each nonemployee director of the Company will be credited a stock retainer on September 30 of each year in addition to any annual cash retainer paid to the director. Currently, we have six nonemployee directors on the Board. Nonemployee directors are members of the Board who are not full-time employees of the Company or any subsidiary. Under the Director Stock Plan, on September 30 of each year, each nonemployee director will be credited a number of shares of our common stock determined by dividing the annual retainer payable to the director for service on the Board for that year, by the average closing price of our common stock on the NYSE for the prior calendar year. The Director Stock Plan does not permit our nonemployee directors to receive awards under any other equity compensation plan of the Company or any affiliate while participating in the Director Stock Plan.

Contributions to the Trust

A minimum of 25% of the annual stock retainer under the Director Stock Plan will be contributed to a grantor trust established by the Company. Each nonemployee director may elect, prior to the first day of the applicable year, to have a greater percentage contributed to the grantor trust for that year. The remaining portion of the stock retainer will be transferred to the nonemployee director as soon as practicable after the applicable September 30. The trust shares will be held together with any dividends and distributions with respect thereto, until they are delivered in accordance with the terms of the Director Stock Plan. The assets of the trust will remain subject to the claims of our creditors.

Nonemployee directors who join the Board after September 30 of any year will be credited with a pro rata grant of shares of our common stock when they join the Board. A minimum of 25% of their stock retainers for that year will be contributed to the trust. Each

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PROPOSAL 4

director may elect, within 30 days after becoming a participant in the Director Stock Plan, to have a greater percentage contributed to the grantor trust for that year. The remaining portion will be transferred to these directors as soon as practicable after they become members of the Board.

Delivery of Trust Shares

Under the Director Stock Plan, the shares of our common stock held in the trust will be delivered to the nonemployee director on (or beginning on) the earliest to occur of: (1) death; (2) disability; (3) retirement from the Board; (4) a cessation of the nonemployee director’s Board service for any other reason; (5) a change in control of the Company; or (6) a specified date elected by the director that is at least two years after the stock retainer is credited to the director.

Subject to certain restrictions, nonemployee directors may elect delivery of their trust shares under the Director Stock Plan in annual installments over 5, 10 or 15 years if the delivery event is death, disability, or retirement. If the delivery event is normal cessation from Board service, a change in control of the Company or a specified date, all trust shares will be delivered in one lump sum. Upon delivery, a nonemployee director will receive the trust shares plus (1) any dividends and distributions that the nonemployee director would have received with respect to the trust shares if such shares had been delivered at the time they were credited, and (2) interest at a rate equal to our cost of funds on all such distributions from the date they would have been received through the date of delivery.

Change in Control

Under the Director Stock Plan, a change in control occurs if (1) a person or entity acquires 50% or more of either the fair market value of the outstanding common stock of the Company or the combined voting power of the outstanding voting securities entitled to vote in an election of directors (subject to certain exclusions); (2) a person or entity acquires 30% or more of the combined voting power of the Company during a 12-month period (subject to certain exclusions); (3) a majority of the incumbent directors are replaced during any 12-month period by directors whose appointment is not endorsed by a majority of the incumbent directors; or (4) a person acquires assets of the Company during a 12-month period that have a total gross fair market value of at least 40% of the gross fair market value of all of the assets of the Company (subject to certain exclusions). If an amount or benefit under the Director Stock Plan is considered “deferred compensation” under Internal Revenue Code Section 409A and would be affected by a change in control, the amount or benefit is subject to the change in control also constituting a “change in control event” under Internal Revenue Code Section 409A.

Number of Authorized Shares

The maximum number of shares of our common stock that may be issued under the Director Stock Plan is 3,000,000. In the event of any change in the common stock by reason of any stock dividend, split, split-up, split-off, spin-off, combination of shares, exchange of shares, an offering of warrants or rights to purchase common stock at a price below its fair market value, reclassification, recapitalization, reorganization, reincorporation, merger, consolidation or other change in capitalization, appropriate adjustment will be made by the Board in the number and kind of shares subject to the Director Stock Plan.

Annual Director Compensation Limit

Under the Director Stock Plan, the maximum value of stock retainers credited during any calendar year to any nonemployee director, taken together with any cash fees and the value of any awards granted pursuant to any other equity compensation plan of the Company or an affiliate, may not exceed (1) $900,000 for the Chair of the Board and (2) $675,000 for each nonemployee director other than the Chair of the Board.

Administration

The Director Stock Plan is administered by the Board. The Board has the full power and authority to take all actions and make all determinations required or provided for under the Director Stock Plan and to take all other actions that the Board may deem necessary or appropriate for the administration of the plan. All actions by the Board under the Director Stock Plan is in the Board’s sole discretion and is final, binding, and conclusive. The Board may delegate its responsibilities and authority under the Director Stock Plan to the Compensation Committee or such other committee as it deems appropriate.

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PROPOSAL 4

Term, Amendment and Termination

If the First Amendment is approved by our shareholders, the Director Stock Plan will remain in effect until May 15, 2036, unless it is terminated earlier by the Board. If the First Amendment is not so approved, the Director Stock Plan will expire May 15, 2027. The Board may from time to time amend or suspend the Director Stock Plan without further approval of our shareholders, unless the Board determines that shareholder approval is required. In addition, the Director Stock Plan may not be amended without shareholder approval to the extent such approval is otherwise required by law or agreement, or stock exchange rule. The Board may terminate the Director Stock Plan at any time subject to Internal Revenue Code Section 409A. No amendment or suspension of the Director Stock Plan may, without the consent of the affected director, materially impair the rights or obligations of the director.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences of the Director Stock Plan generally applicable to the Company and to participants in the plan who are subject to U.S. federal taxes. The summary is based on the Internal Revenue Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect on the date of this Proxy Statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local, or foreign tax laws.

A nonemployee director generally will recognize taxable income upon the delivery of shares to the director under the Director Stock Plan. The amount of income generally will equal the fair market value of the shares delivered, measured on the date the nonemployee director recognizes the compensation income. Dividends and other distributions that are made with respect to plan awards prior to delivery of shares will also be taxed as compensation income to the nonemployee directors when received by them, as will any interest paid thereon. The Company, in computing its federal income tax, will generally be entitled to compensation deductions at the same times and in the same amounts as the nonemployee directors recognize taxable compensation income.

For more information about the Director Stock Plan and payments made thereunder, please see “Independent Director Compensation for 2025” beginning on page 35.

New Plan Benefits

The following table shows the dollar values that the individuals and groups referred to below will receive in 2026 if the Director Stock Plan is approved by the Company’s shareholders at this Annual Meeting (based on the $125,000 annual retainer payable to nonemployee directors of the Company as of the Record Date, which annual retainer amount is subject to change). Executive officers, employee directors and employees of the Company are not eligible to participate in the Director Stock Plan.

New Plan Benefits

Name and Position	Dollar Value(1)		Number of Shares

Rob Krcmarov, President and CEO	$0		—

Russel D. Lawlar, Sr. Vice President – Chief Financial Officer	$0		—

Carlos Aguiar, Sr. Vice President – Chief Operating Officer	$0		—

David C. Sienko, Sr. Vice President, General Counsel and Secretary	$0		—

Executive group	$0		—

Non-Executive Director Group	$125,002	(1)	14,422	(2)

Non-Executive Officer Group	$0		—

(1)

Represents the dollar value to be received by each nonemployee director based on the annual retainer payable as of the Record Date. The aggregate value of annual awards to all nonemployee directors under the Director Stock Plan will depend on (1) the amount of the annual retainer payable to such directors on September 30 of each year and (2) the number of such directors in office on September 30 of each year, both of which are subject to change. If the Director Stock Plan is approved by the Company’s shareholders at the 2026 Annual Meeting, and the amount of the annual retainer payable to nonemployee directors and the number of such directors remains unchanged from the Record Date, the aggregate value of awards to all nonemployee directors for 2026 would be $750,012.

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PROPOSAL 4

2

On or before September 30, 2026, each nonemployee director will be credited a number of shares of our common stock determined by dividing the annual retainer payable to nonemployee directors on such date (which annual retainer currently is $125,000) by the average closing price of our common stock on the NYSE for the prior calendar year ($8.6675).

Required Vote

Adoption of the proposed First Amendment to our Hecla Mining Company Stock Plan for Nonemployee Directors requires the affirmative vote of a majority of votes cast at the Annual Meeting (with abstentions and broker non-votes not counted as votes cast), whether in person or by proxy. See “What Votes are Required for the Proposals” on page 97.

You may vote “FOR,” “AGAINST” OR “ABSTAIN” on the proposal to approve the First Amendment to our Hecla Mining Company Stock Plan for Nonemployee Directors.

The Board recommends shareholders vote “FOR” the First Amendment to our Hecla Mining Company Stock Plan for Nonemployee Directors.

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 Other Matters

Certain Relationships and Related-Party Transactions

Transactions with related persons are those that involve our directors, executive officers, director nominees, greater than 5% shareholders, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Transactions that are reviewed as related-party transactions by us are transactions that involve amounts that would exceed $120,000 (the current threshold required to be disclosed in this Proxy Statement under SEC and NYSE rules) and certain other transactions. Pursuant to our Code of Conduct, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Governance Committee. Our Board and NEOs respond to a quarterly related-party transaction questionnaire prepared by our corporate legal department. We then evaluate these quarterly reports along with responses to our annual director and officer questionnaires for any indication of possible related-party transactions. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related-party transactions. If we deem a transaction to be a related-party transaction, the information regarding the transaction is discussed with the Board. As required under the SEC rules, transactions that are determined to be directly or indirectly material to Hecla or a related party are disclosed in our Proxy Statement. In 2025, we had no related-party transactions and, as of the date of this Proxy Statement, no related-party transactions are proposed.

Political Contributions and Engagement

Government policy is one of the most powerful external forces affecting Hecla today. New laws and changes to existing laws can fundamentally impact the Company’s operations and the markets where we do business — and in turn, our bottom line, thereby affecting us and our employees, retirees, communities, and shareholders. It is important for government leaders to understand the impact of such actions. Because the impact of government policy is so critical to our survival and success, we participate in the political process and advocate in a responsible and constructive manner on issues that advance the Company’s goals and protect shareholder value. We are committed to the highest standard of ethical conduct in our involvement in policymaking and political process. We maintain the Hecla Mining Company Political Action Committee (“Hecla PAC”), which is a forum for our employees and directors to voluntarily contribute to a fund that supports the election of candidates to Congress that support a regulatory and legislative environment constructive to the operation and development of our mines. The Hecla PAC is organized under the provisions of the Federal Election Campaign Act of 1971, as amended. Decisions about contributions to specific federal candidates are made by members of the Hecla PAC. In total, our employees contributed $175, and our directors contributed $5,000, to the Hecla PAC in 2025. The Hecla PAC then contributed those funds to federal candidates, state and local parties, and associations who are advocates for the natural resources industry. We file all required Hecla PAC contribution reports with the Federal Election Commission.

Shareholder proposals to be included in next year’s Proxy Statement

We will comply with Rule 14a-8 under the Exchange Act with respect to any shareholder proposals that meet that rule’s requirements. We will review shareholder proposals intended to be included in our Proxy Statement for the 2027 Annual Meeting of Shareholders which are received by us at our principal executive offices located at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, no later than December 9, 2026. Such proposals must be submitted in writing and should be sent to the attention of our Secretary.

You may contact the Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

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OTHER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number and percentage of shares of common stock each director and each executive officer named in the Summary Compensation Table for 2025 beneficially owned as of March 25, 2026, our record date for the Annual Meeting, as well as the number owned by all directors and executive officers as a group. On the record date, all such persons together beneficially owned an aggregate of less than 1% of the outstanding shares of our common stock. Except as otherwise indicated, the directors, nominees and officers have sole voting and investment power with respect to the shares listed, including shares which the individual has the right to acquire, but has not done so.

	Title of Class	Shares Beneficially Owned			Percent of Class
Name of Beneficial Owner		Number	Nature
Rob Krcmarov President and CEO		82,770	Direct	(1)
		—	401(k) Plan
		414,808	RSU	(2)

		217,354	PSU	(3)

	Common	714,932			*
Carlos Aguiar Senior Vice President – Chief Operating Officer		99,255	Direct	(1)
		9,728	401(k) Plan
		108,150	RSU	(2)

		113,537	PSU	(3)

	Common	330,670			*
Kurt Allen Vice President – Exploration		68,460	Direct	(1)
		26,140	401(k) Plan
		94,852	RSU	(2)

		100,007	PSU	(3)

	Common	289,459			*
Robert D. Brown Vice President – Corporate Development		358,862	Direct	(1)
		—	401(k) Plan
		106,785	RSU	(2)

		114,603	PSU	(3)

	Common	580,250			*
Michael L. Clary(4) Former Senior Vice President – Chief Administrative Officer		320,483	Direct	(1)
		—	401(k) Plan
		—	RSU	(2)

		—	PSU	(3)

	Common	320,483			*
Patrick Malone Vice President – Sustainability		—	Direct	(1)
		1,139	401(k) Plan
		125,519	RSU	(2)

		51,869	PSU	(3)

	Common	178,527			*
Russell D. Lawlar Senior Vice President – Chief Financial Officer		68,974	Direct	(1)
		—	401(k) Plan
		127,652	RSU	(2)

		136,579	PSU	(3)

	Common	333,205			*

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OTHER MATTERS

	Title of Class	Shares Beneficially Owned			Percent of Class
Name of Beneficial Owner		Number	Nature
David C. Sienko Senior Vice President – General Counsel and Secretary		654,340	Direct	(1)
		16,422	401(k) Plan
		115,634	RSU	(2)

		125,708	PSU	(3)

	Common	912,104			*
Mark P. Board Director		16,950	Direct	(1)
		47,856	Indirect	(6)

	Common	64,806			*
Catherine J. Boggs Director		250,436	Direct	(1)
		6,070	Deferred	(5)

		109,449	Indirect	(6)

	Common	365,955			*
Dean Gehring Director		—	Direct	(1)
		23,575	Indirect	(6)

	Common	23,575			*
Jill Satre Director		—	Direct	(1)
		28,275	Indirect	(6)

	Common	28,275			*
Charles B. Stanley Director		—	Direct	(1)
		311,634	Indirect	(6)

	Common	311,634			*
Alice Wong Director		—	Direct	(1)
		122,156	Indirect	(6)

	Common	122,156			*

All current directors, director nominees and executive officers as a group (14 individuals)	Common	4,576,031			*

*	Represents beneficial ownership of less than one percent, based upon 670,565,891 shares of our common stock issued and outstanding as of March 25, 2026.

(1)

“Direct” means shares held of record and any shares beneficially owned through a trust, broker, financial institution, or other nominee, and with respect to which the officer or director has sole or shared voting power.

(2)	“RSU” means restricted stock units awarded under the 2010 Stock Incentive Plan that have not vested. See footnote 1 of the Outstanding Equity Awards at Fiscal Year-End for 2025 on page 72.

(3)	“PSU” means performance-based equity, based on a three-year TSR. See PSUs on page 62 and Outstanding Equity Awards at Fiscal Year-End for 2025 table on page 72.

(4)	Based on the Company’s records of Mr. Clary’s separate date.

(5)

On June 21, 2024, Ms. Boggs received equity under the 2010 Stock Incentive Plan. Per an election she made in December 2023, Ms. Boggs deferred 6,070 shares of common stock she received as Board Chair, which are distributable to her on October 1, 2026 per her election notice.

(6)

“Indirect” means shares credited to each independent director, all of which are held indirectly in trust pursuant to our Stock Plan for Nonemployee Directors. Each director disclaims beneficial ownership of all shares held in trust under the stock plan. See Independent Director Compensation for 2025 on page 35.

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OTHER MATTERS

To our knowledge, as of March 25, 2026, the only “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act) of more than 5% of our common stock entitled to vote at the Annual Meeting are shown in the table below.

Title of Class	Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percent of Class

Common	BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	84,039,884	12.5%

Common	Van Eck Associates Corporation(2) 666 Third Ave. – 9th Floor New York, NY 10017	40,223,514	6.0%

(1)

Based solely on a Schedule 13G/A filed on January 21, 2026, with the SEC by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 82,391,719 shares and sole dispositive power with regard to 84,039,884 shares.

(2)

Based solely on a Schedule 13G/A filed on August 14, 2025, with the SEC by Van Eck Associates Corporation. Van Eck Associates Corporation has sole voting power with respect to 40,042,795 shares, and sole dispositive power with respect to 40,223,514 shares.

2026 Proxy Statement | 93

 Frequently Asked Questions

How can I attend the Annual Meeting?

ATTENDING THE VIRTUAL MEETING

When: Thursday, May 21, 2026, at 10:00 a.m. PDT

Where: Live webcast online at http://www.virtualshareholdermeeting.com/HL2026

This year, the Annual Meeting will be conducted virtually via live webcast. All shareholders are invited to participate and are encouraged to submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/HL2026. Your attendance at the Annual Meeting does not automatically revoke a proxy previously submitted by you and we encourage shareholders to cast their votes by proxy even if they intend to participate in the Annual Meeting. Shareholders wishing to vote electronically during the Annual Meeting must follow the instructions for voting by logging in to www.virtualshareholdermeeting.com/HL2026.

To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or your voting instruction form. The Annual Meeting will begin promptly at 10:00 a.m. PDT and we encourage you to access the website prior to the start time. Online access will be available beginning at 9:45 a.m. PDT.

The virtual Annual Meeting platform is fully supported across web browsers (Microsoft Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong Internet connection wherever they intend to attend and participate in the virtual Annual Meeting. Participants should also allow plenty of time to log in to ensure that they can hear streaming audio prior to the start of the Annual Meeting.

HOW CAN I ASK QUESTIONS?

We encourage you to submit questions in advance of the Annual Meeting. If you want to ask a question before the Annual Meeting, then beginning at 10:00 a.m. PDT on May 19, 2026, and until 11:59 p.m. PDT on May 20, 2026, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on “Question for Management,” type in your question, and click “Submit.” Alternatively, if you want to submit your question during the Annual Meeting, log into the virtual meeting platform at

www.virtualshareholdermeeting.com/HL2026, type your question into the “Ask a Question” field, and click “Submit.”

Questions pertinent to matters to be considered by our shareholders at the Annual Meeting will be answered during the Annual Meeting, subject to time constraints. We reserve the right to exclude questions regarding topics that are not pertinent to matters to be considered by our shareholders at the Annual Meeting. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Any questions pertinent to matters to be considered by our shareholders at the Annual Meeting that cannot be answered during the Annual Meeting due to time constraints can be sent to our Company email address at hmc-info@hecla.com.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.

Why are you holding a virtual-only meeting?

We are utilizing a virtual-only meeting format in order to leverage technology to enhance shareholder access to the Annual Meeting by enabling attendance and participation from any location. We believe that the virtual-only meeting format will give shareholders the opportunity to participate fully and equally, and without cost, and to exercise the same rights as if they had attended an in-person meeting. We have designed our virtual format to enhance, rather than constrain, shareholder access, participation, and communication. For example, the virtual format allows shareholders to communicate with us in advance of, and during, the Annual Meeting so that they can ask questions of our Board or management.

What can I do if I need technical assistance during the Annual Meeting?

If you encounter any difficulties accessing the Annual Meeting webcast, please call the technical support number that will be posted on the Annual Meeting Website log-in page.

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FREQUENTLY ASKED QUESTIONS

What is a “shareholder of record”?

A shareholder of record or registered shareholder (record owner) is a shareholder whose ownership of Hecla stock is reflected directly on the books and records of our transfer agent, Equiniti Trust Company, LLC. If you hold Hecla stock through a bank, broker, or other intermediary, you are not a shareholder of record. Instead, you hold your stock in “street name,” and the record owner of your shares is usually your bank, broker, or other intermediary. If you are not a record owner, please understand that Hecla does not know that you are a shareholder, or how many shares you own.

Are there Rules of Conduct for the Annual Meeting?

Yes, the Rules of Conduct for the Annual Meeting will be available on the Annual Meeting Website on the date of the Annual Meeting. The Rules of Conduct will provide information regarding the rules and procedures for participating in the Annual Meeting.

What is the “record date” for the Annual Meeting?

March 25, 2026

How many shares of Hecla stock are outstanding?

As of March 25, 2026, there were 670,565,891 shares of common stock outstanding and entitled to be voted. Shares of our common stock that are held by us in our treasury are not counted as shares outstanding and will not be voted. Each shareholder has one vote for each share of common stock held as of the Record Date.

I understand that a “quorum” of shareholders is required for Hecla to transact business at the Annual Meeting. What constitutes a quorum?

A quorum must be present for business to be conducted at the Annual Meeting. A quorum consists of the presence at the Annual Meeting, in-person or represented by proxy, of a majority of the voting power of the outstanding shares of our common stock as of the Record Date. Shares represented by proxies marked “Abstain” and “broker non-votes” are counted in determining whether a quorum is present for the transaction of business at the Annual Meeting.

Which Hecla shares will be entitled to vote at the Annual Meeting?

Hecla’s common stock ($0.25 par value per share) is the only class of security entitled to vote at the Annual Meeting. Each record owner and each shareholder who holds stock in street name at the close of business as of the record date is entitled to one vote for each share held at the Annual Meeting, subject to compliance with the procedures described in this Proxy Statement.

How can I vote my shares?

Even if you plan to attend the Annual Meeting virtually, we encourage you to vote your shares in advance online, by phone, or by mail to ensure that your vote will be represented at the Annual Meeting. If your shares are held in your name, you have the right to vote your shares at the Annual Meeting by following the instructions listed below. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name. Since a beneficial owner is not the shareholder of record, you may not vote your shares at the Annual Meeting unless you obtain a

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FREQUENTLY ASKED QUESTIONS

“legal proxy” from your broker or nominee that holds your shares, giving you a proxy to vote the shares at the Annual Meeting.

Whether you hold shares directly as a shareholder of record or your hold shares beneficially in street name and you obtain a proxy from the shareholder of record, you may vote without participating in the Annual Meeting. If you are a shareholder of record, you may vote by granting a proxy. If your shares are held beneficially in street name, you may vote by submitting voting instructions to your broker or nominee of obtaining a proxy from the shareholder of record. In most cases, you will be able to do this by using the Internet, by telephone, or by mail if you receive a printed set of the Proxy Materials.

To vote by mail:

•	Mark, sign, and date your proxy card; and

•	Return your proxy card in the enclosed postage-paid envelope.

To vote by proxy over the Internet:

•	Have your proxy card or Notice available;

•	Log on to the Internet and visit the website noted on your proxy card or Notice (www.proxyvote.com);

•	Follow the instructions provided; and

•	Do not mail your proxy card.

To vote by proxy by telephone:

•	Have your proxy card available;

•	Call the toll-free number listed on your proxy card (1-800-690-6903);

•	Follow the recorded instructions; and

•	Do not mail your proxy card.

To vote during the Annual Meeting:

•	Shares may be voted at the Annual Meeting by completing a ballot online during the Annual Meeting at www.virtualshareholdermeeting.com/ HL2026; and

To vote your 401(k) Plan shares:

If you participate in the Hecla Mining Company Capital Accumulation Plan (401(k) Plan) and hold shares of our common stock in your 401(k) Plan account as of the Record Date, you will receive a request for voting instructions from the plan trustee (Vanguard) with respect to your 401(k) Plan shares. You are entitled to direct Vanguard how to vote your 401(k) Plan shares. If you do not provide voting instructions to Vanguard by 11:59 p.m., EDT, on May 18, 2026, the Hecla shares in your 401(k) Plan account will be voted by Vanguard in the same proportion as the shares held by Vanguard for which voting instructions have been received from other participants in the 401(k) Plan.

May I change or revoke my proxy?

Yes. If you are a shareholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting, in any of the following ways:

•	By sending a written notice of revocation to our Secretary, if such notice is received prior to the vote at the Annual Meeting, at our principal executive offices: Hecla Mining Company, Attn: Secretary, 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, ID 83815-9408;

•	By submitting a later-dated proxy to our Secretary prior to the vote at the Annual Meeting; or

•	By voting online during the Annual Meeting if you are a “shareholder of record” or a “beneficial owner” That is a proxyholder for a shareholder of record.

If you hold your shares in street name, you should contact your broker for information on how to revoke your voting instructions and provide new voting instructions.

If you hold your shares in the 401(k) Plan, you may revoke your previously provided voting instructions by filing with Vanguard either a written notice of revocation or a properly executed proxy bearing a later date prior to the deadline for voting your 401(k) Plan shares. If you hold your Hecla shares outside of the 401(k) Plan, you may vote those shares separately.

Will my votes be confidential?

Yes. All shareholder meeting proxies, ballots, and tabulations that identify individual shareholders are kept confidential and are not available for examination. In addition, the identity or the vote of any shareholder is not disclosed except as required by law.

What is “broker discretionary voting”?

This refers to the NYSE rule allowing brokers to vote their customers’ shares on certain “routine” matters presented to shareholders at a meeting of shareholders at the brokers’ discretion when they have not received timely voting instructions from their customers. The NYSE rules on broker discretionary voting prohibit banks, brokers, and other intermediaries from voting uninstructed shares on certain “routine” matters, including the election of directors and advisory vote on executive compensation. Therefore, if you hold your stock in street name and you do not instruct your bank, broker, or other intermediary how to vote on any proposal that is considered a “routine “

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matter, no votes will be cast on your behalf with respect to such proposals. It is important that you cast your vote.

Are abstentions and broker non-votes counted as votes cast?

No. Our Bylaws provide that abstentions and broker non-votes are not counted as votes cast. Therefore, abstentions and broker non-votes will have no effect on the outcome of any vote of shareholders at the Annual Meeting.

How can I contact Hecla’s transfer agent?

Contact our transfer agent either by writing Equiniti Trust Company, LLC, 48 Wall Street, Floor 23, New York, New York 10005, or by telephoning customer service at: 1-800-468-9716.

What happens if I do not vote on a proposal on the proxy card?

If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. If you sign and return your proxy card but do not specify how you want your shares voted, they will be voted FOR (i) the election of the two nominees for Class I Director as set forth under Election of Two Class I Directors; (ii) ratification of BDO USA, P.C., as our independent registered public accounting firm for 2026; (iii) approval, on an advisory basis, of our named executive officer compensation in 2025; and (iv) approval of an amendment to our Amended and Restated Hecla Mining Company Stock Plan for Nonemployee Directors.

What is a Proxy?

A “proxy” is your legal appointment in a written document of another person to vote the shares that you own in accordance with your instructions. The persons you appoint to vote your shares are also called proxies or proxyholders. We have designated David C. Sienko, our Senior Vice President, General Counsel and Secretary, and Tami D. Whitman, our Assistant

Secretary, as proxies for the Annual Meeting. When you sign the proxy card, you appoint each of Mr. Sienko and Ms. Whitman as your representatives at the Annual Meeting. As your representatives, they will vote your shares at the Annual Meeting as you have instructed them on your proxy card, or, if you return a signed proxy card and do not instruct them on your proxy card how to vote on a particular matter, they will vote your shares FOR, as applicable, (i) the election of the two nominees for Class I Director as set forth under Election of Two Class I Directors: (ii) ratification of the appointment of BDO USA, P.C., as our independent registered public accounting firm for 2026; (iii) approval, on an advisory basis, of our named executive officer compensation in 2025; and (iv) approval of an amendment to our Amended and Restated Hecla Mining Company Stock Plan for Nonemployee Directors.

What Votes are Required for the Proposals?

Under NYSE rules, if your shares are held in street name and you do not indicate how you wish to vote, your broker is only permitted to exercise its discretion to vote your shares on certain “routine” matters. Proposal 2 (Ratification of the Appointment of BDO USA, P.C. as our independent registered public accounting firm for 2026), is a “routine” matter. There will be no broker non-votes as to Proposal 2. Proposal 1 (Election of Two Class I Directors), Proposal 3 (Approval, on an advisory basis, of our named executive officer compensation in 2025), and Proposal 4 (Approval of Amendment to our Amended and Restated Hecla Mining Company Stock Plan for Nonemployee Directors) are “non-routine” matters. Accordingly, if you do not direct your broker how to vote for Proposals 1, 3, or 4, your broker is not permitted to exercise discretion and is not permitted to vote your shares on such matters. This is called a “broker non-vote.”

Proposal 1 – Election of Two Class I Directors. Pursuant to our Bylaws, each nominee for election as a Class I director will be elected by the affirmative vote of a majority of votes cast on Proposal 1 at the Annual Meeting, whether in person or by proxy. Under a majority of votes cast standard, the shares voted “for” a nominee must exceed the number voted “against” that nominee. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to this proposal. Our Bylaws provide that abstentions and broker non-votes are not counted as votes cast and thus will have no effect on the outcome of the vote. A properly executed proxy card marked “AGAINST” with respect to the election of directors will have a negative effect on the outcome of the vote. If the votes cast “AGAINST” a nominee for election as a Class I director exceed the number of votes cast “FOR” that nominee the nominee, the director will not be elected but that nominee will remain on the Board as a holdover director and tender his resignation to the Governance Committee. If the resignation is not accepted by the Board, the nominee must stand for election at the next annual meeting of shareholders and will continue to serve until his successor is elected and

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FREQUENTLY ASKED QUESTIONS

qualified or until his earlier death, resignation, or removal. See Majority Voting for Directors and Director Resignation Policy on page 18 for a description of our director resignation policy.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on each nominee for election as a Class I director.

Proposal 2 – Ratify the Appointment of BDO USA, P.C., as our Independent Registered Public Accounting Firm for 2026. Under the Sarbanes-Oxley Act of 2002, the Audit Committee has the sole authority to appoint the independent registered public accounting firm for the Company. However, the Board feels that it is important for the shareholders to approve the selection of BDO USA, P.C. Pursuant to our Bylaws this proposal requires the affirmative vote of a majority of votes cast on Proposal 2 at the Annual Meeting (with abstentions and broker non-votes not counted as votes cast), whether in-person or by proxy. Under a majority of votes cast standard, the shares voted “FOR” Proposal 2 must exceed the number voted “AGAINST” Proposal 2 for the proposal to be approved. Abstentions and broker non-votes are not counted as votes cast on Proposal 2 and thus will have no effect on the outcome of the vote. Votes marked “AGAINST” will have a negative effect on the outcome of the vote. The appointment of our independent registered public accounting firm for calendar year 2026 is considered a “routine” matter and brokers that are not directed how to vote are permitted to vote shares held in street name for their customers on this proposal.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to ratify the appointment of BDO USA, P.C. as our independent registered public accounting firm for 2026.

Proposal 3 – Approval, on an Advisory Basis, of our Named Executive Officer Compensation for 2025. For more information on approval of our executive compensation see “Proposal 3 – Approval, on an Advisory Basis, of our Named Executive Officer Compensation in 2025” beginning on page 40. Pursuant to our Bylaws, this proposal requires the affirmative vote of a majority of votes cast on Proposal 3 at the Annual Meeting, whether in-person or by proxy. Under a majority of votes cast standard, the shares voted “FOR” Proposal 3 must exceed the number voted “AGAINST” Proposal 3 for the proposal to be approved.

Abstentions and broker non-votes are not counted as votes cast on Proposal 3 and thus will have no effect on the outcome of the vote. Votes marked “AGAINST” will have a negative effect on the outcome of the vote. Even though your vote is advisory and therefore will not be binding on the Company, the Board’s Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to approve our named executive officer compensation in 2025.

Proposal 4 – Approval of an Amendment to our Amended and Restated Hecla Mining Company Stock Plan for Nonemployee Directors. For more information on this proposal see “Proposal 4 – Approval of an Amendment to our Hecla Mining Company Stock Plan for Nonemployee Directors” beginning on page 86. Pursuant to our Bylaws, this proposal requires the affirmative vote of a majority of votes cast on Proposal 4 at the Annual Meeting, whether in-person or by proxy. Under a majority of votes cast standard, the shares voted “FOR” Proposal 4 must exceed the number voted “AGAINST” Proposal 4 for the proposal to be approved. Abstentions and broker non-votes are not counted as votes cast on Proposal 4 and thus will have no effect on the outcome of the vote. Votes marked “AGAINST” will have a negative effect on the outcome of the vote.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to approve the amendment to our Amended and Restated Hecla Mining Company Stock Plan for Nonemployee Directors.

Discretionary voting by proxies on other matters. Aside from the proposals discussed above, no other proposals have been timely submitted in accordance with our Bylaws, and we do not know of any other proposal that may be presented at the Annual Meeting. However, if any other business is properly presented at the Annual Meeting, your proxy gives authority to David C. Sienko, and Tami D. Whitman to vote on such matters at their discretion.

Assuming there is a proper quorum of shares represented at the Annual Meeting; how many shares are required to approve the proposals being voted upon in this Proxy Statement?

Proposal	Vote Required	Do abstentions count as votes cast?	Is broker discretionary voting allowed?
Election of two Class I Directors	Majority of votes cast	No	No
Ratify the appointment of BDO USA, P.C. as our independent registered public accounting firm for 2026	Majority of votes cast	No	Yes
Advisory vote on named executive officer compensation for 2025 *	Majority of votes cast	No	No
Approval of an amendment to our Amended and Restated Hecla Mining Company Stock Plan for Nonemployee Directors	Majority of votes cast	No	Yes

*	Advisory and non-binding

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Where can I find the voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. We will publish the voting results in a Current Report on Form 8-K that we expect to file with the SEC within four business days of the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting the SEC’s website at www.sec.gov/edgar, visiting our website at https://www.hecla.com under “Investors,” and then selecting “Annual Reports & Filings,” or contacting our Investor Relations Department by writing to Investor Relations Department, Hecla Mining Company, 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, ID 83815-9408 or by sending an email to hmc-info@hecla.com.

I received a Notice of Internet Availability of Proxy Materials. What does this mean?

Consistent with widespread practice and in accordance with SEC rules, Hecla is distributing proxy materials to some shareholders over the Internet by sending a Notice of Internet Availability of Proxy Materials (“Notice”) that explains how to access our Proxy Materials and vote online. If you received a Notice and would like a printed copy of the proxy materials (including the Annual Report, Proxy Statement, and a proxy card in the case of record owners, or a voting instruction form in the case of shareholders holding shares in street name), please follow the instructions included in your Notice.

I received my proxy materials in hard copy. How may I arrange to receive electronic delivery of Proxy Materials, Annual Reports, News Releases, and documents filed with the SEC?

We want to communicate with you in the way that is most convenient for you. Our Proxy Materials are available on our website at https://www.hecla.com. Instead of receiving paper copies of next year’s Proxy Materials by mail, you can elect to receive an email message that will provide a link to those documents online. By opting to access your Proxy Materials online, you will:

•	gain faster access to your Proxy Materials;

•	save us the cost of producing and mailing documents to you; and

•	help preserve environmental resources.

If you are a shareholder of record, you may request and consent to electronic delivery of future Proxy Materials by following the instructions on your proxy card or by visiting our website at https://www.hecla.com under “Investors,” and then selecting “Electronic Proxy Request.” If your shares are held in street name, please contact your broker, and ask about the availability of electronic delivery. If you select electronic delivery, we will discontinue mailing the Proxy Materials to you beginning next year and you will be sent an email message notifying you of the Internet address or addresses where you may access the Proxy Materials. You can receive a free paper or email copy of this year’s Proxy Materials by requesting them prior to May 7, 2026. If you would like to request a copy of the Proxy Materials for this and/or future shareholder meetings, you may (i) visit www.proxyvote.com, (ii) call 1-800-579-1639, or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated on your Notice) in the subject line.

Your consent to electronic delivery will remain in effect until you revoke it. If you selected electronic delivery last year, we would not mail the Proxy Materials to you this year and you will receive an email message with the Internet address where you may access the Proxy Materials for the current year.

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Shareholders may also elect to receive notice of our filings with the SEC, annual reports, and news releases by email. You may sign up for this service by visiting our website at https://www.hecla.com under “News & Media” and selecting “Subscribe.”

What is “householding” and does Hecla do this?

Many brokerage firms, financial institutions and transfer agents have instituted “householding” procedures for beneficial owners and shareholders of record. Householding is when a single copy of our Proxy Materials is sent to a household in which two or more shareholders reside if they appear to be members of the same family. This practice is designed to reduce duplicate mailings and save significant printing and postage costs, as well as natural resources.

If you are a beneficial owner, you may have received householding information from your broker, financial institution, or other nominee shareholder in the past. Please contact the shareholder of record directly if you have questions, require additional copies of our Proxy Materials, or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the shareholder of record if you wish to institute householding. These options are available to you at any time.

Shareholders of record who share an address and would like to receive a separate copy of our Proxy Materials for future annual meetings, or have questions regarding the householding process, may contact our transfer agent, Equiniti Trust Company, LLC, either by written request or by telephone at: Attn: EQ – Automated Scanning Team, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120-4100 – Telephone (Outside U.S. and Canada): 1-718-921-8124. By contacting Equiniti Trust Company, LLC, shareholders of record sharing an address can also request delivery of multiple copies of our Proxy Materials in the future.

Who is making this proxy solicitation and approximately how much will these solicitation activities cost?

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, assembling, printing, mailing, and distributing these Proxy Materials. We have hired Broadridge to assist us in mailing these Proxy Materials. Additionally, we have retained Morrow Sodali LLC, 333 Ludlow Street, Fifth Floor, South Tower, Stamford, Connecticut to assist in the solicitation of votes for an estimated fee of $11,000, plus reimbursement of certain out-of-pocket expenses. Solicitations may be made personally or by mail, facsimile, telephone, or via the Internet. However, if you choose to access the Proxy Materials over the Internet, you are responsible for any Internet access charges you may incur. Arrangements will be made with brokerage firms and other custodians, nominees, and fiduciaries for forwarding solicitation materials to the beneficial owners of the shares of common stock held by such persons, and we will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such activities.

Where can I get a copy of Hecla’s Annual Report?

Our Annual Report to Shareholders, consisting of our Form 10-K for the year ended December 31, 2025, is being made available to shareholders with this Proxy Statement. Shareholders may obtain a copy of our Annual Report for the calendar year ended December 31, 2025, without cost, by written or oral request to: Hecla Mining Company, Attention: Investor Relations, 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, Idaho 83815-9408 – Telephone: 208-769-4100.

You can also access our SEC filings, including our Annual Report on Form 10-K, and all amendments thereto, on the SEC website at www.sec.gov/edgar or on our website at https://www.hecla.com under “Investors,” and then selecting “Annual Reports & Filings.”

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Where can I find additional information about Hecla?

The principal executive office of our Company is located at 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, Idaho 83815. Our telephone number at this address is 208-769-4100. Our common stock is traded on the NYSE under the symbol “HL.”

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other information with the SEC. As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov/edgar.

Our Annual Report to Shareholders on Form 10-K for the year ended December 31, 2025, including financial statements and schedules, is included with this Proxy Statement.

We maintain a company website at https://www.hecla.com from which you can alternatively access the reports we file with the SEC. Our committee charters and other important corporate governance documents are also available on our website.

Other than the items in this Proxy Statement, what other items of business will be addressed at the Annual Meeting?

As of the date of this Proxy Statement, the Board is not aware of any matters that will be presented for action at the Annual Meeting other than those described above. However, should other business be properly brought before the Annual Meeting, the proxies will be voted thereon at the discretion of the persons acting thereunder.

By Order of the Board of Directors

Tami D. Whitman, CCGP Assistant Secretary

April 10, 2026

2026 Proxy Statement | 101

 Appendix A

First Amendment to the Amended and Restated Hecla Mining Company

Stock Plan for Nonemployee Directors

This First Amendment (the “Amendment”) to the Amended and Restated Hecla Mining Company Stock Plan for Nonemployee Directors (the “Plan”) is adopted by Hecla Mining Company, a Delaware corporation (the “Company”), effective as of May 21, 2026.

Recitals

WHEREAS, the Board of Directors of the Company approved this Amendment on February 20, 2026; and

WHEREAS, the stockholders of the Company approved this Amendment at the 2026 Annual Meeting of Stockholders held on May 21, 2026; and

WHEREAS, the Company desires to amend the Plan to extend its term, while leaving all other provisions of the Plan unchanged.

1. Amendment to Section 3 (Effective Date and Term).

Section 3 of the Plan is hereby amended and restated in its entirety to read as follows:

“3. Effective Date and Term. The Plan shall be effective as of February 21, 2017 (the “Effective Date”) and shall remain in effect until May 15, 2036, unless earlier terminated by the Board in accordance with the terms of the Plan.”

2. No Other Amendments.

Except as expressly amended by this Amendment, all other terms, conditions, and provisions of the Plan shall remain unchanged and in full force and effect.

3. Governing Law.

This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict-of-laws principles.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of the date first written above.

Name: /s/ David C. Sienko

Title: Senior Vice President, General Counsel and Secretary

2026 Proxy Statement | A-1

 Appendix B

Reconciliation of Non-GAAP Measures to GAAP

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

The non-GAAP measure of free cash flow is calculated as net cash provided by operating activities (GAAP) less additions to properties, plants, equipment, and mineral interests (GAAP). Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles net cash provided by operating activities to free cash flow:

in thousands	December 31, 2025

Net cash provided by operating activities (GAAP)	$562,638

Less: Additions to properties, plants, equipment, and mineral interests (GAAP)	(252,389)

Free cash flow(1)	$310,249

Reconciliation of Mine Site Cash Provided by Operating Activities (GAAP) to Mine Site Operating Cash Flow Less Capital (non-GAAP)

The non-GAAP measure of mine site operating cash flow less capital, which is a performance measure for our LTIP, is calculated as mine site cash provided by operating activities, less additions to properties, plants, equipment, and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, mine site operating cash flow less capital is useful to investors in evaluating our operating performance. The following table reconciles mine site cash provided by operating activities to mine site operating cash flow less capital:

in thousands	December 31, 2025

Mine site cash provided by operating activities	$653,261

Additions to properties, plants, equipment, and mineral interests	(247,256)

Mine site operating cash flow less capital	$406,005

(1)

Free cash flow is calculated as cash provided by operating activities (GAAP) less additions to properties, plants, equipment, and mineral interests. Free cash flow is a measure used by management to evaluate the Company’s operating performance but should not be considered as an alternative to cash flow from operations, as that term is defined by GAAP.

2026 Proxy Statement | B-1

APPENDIX B

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP)

The non-GAAP measure of Adjusted EBITDA for use in STIP performance measurement is calculated as net income before the following items: interest expense, income and mining tax benefit (provision), depreciation, depletion and amortization expense, (gain) loss on disposition of properties, plants, equipment and mineral interests, ramp-up and suspension costs, foreign exchange (gain) loss, write-down of property, plant and equipment, fair value adjustments, net, provisional price (gains) losses, provision for closed operations and environmental matters, stock-based compensation, adjustments of inventory to net realizable value, monetization of lead and zinc hedges and other (Adjusted EBITDA) less capital expenditures at our operations.

The following table reconciles net income (loss) to Adjusted EBITDA:

	Year Ended December 31,

in thousands	2025	2024	2023

Net income (loss)	$321,712	$35,802	$(84,217)

Interest expense	41,581	49,834	43,319

Income and mining tax expense	157,467	30,414	1,222

Depreciation, depletion, and amortization	165,570	190,471	163,672

EBITDA	686,330	306,521	123,996

Ramp-up and suspension costs	8,619	33,985	72,498

(Gain) loss on disposition of properties, plants, equipment, and mineral interests	846	(1,244)	849

Foreign exchange loss (gain)	5,764	(7,552)	3,810

Fair value adjustments, net	(12,455)	2,204	(2,925)

Provisional price gains	(50,962)	(22,880)	(18,230)

Provision for closed operations and environmental matters	7,867	6,843	7,575

Stock-based compensation	10,918	8,659	6,598

Write-down of property, plant, and equipment	—	14,574	—

Adjustments of inventory	13,012	11,707	20,819

Monetization of zinc and lead hedges	(661)	(10,483)	(4,447)

Other	726	(4,425)	(1,744)

Adjusted EBITDA(2)	670,004	337,909	208,799

Capital expenditures at operating mines	(247,256)	(212,960)	(223,607)

Adjusted EBITDA less capital expenditures	422,748	$124,949	$(14,808)

(2)

Adjusted EBITDA is a measure used by management to evaluate the Company’s operating performance but should not be considered an alternative to net income (loss) or cash provided by operating activities as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

B-2 | Hecla Mining Company

APPENDIX B

Reconciliation of Net Income (Loss) (GAAP) and Debt (GAAP) to Adjusted EBITDA and Net Debt (non-GAAP)

The non-GAAP measure of adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), which is a measure of our operating performance, and net debt to Adjusted EBITDA for the last 12 months (or “LTM Adjusted EBITDA”), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income and mining tax benefit (provision), depreciation, depletion and amortization expense, (gain) loss on disposition of properties, plants, equipment and mineral interests, ramp-up and suspension costs, foreign exchange (gain) loss, write-down of property, plant and equipment, fair value adjustments, net, provisional price (gains) losses, provision for closed operations and environmental matters, stock-based compensation, adjustments of inventory to net realizable value, monetization of lead and zinc hedges and other net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA and net debt to LTM Adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations.

The following table reconciles net income (loss) and debt to Adjusted EBITDA and net debt:

	2025	2024	2023

Net income (loss)	$321,712	$35,802	$(84,217)

Interest expense	41,581	49,834	43,319

Income and mining tax provision	157,467	30,414	1,222

Depreciation, depletion, and amortization	165,570	190,471	163,672

Ramp-up and suspension costs	8,619	33,985	72,498

Loss (gain) on disposition of properties, plants, equipment, and mineral interests	846	(1,244)	849

Foreign exchange loss (gain)	5,764	(7,552)	3,810

Write-down of property, plant, and equipment	—	14,574	—

Fair value adjustments, net	(12,455)	2,204	(2,925)

Provisional price gains	(50,962)	(22,880)	(18,230)

Provision for closed operations and environmental matters	7,867	6,843	7,575

Stock-based compensation	10,918	8,659	6,598

Inventory adjustments	13,012	11,707	20,819

Monetization of zinc and lead hedges	(661)	(10,483)	(4,447)

Other	726	(4,425)	(1,744)

Adjusted EBITDA	$670,004	$337,909	$208,799

Total debt	$275,800	$550,713	$662,815

Less: Cash and cash equivalents	241,558	26,868	106,374

Net debt	$34,242	$523,845	$556,441

Net debt/LTM Adjusted EBITDA (non-GAAP)	0.1	1.6	2.7

2026 Proxy Statement | B-3

APPENDIX B

Reconciliation of Income Applicable to Common Stockholders (GAAP) to Adjusted Net Income Applicable to Common Stockholders (non-GAAP)

Adjusted net income and adjusted net income per common stock, are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income per common stock provides investors with the ability to better evaluate our underlying operating performance.

The following table reconciles adjusted net income applicable to common stockholders to adjusted net income applicable to common stockholders:

In thousands	Year Ended December 31, 2025

Net income applicable to common stockholders (GAAP)	$321,160

Adjusted for items below:

Fair value adjustments, net	(12,455)

Provisional pricing gains	(50,962)

Foreign exchange loss	5,764

Ramp-up and suspension costs	14,005

Loss on disposition of properties, plants, equipment, and mineral interests	846

Adjustments of inventory to net realizable value	13,012

Monetization of zinc and lead hedges	(661)

Other	726

Adjusted net income	291,435

Weighted average shares – basic	651,965

Adjusted net income per common stock (in cents)	$0.45

B-4 | Hecla Mining Company

COEUR D'ALENE CORPORATE OFFICE
6500 North Mineral Drive, Suite 200, Coeur d'Alene, Idaho 83815-9408
hecla.com | 800.432.5291 | hmc-info@hecla.com | NYSE : HL

Hecla®
MINING COMPANY

SCAN TO VIEW MATERIALS & VOTE w HECLA MINING COMPANY6500 N. MINERAL DRIVESUITE 200COEUR D’ALENE, ID 83815-9408 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 20, 2026 for shares held directly and by 11:59 p.m. Eastern Time on May 18, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/HL2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 20, 2026 for shares held directly and by 11:59 p.m. Eastern Time on May 18, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. V92880-P47395 HECLA MINING COMPANY THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN ITEM 1 AND “FOR” PROPOSALS 2, 3, AND 4. 1.ELECTION OF TWO CLASS I DIRECTORS Nominees: For Against Abstain 1a.Rob Krcmarov!!! 1b.Dean R. Gehring!!! 2.Proposal to ratify and approve the selection of BDO USA, P.C., as our independent registered public accounting firm for the calendar year ending December 31, 2026. 3.Advisory resolution to approve our named executive officer compensation for 2025. 4.Approve an amendment to our Amended and Restated Hecla Mining Company Stock Plan for Nonemployee Directors. 5.In their discretion, on all other business that may properly come before the meeting or any adjournment or postponement thereof. This Proxy will be voted as specified. If no specification is made, this Proxy will be voted “FOR” the election of the two nominees for Director and “FOR” the approval of Proposals 2, 3, and 4. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof. For Against Abstain !!!!!!!!! IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE PLEASE MARK, SIGN, DATE, AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. NOTE: The Proxy must be signed exactly as your name or names appear on this card. Executors, administrators, trustees, partners, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer(s), who should specify the title(s) of such officer(s).

V92881-P47395 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. HECLA MINING COMPANY ANNUAL MEETING OF SHAREHOLDERS May 21, 2026 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TWO NOMINEES FOR CLASS I DIRECTOR LISTED IN ITEM 1 AND “FOR” PROPOSALS 2, 3, AND 4. The undersigned, revoking any previous proxies, hereby appoints David C. Sienko and Tami D. Whitman, and each of them, proxies of the undersigned, with full power of substitution and resubstitution, to attend the Company’s Annual Meeting of Shareholders on May 21, 2026, and any adjournment or postponement thereof, and there to vote the undersigned’s shares of Common Stock of the Company on the following matters as described in the Board of Directors Proxy Statement for such meeting, a copy of which has been received by the undersigned. You may attend the meeting via the Internet and vote electronically during the meeting. Have the information that is printed on the box marked by the arrow available and follow the instructions. Shares represented by this Proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote “FOR” each of the nominees for Class I director, and “FOR” Proposals 2, 3, and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Continued and to be signed on reverse side